Exhibit 99.2

Business of Athenex, Inc.

Overview

Athenex, Inc., together with its subsidiaries (“Athenex,” the “Company,” “we,” “us” or “our”), is a global biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Our mission is to improve the lives of cancer patients by creating more effective, safer and tolerable treatments. We are organized around three platforms, an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Our current clinical pipeline in the Oncology Innovation Platform is derived from the following core technologies: (1) Cell Therapy, (2) Orascovery, based on a P-glycoprotein (“P-gp”) pump inhibitor, and (3) Src Kinase inhibition. We have assembled a strong and experienced leadership team and have established global operations across the pharmaceutical value chain to execute our goal of becoming a global leader in bringing innovative cancer treatments to the market and improving health outcomes.

Significant Developments in the Oncology Innovation Platform

Cell Therapy

Through our acquisition of Kuur Therapeutics, Inc. (formerly known as Cell Medica, “Kuur”) in 2021, we acquired rights to intellectual property to further the development of autologous and allogeneic, or “off-the-shelf”, natural killer T (“NKT”) cell immunotherapies for the treatment of solid and hematological malignancies. We are advancing the following product candidates: KUR-501, KUR-502, and KUR-503.

KUR-501 is an autologous product in which NKT cells are engineered with a chimeric antigen receptor (“CAR”) targeting GD2 (“GINAKIT” cells). GD2 is expressed on almost all neuroblastoma tumors and certain other malignancies. KUR-501 is currently being evaluated in a phase 1 clinical trial (GINAKIT2) treating children with relapsed-refractory (“R/R”) high risk neuroblastoma. In May 2021, we presented an interim data update from the first eleven evaluable patients at the American Society of Gene & Cell Therapy (“ASGCT”). During this initial evaluation, the safety profile of KUR-501 was manageable, and there was no dose limiting toxicity (“DLT”). No patients experienced grade 2 or higher toxicities related to KUR-501. There were no grades 3-5 cytokine release syndrome (“CRS”) and no evidence of immune effector cell-associated neurotoxicity syndrome (“ICANS”) in any of the patients. Grades 3-4 adverse events (“AEs”), reported regardless of relationship to KUR-501, have included anemia, leukopenia, lymphopenia, neutropenia, thrombocytopenia, abdominal distension, acute gastroenteritis, liver enzyme increase, vomiting, bone pain, headache, neck pain, fever, urinary tract infection, altered mental status, and hypoxia. As this clinical development program is still in the early stages, we do not yet have meaningful statistics on safety, including AEs, to report. Observed responses included one complete response (“CR”) and one partial response (“PR”). Four additional patients have exhibited stable disease (“SD”). We also observed long-term persistence of NKT cells expressing CAR. Importantly, we observed NKT cell localization to the tumor site.

KUR-502 is an allogeneic (“off-the-shelf”) product in which NKT cells are engineered with a CAR targeting CD19. KUR-502 is currently being evaluated in a phase 1 clinical trial (ANCHOR) treating adults with R/R CD19 positive malignancies, including B cell lymphoma, acute lymphoblastic leukemia (“ALL”), and chronic lymphocytic leukemia (“CLL”). In December 2021, we presented an interim data update on the first five evaluable patients at the American Society of Hematology (“ASH”) annual meeting. Tumor biopsies showed presence of NKT cells expressing CARs in the disease sites, indicating that the KUR-502 cells are able to traffic to the tumor. The safety profile was manageable with no DLT. There was one case of grade 1 CRS, no ICANS, and no graft versus host disease (“GvHD”) attributable to KUR-502. Grades 3-4 AEs, reported regardless of relationship to KUR-502, have included lymphopenia, leukopenia, neutropenia, thrombocytopenia, liver enzyme elevation, bilirubin elevation, anemia, diarrhea, hypoalbuminemia, and myositis. As this clinical development program is still in the early stages, we do not yet have meaningful statistics on safety, including AEs, to report. Of the first five evaluable patients, the overall response rate was 80%, and the complete response rate was 60%.

KUR-503 is an allogeneic (“off-the-shelf”) product in which NKT cells are engineered with a CAR targeting glypican-3 (“GPC3”). GPC3 is a molecule that is highly expressed on most hepatocellular carcinomas (“HCC”) but not normal liver or other non-neoplastic tissue. KUR-503 is currently in preclinical development, and we are planning to submit an IND by the first half of 2023.

We continue to advance TCR affinity-enhancing specific T-cell (“TAEST”) therapy with our drug candidate, TCRT-ESO-A2. TCRT-ESO-A2 is an autologous T cell receptor (“TCR”)-T cell therapy targeting solid tumors that are NY-ESO-1 positive in HLA-A*02:01 positive patients. A phase 1 clinical trial treating adults with advanced solid tumors expressing NY-ESO-1 is currently open enrolling.

Orascovery

Our Orascovery technology is based on the novel P-gp pump inhibitor molecule, encequidar. Oral administration of encequidar in combination with established chemotherapy agents such as paclitaxel, irinotecan, docetaxel, topotecan and eribulin has been shown to improve the absorption of these agents by blocking the P-gp pump in the intestinal wall. Oral paclitaxel and encequidar (“Oral Paclitaxel”), is our lead asset in our Orascovery platform.

Significant developments in our Orascovery platform in 2021 include the following:

On February 26, 2021, we received a Complete Response Letter (“CRL”) from the U.S. Food and Drug Administration (“FDA”) regarding our New Drug Application (“NDA”) for Oral Paclitaxel for the treatment of metastatic breast cancer (“mBC”).

In June 2021, we presented data on Oral Paclitaxel for the treatment of mBC at the American Society for Clinical Oncology 2021 (ASCO2021) Virtual Scientific Program. Results of a post-hoc subgroup efficacy analysis based on additional tumor subtype data were presented.

In June 2021, we presented data from an open-label, two-way crossover phase 1 pharmacokinetic study of oral docetaxel and encequidar (“Oral Docetaxel”) vs IV docetaxel, at the ASCO2021 Virtual Scientific Program. The data demonstrated the drug was well tolerated with no dose limiting toxicities, or drug-related serious adverse events at the doses tested. The mean absolute bioavailability was 15.9% (range 8% to 25%) with PK exposure becoming non-linear at 300 mg/m2.

In September 2021, we presented interim data from a study of Oral Paclitaxel in combination with pembrolizumab at the European Society for Medical Oncology (“ESMO”) Virtual Congress 2021. The safety data helps establish Part B dose expansion and Phase 2 dose. The data showed encouraging anti-tumor activity in non-small cell lung cancer patients who failed prior PD1/PDL1 therapies.

Following the CRL, we held two Type A meetings with the FDA to discuss the deficiencies raised in the CRL, review a proposed design for a new clinical trial intended to address the deficiencies raised in the CRL, and discuss the potential regulatory path forward for Oral Paclitaxel in metastatic breast cancer (“mBC”) in the U.S. In October 2021, after careful consideration of the FDA feedback, we determined to redeploy our resources to focus on other ongoing studies of Oral Paclitaxel and our Cell Therapy platform.

On November 29, 2021, we announced the U.K. Medicines and Healthcare products Regulatory Agency (“MHRA”) validation of the Marketing Authorization Application (“MAA”) for Oral Paclitaxel, for review. The Phase 3 study of Oral Paclitaxel in MBC (KX-ORAX-001) served as the basis of the MAA.

In December 2021, we presented a subgroup analysis from the Phase 3 study of Oral Paclitaxel in mBC patients, at the 2021 San Antonio Breast Cancer Symposium (“SABCS”). Analysis of safety data demonstrated that patients with elevated liver tests were at increased risk of neutropenia related toxicities. Post hoc analysis of this subgroup of patients with hepatic impairment was conducted and showed a median survival rate of 18.9 months in patients treated with Oral Paclitaxel vs 10.1 months in those treated with IV Paclitaxel, with a hazard ratio of 0.59.

We are continuing to evaluate Oral Paclitaxel in combination with check point inhibitors.

Src Kinase Inhibition

Our Src Kinase inhibition platform technology is based on novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization, which may limit the growth or proliferation of cancerous cells. We believe the combination of these mechanisms of action provides a broader range of anti-cancer activity compared to either mechanism of action alone. Our lead product candidate on our Src Kinase inhibition platform is tirbanibulin (formerly known as KX2-391 and KX-01) ointment, which we are advancing for the treatment of actinic keratosis (“AK”) and skin cancer.

Significant developments in our Src Kinase inhibition platform in 2021 include the following:

The New England Journal of Medicine published the pivotal Phase 3 trial results on Klisyri® for the topical treatment of AK of the face or scalp in the February 11, 2021 issue.

On February 15, 2021, we entered into the Second Amendment to the 2011 license agreement with PharmaEssentia Corp. (“PharmaEssentia”) for tirbanibulin ointment (the “Second Amendment to the PharmaEssentia Agreement”). The Second Amendment to the PharmaEssentia Agreement expands the territory to include Japan and South Korea and includes a license to use the intellectual property for additional dermatology indications and skin cancer in the existing territories.

On February 18, 2021, our partner Almirall S.A. (“Almirall”) launched Klisyri® for AK in the US.

On May 21, 2021, we announced our partner Almirall S.A. received a positive opinion from the Committee for Medicinal Products for Human Use (“CHMP”) of the European Medicines Agency (“EMA”) for the regulatory approval of Klisyri®, indicated for the topical treatment of AK of the face or scalp.

On July 19, 2021, our partner Almirall received approval from the European Commission to market Klisyri®, indicated for the topical treatment of AK of the face or scalp in adults.

On July 26, 2021, we announced that we entered into licensing agreements and strategic partnerships with Seqirus Pty Ltd (“Seqirus”), a subsidiary of CSL Limited, and AVIR Pharma Inc. (“AVIR”) for tirbanibulin. Under the terms of the agreements, Seqirus will have an exclusive license to commercialize tirbanibulin in Australia and New Zealand, and AVIR will have an exclusive license to commercialize tirbanibulin in Canada.

On September 27, 2021, we announced our partner Almirall had launched Klisyri® in Germany and the UK, as part of a phased European launch.

Mission and Strategy

Our company’s mission is to become a leader in bringing innovative cancer treatments to the market and to improve patient health outcomes. Historically, we had focused development of our Orascovery platform which is based on a technology that converts IV chemotherapy to oral chemotherapy. We conducted a large phase 3 clinical trial in metastatic breast cancer comparing Oral Paclitaxel to IV paclitaxel, which was the basis of our NDA submission. Unfortunately, in February 2021, we received a CRL from the FDA which asked for an additional clinical study to support approval. After careful evaluation and prioritization of our research and development (“R&D”) pipeline, we have decided to focus our R&D resources on our innovative cell therapy platform, which is based on NKT cells. NKT cells have unique biology that has potential advantages over current T cell and NK cell based technologies. We believe these advantages include the following:

(1)

There is still a major unmet need in hematological and solid tumors in that even in those indications where autologous CAR-T cells have been previously approved, up to 60% of patients receiving CAR-T therapy do not achieve long term durable responses.

(2)

Cellular therapies have generally not been effective in the treatment of solid tumors. We believe NKT cells are an ideal platform for treatment of solid tumors because NKT cells home to tumors, and we have data demonstrating that CAR-NKT cells are superior in tumor homing compared to CAR-T cells.

(3)	Our allogeneic (“off-the-shelf”) CAR-NKT cell therapy products may be produced at larger scale than autologous products, potentially at lower cost.

(4)

Our allogeneic CAR-NKT cells are manufactured starting with the lymphocytes of healthy donors. Use of healthy donors, rather than patients (who are the source of autologous cell therapy starting materials), results in a more robust and consistent product, because patient lymphocytes are usually dysfunctional due to previous cancer therapy.

NKT cells demonstrate anti-tumor activity, even without a CAR. This is because NKT cells can kill immune suppressive cells in the local tumor microenvironment. Thus, when we add a CAR to NKT cells they are now equipped with two different anti-tumor mechanisms, which may lead to more potent anti-tumor activity and reduce the potential for relapse.

Advancing KUR-501 CAR-NKT Targeting GD2 – KUR-501 is an autologous product in which NKT cells are engineered with a CAR targeting GD2 and is currently being evaluated in a phase 1 clinical trial (GINAKIT2) treating children with R/R high risk neuroblastoma. Neuroblastoma is a rare pediatric cancer and patients with R/R high risk neuroblastoma have very poor outcomes. Therefore, we believe there is a significant unmet need for better treatment options. Interim data presented at the American Society of Gene and Cell Therapy (ASGCT) 2021 Annual Meeting for the first eleven evaluable patients, showed long-term persistence of CAR-NKT cells and CAR-NKT cell localization at the tumor site. Responses were observed in two patients, including one CR, one PR, and four patients achieved SD. The safety profile of KUR-501 was manageable and the product is being administered in the outpatient setting. GINATKIT2 will continue enrolling patients at higher dose level cohorts with a goal to identify an optimal dose that we may take into a pivotal study.

Advancing KUR-502 CAR-NKT Targeting CD19 – Early data, as presented at the ASH annual meeting in December 2021, indicated that, of the first five evaluable patients, there was a promising overall response rate of 80% with a complete response rate of 60%. KUR-502 is an allogeneic, “off-the-shelf” product in which NKT cells are engineered with a CAR targeting CD19. Today, autologous CAR-T cell treatments are available to patients, but the patient-to-patient variability and long manufacturing lead times limit patient care options. As an allogeneic “off-the-shelf” product, KUR-502 leverages economies of scale and has the potential to significantly increase patient access to innovative CAR-NKT treatments. Our aim is to expand the phase 1 (ANCHOR) clinical trial treating adults with R/R CD19 positive malignancies currently being conducted at the Baylor College of Medicine (“BCM”) to a phase 1 multicenter clinical trial (ANCHOR2).

Focusing on Specific Programs of Oral Paclitaxel – For Oral Paclitaxel, while our MAA submission is currently under review by the U.K. MHRA, we have focused our efforts on our ongoing combination clinical trials with checkpoint inhibitors where we believe there is an opportunity. Oral Paclitaxel is currently being evaluated in combination with pembrolizumab in non-small cell lung cancer (“NSCLC”); and dostarlimab +/- carboplatin in neoadjuvant breast cancer, as part of the I-SPY TRIAL (Investigation of Serial studies to Predict Your Therapeutic Response with Imaging And moLecular analysis 2) (“I-SPY 2 TRIAL”).

Licensing and Partnership Opportunities – We continue to increase the global reach of tirbanibulin 1% ointment by maintaining strong global partnerships with existing partners such as Almirall, Seqirus, and AVIR and by evaluating other strategic territories to launch the product. Our team will continue to work closely with our partners to explore additional treatment regimens and indications for tirbanibulin 1% ointment.

We will pursue strategic licensing and partnership opportunities for our small molecule programs and target opportunities that will create potential value for stockholders and support our business strategy and mission.

Operating Segments

We have organized our business model into three platforms: (1) our Oncology Innovation Platform, dedicated to the research and development of our proprietary drugs; (2) our Commercial Platform, focused on the sales and marketing of our specialty drugs and the market development of our proprietary drugs; and (3) our Global Supply Chain Platform, dedicated to providing a stable and efficient supply of active pharmaceutical ingredients (“API”) for our clinical and commercial efforts. Athenex has global operations with offices and facilities in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; multiple locations in Chongqing, China; Manchester, United Kingdom; Guatemala City, Guatemala and Buenos Aires, Argentina.

Our Oncology Innovation Platform

Within our Oncology Innovation Platform, we have three different technologies: (1) Cell therapy (2) Orascovery, based on a P-glycoprotein (P-gp) pump inhibitor, and (3) Src Kinase inhibition. The following table summarizes the development status of our current pipeline of product candidates in our Oncology Innovation Platform as of March 1, 2022:

We collaborate with a number of biotechnology pharmaceutical companies, including Hanmi Pharmaceutical Co., Ltd. (“Hanmi”), Eli Lilly and Company (“Lilly”), Almirall, Guangzhou Xiangxue Pharmaceutical Co., Ltd. (“Xiangxue”), ZenRx Limited (“ZenRx”) and PharmaEssentia, to support the development of our clinical pipeline globally and explore additional indications. For additional information, please see “Business—License and Collaboration Agreements”.

Our Cell Therapy Platform

NKT cells are a core aspect of our cell therapy platform. NKT cells are a subset of lymphocytes that share properties of both innate and adaptive immune cells. NKT cells acquire effector memory functions immediately after exiting the thymus and, thus, behave similarly to innate immunity cells like natural killer (“NK”) cells. Within the immune system, NKT cells have an important function, acting among the first cells to respond to either infection or stress in the tissues.

The target recognition for both NKT and T-cells is strictly restricted and antigen specific. Although both NKT and T-cells express TCRs, their models for recognition of antigen (target) are distinct. Both T-cells and NKT cells recognize target antigens in association with other molecules, a phenomenon called “restriction.” T-cell TCRs are restricted by either human leukocyte antigen (HLA) class I or class II whereas NKT cell TCRs are restricted by CD1d, which is related to class I HLA in structure. The CD1d molecule is identical in all people (monomorphic) while HLA class I and II molecules are polymorphic (see following figure). T-cells utilize a wide variety of different TCRs, whereas type 1 NKT cells (which we use) employ an invariant TCR (iTCR). As a result, without major genetic engineering, the majority of T-cell products must be limited to autologous use, given the potential for toxicity if T-cell products are infused into a genetically different recipient (e.g., GvHD). In contrast, because CD1d is the same in all individuals, and NKT cells express an iTCR restricted by CD1d, the potential for GvHD toxicity is minimal. We believe that this provides us a promising basis to use NKT cells for an “off-the-shelf” product, without the need for complex genetic engineering to prevent GvHD.

Clinical Development

KUR-501 is an autologous product in which NKT cells are engineered with a CAR targeting GD2. Neuroblastoma is a pediatric cancer, and we believe there is a significant unmet need as the patient prognoses are often poor and treatment options are limited. KUR-501 is currently being evaluated in a phase 1 clinical trial (GINAKIT2) treating children with R/R high risk neuroblastoma. In May 2021, we presented an interim data update from the first eleven evaluable patients at ASGCT. During this initial evaluation, the safety profile of KUR-501 was manageable, and there was no DLT. No patients experienced grade 2 or higher toxicities related to KUR-501. There were no grades 3-5 CRS and no evidence of ICANS in any of the patients. Grades 3-4 AEs, reported regardless of relationship to KUR-501, have included anemia, leukopenia, lymphopenia, neutropenia, thrombocytopenia, abdominal distension, acute gastroenteritis, liver enzyme increase, vomiting, bone pain, headache, neck pain, fever, urinary tract infection, altered mental status, and hypoxia. As this clinical development program is still in the early stages, we do not yet have meaningful statistics on safety, including AEs, to report. Observed responses included one CR and one PR. Four additional patients have exhibited SD. We also observed long-term persistence of NKT cells expressing CAR. Importantly, we observed NKT cell localization to the tumor site. GINAKIT2 is supported by Athenex and is being conducted by Athenex’s collaborator, the Baylor College of Medicine (“BCM”). GINAKIT2 is currently recruiting patients.

KUR-502 is an allogeneic (“off-the-shelf”) product in which NKT cells are engineered with a CAR targeting CD19. In addition to the CAR, KUR-502 is genetically engineered to down regulate surface expression of HLA class I and class II proteins, resulting in reduced recognition and elimination by the host immune system following infusion. Therefore, unlike KUR-501, the KUR-502 CAR NKT product is manufactured from NKT cells isolated from healthy donors. Today, there are autologous CAR-T cell treatments available to patients, however, these treatments are limited by manufacturing lead time and variable final product quality due to their patient specific starting material (e.g., leukapheresis). As an “off-the-shelf” product, KUR-502 is designed to minimize manufacturing impact and increase patient accessibility. KUR-502 is currently being evaluated in a phase 1 (ANCHOR) clinical trial treating adults with R/R CD19 positive malignancies, including B cell lymphoma, ALL, and CLL. The single-arm study evaluates three dose levels of KUR-502 with patients receiving pre-dose lymphodepletion chemotherapy consisting of cyclophosphamide and fludarabine. Interim data showed the presence of NKT cells expressing CARs in the disease sites, indicating that the KUR-502 cells are able to traffic to the tumor. The safety profile was manageable with no DLT, only one case of grade 1 CRS, no ICANS, and no GvHD attributable to NKT cells expressing CAR. Grades 3-4 AEs, reported regardless of relationship to KUR-502, have included lymphopenia, leukopenia, neutropenia, thrombocytopenia, liver enzyme elevation, bilirubin elevation, anemia, diarrhea, hypoalbuminemia, and myositis. As this clinical development program is still in the early stages, we do not yet have meaningful statistics on safety, including AEs, to report. Of the first five evaluable patients, the overall response rate was 80%, and the complete response rate was 60%. Given that these patients were heavily pretreated, including with prior autologous CAR-T cell treatment, we believe the early response data suggests that KUR-502 may yield high efficacy at low dose levels. The study is ongoing. ANCHOR is supported by Athenex and is being conducted by Athenex’s collaborator, BCM. ANCHOR is currently recruiting patients.

KUR-503 is an allogeneic (“off-the-shelf”) product in which NKT cells are engineered with a CAR targeting GPC3. GPC3 is a molecule that is highly expressed on most HCC but not normal liver or other non-neoplastic tissue. KUR-503 is currently in preclinical development, and we are planning to submit an IND by the first half of 2023.

We continue to advance TAEST therapy with our drug candidate, TCRT-ESO-A2. TCRT-ESO-A2 is an autologous TCR-T cell therapy targeting solid tumors that are NY-ESO-1 positive in HLA-A*02:01 positive patients. A phase 1 clinical trial treating adults with advanced solid tumors expressing NY-ESO-1 is currently open enrolling.

Our Orascovery Platform

Our Orascovery platform technology is based on the novel oral P-gp pump inhibitor molecule, encequidar. The P-gp pump is a plasma membrane efflux protein on the cells which forms a localized drug transport system. In the intestine it limits the oral absorption of a large number of drugs, including widely used P-gp substrate cancer chemotherapeutic drugs such as paclitaxel, irinotecan, docetaxel and eribulin, thus restricting their current dosing to IV administration.

Mechanism of Action - P-gp Inhibition

Encequidar is a P-gp pump inhibitor and an oral absorption enhancer that prevents the P-gp pump-mediated efflux of chemotherapy agents back into the gastrointestinal tract. P-gp plays an important physiologic role as a transporter protein at multiple barrier sites, including the gastrointestinal tract and the blood brain barrier (“BBB”). The demonstrated role of P-gp in limiting intestinal absorption of multiple cancer chemotherapies highlighted the potential utility of a small molecule P-gp inhibitor for enabling oral administration of P-gp substrate drugs otherwise restricted to IV dosing. Encequidar was originally identified by Hanmi as a highly selective and potent P-gp inhibitor, capable of elevating the oral bioavailability of paclitaxel from less than 5% (in the absence of encequidar) to 41% in rats. Encequidar is distinct from previously developed small molecule P-gp inhibitors because it is designed to not be systemically absorbed in the gastrointestinal tract following oral administration with only small amounts detectable in the plasma even after relatively high doses. This unique property makes encequidar a good candidate for co-administration with P-gp substrate drugs, such as paclitaxel, which normally exhibit poor oral bioavailability and are therefore limited to IV routes of dosing.

Clinical Development

In three separate pharmacokinetics (“PK”) studies of encequidar conducted in healthy subjects, a total of 81 individuals received single oral doses of encequidar tablets in single doses of up to 900 mg, and 30 individuals were enrolled in multiple dose cohorts with treatment groups receiving encequidar tablets ranging from 60 to 360 mg per day for five days. Encequidar was well-tolerated, with mostly mild gastrointestinal adverse effects. No serious adverse events (“SAEs”) were reported. At the current clinical dose of 15 mg given once daily for up to five days, the maximal concentration of the drug in plasma (“Cmax”) in systemic circulation is low. Drug-drug interaction studies of encequidar with digoxin and dabigatran have been conducted, and the metabolism and routes of excretion in humans has been determined.

Our Orascovery Product Candidates

Oral Paclitaxel and Encequidar

Overview

IV paclitaxel is used widely for the treatment of breast, ovarian, and lung cancer. Due to its poor solubility, paclitaxel is usually dissolved in ethanol and polyethoxylated castor oil, which is a major cause of IV hypersensitivity reactions. As a result, premedication with high dose steroids and antihistamines is required to minimize these adverse reactions. Additional common toxicities associated with IV administration of paclitaxel include neuropathy, neutropenia and alopecia. These side effects limit dose intensification and often require reduction in dosing.

Oral Paclitaxel is our lead drug candidate in our Orascovery Platform and is initially being developed for the treatment of patients with metastatic breast cancer. We conducted a pivotal, randomized Phase 3 study of Oral Paclitaxel monotherapy versus IV paclitaxel monotherapy which met its primary endpoint of confirmed response rate in patients receiving Oral Paclitaxel. On February 26, 2021, we received a CRL from the FDA regarding our NDA for Oral Paclitaxel. Following the CRL, we held two Type A meetings with the FDA to discuss the deficiencies raised in the CRL, review a proposed design for a new clinical trial intended to address the deficiencies raised in the CRL, and discuss the potential regulatory path forward for Oral Paclitaxel in mBC in the U.S. In October 2021, after careful consideration of the FDA feedback, we determined to redeploy our resources to focus on other ongoing studies of Oral Paclitaxel and our Cell Therapy platform. We are also evaluating Oral Paclitaxel as a monotherapy treatment for patients with cutaneous angiosarcoma, and in combination with pembrolizumab for advanced solid malignancies including gastric or gastroesophageal or non-small cell lung cancer. A study is also being conducted in combination with GlaxoSmithKline’s (“GSK”) dostarlimab in the neoadjuvant chemotherapy setting for breast cancer.

Clinical Development by Indication

Metastatic Breast Cancer

Phase 3 Study

Our Phase 3 pivotal study of Oral Paclitaxel in patients with metastatic breast cancer was a randomized, active-controlled clinical trial comparing Oral Paclitaxel monotherapy against IV paclitaxel monotherapy. The trial randomized subjects in a 2:1 ratio to Oral Paclitaxel, and was designed to compare the safety and efficacy of Oral Paclitaxel with IV paclitaxel. The primary endpoint was ORR (confirmed by scans at two consecutive timepoints) as assessed by RECIST v1.1 criteria, a generally accepted method for assessing tumor response. Blinded assessments of tumor response were made by independent radiologists.

A total of 402 metastatic breast cancer patients were enrolled (Oral Paclitaxel=265 vs. IV paclitaxel=137), which represented the ITT population.

In the final analysis of the primary endpoint of the study, Oral Paclitaxel (205 mg/m2 per day 3 days/week) showed a statistically significant improvement in ORR. Based on ITT analysis, Oral Paclitaxel showed a statistically significant improvement in ORR over IV paclitaxel, with 35.8% ORR, compared to 23.4% for IV paclitaxel, a difference of 12.4% (p=0.011).

Secondary endpoints in the study included PFS and OS. In December 2020, we presented updated PFS and OS data at the 2020 SABCS. In the ITT population, the median PFS showed a benefit for Oral Paclitaxel versus IV paclitaxel (8.4 months vs. 7.4 months, respectively; hazard ratio (HR) = 0.768; 95% confidence interval (CI): 0.584, 1.01; p = 0.046). The median OS data demonstrated a trend favoring Oral Paclitaxel versus IV paclitaxel (22.7 months vs. 16.5 months, respectively; HR = 0.794; 95% CI: 0.607, 1.037; p = 0.082).

Based on data presented at the 2019 SABCS: 31.1% of IV paclitaxel patients experienced grade 2 or above neuropathy versus 7.6% of Oral Paclitaxel patients. The results also showed lower incidence of alopecia compared to IV paclitaxel, with 28.8% of the Oral Paclitaxel group experiencing alopecia versus 48.2% of the IV paclitaxel group in treatment-emergent adverse events of interest. For other treatment-emergent adverse events of interest, there was a higher incidence of neutropenia with CTCAE grade ≥ 3 (29.9% vs. 28.1%; with Grade 4 14.8% vs 8.9%) and gastro-intestinal side effects, such as diarrhea with CTCAE grade ≥ 3 (5.3% vs. 1.5%) and vomiting or nausea with CTCAE grade ≥ 3 (6.8% vs. 0.7%), in the Oral Paclitaxel group as compared to the IV paclitaxel group.

Based on data presented at the 2020 SABCS: all grades of neuropathy were observed in 22% of Oral Paclitaxel patients versus 64% of IV paclitaxel patients, and grade 3 neuropathy was observed in 2% of Oral Paclitaxel patients versus 15% of IV paclitaxel patients. Also presented were data on the effect of prophylactic treatments on the incidence and severity of gastrointestinal-related adverse events. After approximately 30% of patients were enrolled, the Phase 3 trial protocol was amended to allow patients randomized to the Oral Paclitaxel arm to receive prophylactic pre-medications for gastrointestinal side effects. Overall gastrointestinal (GI)-related adverse events (AEs) were less frequent in the IV paclitaxel arm. GI-related AEs improved in the Oral Paclitaxel arm following the amendment, as measured by lower incidences of grade 2 vomiting before and after amendment (24% vs. 7%) and grade 2 diarrhea before and after amendment (27% vs. 16%).

On February 26, 2021, we received a CRL from the FDA regarding our NDA for Oral Paclitaxel for the treatment of metastatic breast cancer. Following the CRL, we held two Type A meetings with the FDA to discuss the deficiencies raised in the CRL, review a proposed design for a new clinical trial intended to address the deficiencies raised in the CRL, and discuss the potential regulatory path forward for Oral Paclitaxel in mBC in the U.S. In October 2021, after careful consideration of the FDA feedback, we determined to redeploy our resources to focus on other ongoing studies of Oral Paclitaxel and our Cell Therapy platform.

On November 29, 2021, we announced the U.K. MHRA validation of the MAA for Oral Paclitaxel, for review. The Phase 3 study of Oral Paclitaxel in MBC (KX-ORAX-001) served as the basis of the MAA.

Angiosarcoma

We have also been developing Oral Paclitaxel for the treatment of cutaneous angiosarcoma. Angiosarcomas are rare, aggressive and heterogeneous tumors accounting for approximately 2% of all soft tissue sarcomas. Only limited treatment options for advanced disease exist with poor outcomes and low 5-year survival rates.

We commenced a study of Oral Paclitaxel monotherapy in the treatment of angiosarcoma in December 2018. At the ASCO 2020 Virtual Scientific Program, we announced interim data from an ongoing Phase 2 clinical trial in which Oral Paclitaxel monotherapy showed encouraging efficacy and tolerability in elderly patients with unresectable cutaneous angiosarcoma, an aggressive malignancy with poor prognosis. The interim results reflect data from 22 evaluable patients out of 26 enrolled patients. The interim data showed a clinical benefit rate (CR+PR+SD) of 100% in 22 evaluable patients who reached their first post treatment efficacy evaluation. All 22 patients experienced reduction in tumor size. Complete responses (CR) were observed in 27.3% of patients (6/22), partial responses (PR) were observed in 22.7% of patients (5/22), and stable disease was observed in 50% of patients (11/22). Oral Paclitaxel has been generally well tolerated in this predominantly elderly population. The study is ongoing and the enrollment goal has been reached.

Combination studies

Oral Paclitaxel in combination with pembrolizumab

We have an ongoing Phase 1/2 clinical study to assess the safety, tolerability and activity of Oral Paclitaxel in combination with an anti-programmed cell death protein 1 (anti-PD1) antibody (pembrolizumab) in patients with advanced solid malignancies who have failed treatment with checkpoint inhibitors. The study is being conducted in patients with gastric or gastroesophageal or non-small cell lung cancer that have previously failed treatment with a checkpoint inhibitor. Part 2 of the study in patients with non-small cell lung cancer has initiated.

I-SPY 2 TRIAL (Oral Paclitaxel in combination with dostarlimab +/- carboplatin)

In September 2020, we and Quantum Leap Healthcare Collaborative (Quantum Leap) announced the launch of two new study arms of the I-SPY 2 TRIAL to evaluate Oral Paclitaxel with GSK’s dostarlimab, an investigational antibody binding PD-1, in the neoadjuvant chemotherapy setting. Quantum Leap is the trial sponsor and manages all study operations, and Athenex provides Oral Paclitaxel. The goal of this study is to evaluate the safety and efficacy of oral paclitaxel plus encequidar with dostarlimab +/- carboplatin in Stage 2/3 HER2- breast cancer patients and plus trastuzumab in HER2+ patients, followed, by doxorubicin plus cyclophosphamide chemotherapy and surgical resection. The primary objective is to determine whether this regimen increases the probability of pathologic complete response (pCR) over standard neoadjuvant chemotherapy alone for any of the tumor subtypes established at trial entry, and to determine the predictive probability of success in a subsequent Phase 3 trial. The study is ongoing.

Other Indications

We are conducting an MTD (maximum tolerated dose) study of Oral Paclitaxel in combination with ramucirumab in patients with advanced gastric cancer in the U.S. and Asia through a clinical trial collaboration with Lilly. We commenced a study of up to 32 patients in a dose escalation part of the trial with a dose expansion of Oral Paclitaxel in combination with a fixed dose of ramucirumab in July 2017.

The objective of our Phase 1 study was to define the MTD of daily Oral Paclitaxel dosing, starting at 200 mg/m2 for three days in a week, in combination with ramucirumab, which will be dosed every other week. In the first part of the study, 17 subjects were enrolled at doses ranging from 200-300 mg/m2. We defined the MTD dose of Oral Paclitaxel as 200 mg/m2 daily for three consecutive days weekly in combination with ramucirumab. Dose limiting toxicities (“DLTs”) included febrile neutropenia, grade 4 neutropenia and grade 3 gastric hemorrhage. The most frequently reported adverse events were vomiting (70%), neutropenia (59%), decreased appetite (53%), nausea (24%) and mucositis (24%). Enrollment is completed and long term survival follow up has been stopped.

Overview of Safety Observations in Oral Paclitaxel Studies

Studies to date have indicated that Oral Paclitaxel does not result in hypersensitivity reactions when given without premedication for hypersensitivity type reactions, in contrast to the premedication requirement for IV paclitaxel, namely steroids and antihistamines. No new toxicity, apart from those typically observed with paclitaxel, was observed. Infusion related reactions, including hypersensitivity type reactions, have not been observed in patients administered Oral Paclitaxel. Additionally, severe toxicities associated with IV administration of paclitaxel, including neuropathy and alopecia, are at a lower incidence and severity for Oral Paclitaxel.

As of December 31, 2021, approximately 16% of patients treated in clinical studies with Oral Paclitaxel experienced SAEs that were considered to be related to the study treatment. The most common were neutropenia in approximately 3% of patients and febrile neutropenia in approximately 4.7% of patients; pneumonia in approximately 2.7% of patients; septic shock in approximately 1.7% of patients; sepsis in 1.5% of patients; dehydration in approximately 1.2% of patients; gastroenteritis, anemia, diarrhea, mucositis, gastrointestinal bleeding, vomiting, nausea and hypokalaemia, pneumonitis, colitis, tachycardia and atrial fibrillation, each in less than one percent of patients. Other serious treatment-related infections were reported in approximately 1.7% of patients. Approximately 3.3% of patients had other treatment-related SAEs (one patient each including rectal bleeding, altered state of consciousness, cardiac arrest, cardiogenic shock, hypotension, pancytopenia, multiorgan failure, renal failure, pleural effusion, supraventricular tachycardia, respiratory failure, malnutrition, dyspnoea, cardiac failure, upper abdominal pain, fatigue, decreased appetite, pulmonary tuberculosis and peripheral sensory neuropathy).

Oral Irinotecan and Encequidar

Current and Planned Clinical Development

A Phase 1 MTD study has been clinically completed. This study is to determine the MTD of Oral Irinotecan, when given once every three weeks, in subjects with advanced malignancies. We have identified a dosing regimen suitable for Phase 2. However, further development of Oral Irinotecan has been suspended at this time.

Overview of Safety Observations in Oral Irinotecan Studies

In our Oral Irinotecan clinical studies to date, the SAEs observed that were deemed to be at least possibly related to Oral Irinotecan include diarrhea, rash, gastrointestinal hemorrhage, anorexia, vomiting, nausea, enteritis, asthenia, neutropenia, increased alanine aminotransferase, increased aspartate aminotransferase, and C diff infection. As the clinical development program is still in its early stages, we do not yet have meaningful statistics on safety, including adverse events, to report.

Oral Docetaxel and Encequidar

Current and Planned Clinical Studies

A Phase 1 dose escalation U.S. based trial for Oral Docetaxel in patients with various solid tumors given once every three weeks is ongoing. Another Phase 1 study to identify the absolute bioavailability of Oral Docetaxel in prostate cancer patients has been completed. Based on Phase 1 results so far, we believe that we can achieve similar exposure to IV docetaxel with one to three days of dosing every three weeks. Alternative schedules such as weekly or 2 of 3 weeks are also being explored. Further development of Oral Docetaxel has been suspended at this time.

Overview of Safety Observations in Oral Docetaxel Studies

We expect that the overall safety profile of Oral Docetaxel will be similar to that of IV docetaxel, with differences related to the route of administration. As with Oral Paclitaxel, premedication has not been required and hypersensitivity type reactions have not been observed. As of December 31, 2021, in our Oral Docetaxel clinical studies, the SAEs observed that were deemed to at least possibly related to Oral Docetaxel include gastrointestinal toxicity; vomiting, nausea and diarrhea in 1 subject.

Oral Topotecan and Encequidar

A Phase 1 clinical trial in advanced malignancies for Oral Topotecan has completed enrollment. Further development of Oral Topotecan has been suspended at this time. As the clinical development program has enrolled few patients, we do not have meaningful statistics on safety, including adverse events, to report.

Oral Eribulin and Encequidar

In October 2018, the FDA allowed our IND application for Oral Eribulin. A Phase 1 study commenced in 2019 to assess the safety, MTD, DLT and absolute bioavailability of Oral Eribulin in subjects with solid tumors. Enrollment into the trial has been suspended, and no further trials are planned at this time. As few patients were enrolled into the trial, we do not have meaningful statistics on safety, including adverse events, to report.

Our Src Kinase Inhibition Platform

Our Src Kinase inhibition platform technology is based on novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization, which may limit the growth or proliferation of cancerous cells. We believe the combination of these mechanisms of action provides a broader range of anti-cancer activity compared to either mechanism of action alone. Our lead product candidate on our Src Kinase inhibition platform is tirbanibulin ointment. Our other clinical candidates in this platform include tirbanibulin oral and KX2-361.

Tirbanibulin

Mechanism of Action

Tirbanibulin, formerly known as KX2-391 or KX-01, is a novel small molecule that we discovered and developed, which demonstrates at least two mechanisms of action (“MOAs”) relevant to the potential control of cancer and hyper-proliferative disorders: (1) Src tyrosine kinase inhibition (non-ATP competitive) and (2) tubulin polymerization inhibition. Src Kinase, a tyrosine kinase protein involved in regulating cell growth, is strongly implicated in metastasis. Inhibiting Src Kinase may limit the growth or proliferation of cancerous cell types. Src plays a role in regulating multiple aspects of tumor development, growth and metastases, and its inhibition limits such tumor activity. Interfering with tubulin polymerization activity is a clinically validated mechanism for treating cancer. For both targets tirbanibulin binds at a novel binding site. Taken together, these two MOAs may provide for a potent means of treating cancer and other hyper-proliferative disorders.

Tirbanibulin Ointment

Tirbanibulin is a compound developed under our Src Kinase inhibition platform that, as a free base, has advantageous physical properties for topical ointment formulations.

Actinic Keratosis

In December 2020, the FDA approved Klisyri® (tirbanibulin), a microtubule inhibitor, for the topical treatment of AK on the face or scalp. The FDA approved Klisyri based on data from two pivotal, randomized, double-blind, vehicle-controlled Phase 3 trials (KX01-AK-003 and KX01-AK-004) that evaluated the efficacy and safety of tirbanibulin ointment 1% (10mg/g) in adults with AK of the face or scalp. In July 2021, our partner Almirall received approval from the European Commission to market Klisyri® in the same indication. Klisyri® has launched in the US and in certain European countries. Our partner, PharmaEssentia, has initiated trials of tirbanibulin ointment for the treatment of AK, in Japan.

Psoriasis

Tirbanibulin ointment has shown encouraging preclinical results in treating psoriasis, a chronic autoimmune skin disease that speeds up the growth cycle of skin cells. Psoriasis causes localized or generalized patches of red papules and plaques, covered with white or silver scales and itching. A Phase 1 clinical trial of tirbanibulin ointment 1% in psoriasis, performed by our partner PharmaEssentia, has been completed.

Tirbanibulin Oral

Development of our oral formulation of tirbanibulin has been suspended at this time.

KX2-361

KX2-361, formerly known as KX-02, is the second compound we developed using our Src Kinase inhibition platform technology. KX2-361 is a closely related structural analog of tirbanibulin and has been observed to have a similar dual MOA of inhibition of Src activity and microtubule polymerization. Although KX2-361 is an analog of tirbanibulin, it has significantly different physical properties. These properties are designed to allow KX2-361 freely cross the BBB such that the concentration in the brain is equal to, or somewhat greater than, that in the plasma. This trait is uncommon for oncology drugs and highlights the potential for KX2-361 as a novel therapy for unmet medical needs such as brain cancers, including glioblastoma and brain metastases. KX2-361’s multiple MOAs along with its ability to cross the BBB, make it a novel molecule for the treatment of brain tumors. The FDA has granted Orphan Drug Designation to KX2-361 for the treatment of gliomas.

KX2-361 is currently in the early stages of development. In our KX2-361 clinical studies to date, the SAEs observed were thromboembolic events, hyperuricemia and pulmonary embolism. As the clinical development program is still in its early stages, we do not yet have meaningful statistics on safety, including adverse events, to report.

Further development of KX2-361 has been suspended at this time.

Our Other Technologies

Arginine Deprivation Therapy

PT01, the arginine deprivation therapy product, is based on our pegylated genetically engineered human arginase. It targets cancer growth and survival by interrupting the supply of arginine to cancers with disrupted urea cycles such as melanoma, hepatocellular carcinoma and prostate cancer. Our proprietary arginase biologic product is well suited to deplete arginine from the tumors, while healthy cells, capable of producing their own arginine, are largely unaffected. We had enrolled subjects with advanced solid tumors in a study in the US that was intended to determine the dose limiting toxicities, safety, pharmacokinetics and pharmacodynamics of PT01 with administered as a weekly IV infusion. Enrollment into this trial has been suspended, and no further studies are planned at this time.

Proprietary Dual (CYP/P-gp) Inhibitor

We are developing a proprietary class of “dual” absorption enhancers that are intended to inhibit both the P-gp transporter and the cytochrome p450 3A (“CYP”) enzymes within the gastrointestinal tract. These dual absorption enhancers may lead to better performing next-generation oral medicines in our pipeline of clinical products.

The development of these dual absorption enhancers is at the preclinical stage. Proof of concept, providing increased oral bioavailability in preclinical species, has been obtained with several absorption enhancers and candidate drugs. Currently additional filters such as patentability/freedom to operate, physical-chemical characterization, pre-formulation studies, manufacturing analysis and preliminary toxicity testing are being applied to our first group of lead candidates to facilitate election of an IND candidate.

Research and Development

We have drug discovery, drug formulation, clinical and regulatory development and API/drug product manufacturing facilities and capabilities around the world. The U.S. drug discovery, clinical and regulatory development and formulation research facilities are largely concentrated in Buffalo, New York and Cranford, New Jersey. The range of capabilities at these facilities includes medicinal chemistry, biochemistry, cell biology, formulation, chemical manufacturing and control, quality control, pharmacokinetics/ pharmacodynamics (“PK/PD”) and data management, as well as pharmacovigilance, clinical development and regulatory expertise functions. Animal efficacy, PK/PD and toxicology studies are carried out at various contract research organizations, or CROs, around the world in order to facilitate the drug research and development process. We also have research, clinical development and regulatory capabilities in China, the U.K. and Latin America, as well as in Taiwan, where we also have built up data management facility. Our research and development center in Hong Kong concentrates on drug formulation development and evaluation. Our global research and development capabilities and facilities are well integrated with our research and development center in the U.S.

To date, we and our partners have conducted, or are conducting, clinical trials across sites in the U.S., South Korea, New Zealand, Taiwan, China, U.K., Australia, and various countries in Latin America, including Argentina, Guatemala, Honduras, Chile, Colombia, Ecuador, the Dominican Republic, and Peru.

Commercialization

Following the CRL of Oral Paclitaxel in mBC and the decision to redeploy resources to our Cell Therapy technologies and other ongoing studies of Oral Paclitaxel, we have suspended commercial activities for Oral Paclitaxel in the U.S., at this time. Outside of the U.S., we continue to evaluate marketing options, including using our internal resources, partnering with others, or out-licensing the product.

In February 2021 and September 2021, Klisyri® was launched in the U.S. and in Europe, respectively, for the treatment of AK by our partner Almirall. As of December 31, 2021, Klisyri® is available to patients in the U.S., Germany, United Kingdom, and Austria. In 2022, Almirall plans to continue to rollout the launch of Klisyri® throughout Europe. To increase the global reach of tirbanibulin 1% ointment, we have partnered with other third parties and anticipate commercialization efforts outside of the U.S. and E.U. to commence in 2023. For additional information, please see “Business—License and Collaboration Agreements—Tirbanibulin—Almirall License Agreement.” We may also partner with third parties or consider using our internal resources to reach other geographic markets.

Our Commercial Platform

Our Commercial Platform includes our specialty pharmaceuticals business, and our manufacture and marketing of products subject to Section 503B of the Federal Food, Drug & Cosmetic Act (“FDCA”).

Specialty Pharmaceuticals

Our Athenex Pharmaceutical Division (“APD”) business develops and sources products through licensing agreements with various partners, whom we collectively refer to as our Global Partner network. Our team has unique commercial expertise in multisource injectable products and has developed a number of Global Partners that develop and manufacture multisource products for the U.S. market. We primarily market products to acute hospital group purchasing organizations, which supply to integrated healthcare networks (“IHNs”), clinics, and directly to physicians. As of December 31, 2021, APD markets 29 molecules with 54 SKUs. In addition, Athenex Pharma Solutions (“APS”) markets 5 products with 16 SKUs as of December 31, 2021.

Agreements with Suppliers and Marketing Partners

Gland Term Sheets

From August 2016 to May 2017, we entered into four binding term sheets with Gland Pharma Ltd (“Gland”) to market twenty-seven of Gland’s products. Gland has obtained FDA approval for twenty-two of such products and has filed an abbreviated new drug application, or ANDA, in the U.S. for the remaining five products. For each of the licensed products, we will pay a license fee to Gland. Additionally, during the terms of the term sheets we have a profit-sharing arrangement pursuant to which we will pay to Gland between 0% and 60% of the net profits from sales of each of the licensed products, depending on the product. The initial term of each of the Gland term sheets is five years from the launch of each product licensed pursuant to the term sheet, subject to automatic renewal for additional two-year terms, unless terminated by either party upon provision to the other party at least 90 days’ notice in advance of a renewal date. To date, none of the term sheets have been terminated.

MAIA Agreement

In December 2018, we entered into a distribution and supply agreement with MAIA Pharmaceuticals (“MAIA”) effective as of October 3, 2018 whereby we acquired the exclusive license to a generic version of an approved product, which we began selling in January 2019. In connection with the execution of this agreement, we agreed to pay an upfront milestone payment in addition to profit sharing of 50% of the net profits from the sales of the licensed product. We also agreed to pay an additional milestone payment to MAIA in the event the FDA approves the ANDA for the licensed product. The initial term of the agreement is for seven years from the launch of the product and is subject to an automatic two-year renewal term unless terminated by either party upon at least 180 days’ notice in advance of the renewal date.

In December 2019, the agreement with MAIA was amended to grant us the license to a branded product which MAIA holds the approved NDA. In connection with this amendment, we agreed to an upfront milestone payment and 56% of the net profits from sales of the licensed product. Additionally, we agreed to increase MAIA’s share of the net profits to 70% for both products until certain financial metrics are achieved and shall revert to the initial rates after those metrics are satisfied.

Ingenus Agreements

In September 2020, we entered into an asset purchase and sale agreement with Ingenus Pharmaceuticals, LLC (“Ingenus”) whereby we purchased from Ingenus all of their right, title and interest in and to Glycopyrrolate Injection (“Glycopyrrolate”) in the U.S. for $2 million and pursuant to which Ingenus transferred to us the ANDA for Glycopyrrolate.

In November 2020, we entered into a co-marketing, manufacturing and supply agreement with Ingenus pursuant to which Ingenus will be our exclusive supplier of the Cyclophosphamide Injection and granted us a license to market and sell the product to acute care group purchasing organizations (GPOs) and their entire memberships as provided by said GPOs, integrated delivery networks (IDNs) and to hospitals within the U.S. for a purchase price of $1 million. Under the agreement, we are entitled to 25% of the net profits from our sales of the product and we are entitled to a marketing allowance. The agreement has a 3-year term, which may be extended if we mutually agree.

In January 2021, we entered into a manufacture and supply agreement with Ingenus for Arsenic Trioxide Injection pursuant to which Ingenus will be our exclusive supplier of the product and granted us a license to market and sell the product to acute care GPOs and their entire memberships as provided by said GPOs, IDNs and to hospitals within the U.S. Under the agreement, we are entitled to 45% of the net profits from our sales of the product and we are entitled to a marketing allowance. The agreement has a 5-year term, which may be extended if we mutually agree.

Customers and Product Distribution

We distribute APD products primarily through pharmaceutical wholesalers and, to a lesser extent, specialty distributors that focus on particular therapeutic product categories, for use by a wide variety of end-users, including hospitals, integrated delivery networks and alternative site facilities. For the year ended December 31, 2021, the products we sold through our three largest wholesalers in the U.S., accounted for 49% of our total revenue.

We utilize an outside third-party logistics contractor to distribute our U.S. products. Since the inception of the launch of our specialty products, the third-party logistics provider has been handling all aspects of our product logistics efforts and related services for us, including warehousing and shipment services, order-to-cash services, contract administration services and chargeback processing. Our products are warehoused and distributed through a third-party logistics provider located in Memphis, Tennessee. Under our agreement with the third-party logistics provider, we maintain ownership of our finished products until sale to our customers. The initial term of the agreement is three years following the initial delivery date and will automatically renew for successive 12-month periods, unless either we or the other party give notice of intent to terminate at least 90 days in advance of such automatic renewal. We may also have the opportunity to terminate the agreement within 30 days of receiving notice of certain price increases by the third-party logistics provider. The agreement also contains customary termination rights for either party, such as in the event of a breach of the agreement.

We have also created a product portal, which allows APD and APS customers in each class to order from us online, and us to distribute directly from our manufacturing facilities. This portal was created primarily due to prohibitions on wholesaling, under Section 503B.

Global Supply Chain Platform

In 2015, we acquired Polymed Therapeutics Inc. (“Polymed”) and Chongqing Taihao Pharmaceutical Co. Ltd., or Taihao. Taihao operates a cGMP high potency oncology API plant based in Chongqing, China (“Taihao API facility”) and Polymed is the U.S. marketing entity for Taihao’s API in North America and Europe.

We suspended production activities at our Taihao API facility in Chongqing, China, in May 2019, based on concerns raised by the Department of Emergency Management of Chongqing (“DEMC”) related to the location of our plant. We subsequently resumed producing API at the Taihao API facility primarily for our ongoing clinical studies and commercial launches of proprietary drugs in accordance with local regulatory guidance, while we started building out Sintaho, a new API facility in Chongqing. In July 2021, we received verbal notice from the DEMC that we will be required to terminate the production activities at its Taihao API facility. We are continuing to engage in dialogue with the DEMC. While we are able to continue producing certain API at the Taihao API facility in limited quantities and a certain extent of our operations are now being conducted at Sintaho, we are in the process of moving the remainder of the operations and production activities to Sintaho and exploring other sources of API, in the event we are unable to reach an agreement with the DEMC for the continued production activities of the Taihao API facility.

A new API manufacturing facility in Chongqing, China (“New API Facility” or the “Sintaho facility”) was constructed and commenced operations. The facility continues to conduct and complete product qualification activities.

In 2014, we acquired APS (formerly known as QuaDPharma, LLC), one of our suppliers based in Clarence, New York.

Strategic Public-Private Partnerships

To date, we have utilized a combination of acquisitions and public-private partnerships to internalize certain key components of our manufacturing and supply chain.

China Partnership

In October 2015, we entered into an agreement with Chongqing Maliu Riverside Development and Investment Co., LTD (“CQ”), which is wholly owned by the Finance Bureau of Banan district of Chongqing, and is authorized to be responsible for investments, financing, infrastructure construction, operations and management in the Chongqing Maliu Riverside Development Zone. Our agreement with CQ provides for the construction of an API plant and a formulation plant in China. After entering into the agreement, and pursuant to its terms, we established a China-based subsidiary that is responsible for the operations of both facilities in July 2016 and committed to a registration capital requirement of no less than $30.0 million. CQ is responsible for the construction of both facilities according to the U.S. cGMP standards. The land and buildings will be owned by CQ, and we will lease the facilities rent-free, for the first 10-year term, with an option to extend the lease for an additional 10-year term, during which, if we are profitable, we will pay a monthly rent of 5 Chinese Renminbi (“RMB”) per square meter of space occupied. We are responsible for the costs of all equipment and technology for the facilities. In January 2021, we accepted the building and the lease became effective. We have finished equipment installation and testing, and commenced production. We have also committed to achieving certain operational, revenue and tax generation milestones within certain time periods once we commence operations. If we are unable to achieve these milestones, CQ will have the opportunity to terminate the agreement and dispose of the plants in its discretion.

The New API Facility commenced operations in January 2021 and is part of our strategy for vertical integration in order to capture value across the supply chain.

Our goal is to use our public-private partnerships as a capital efficient method for large scale cGMP manufacturing within our supply chain and to facilitate market access in China. We believe those facilities will be adequate and suitable for our operations for the foreseeable future.

New York State Partnership

On February 14, 2022, we completed the sale of our leasehold interest, and certain other related assets, in the new manufacturing facility in Dunkirk, New York (the “Dunkirk Facility”) to ImmunityBio, Inc. (“ImmunityBio”) for approximately $40.0 million. The Dunkirk Facility had been constructed in connection with our agreement with Fort Schuyler Management Corporation (“FSMC”) a not-for-profit corporation affiliated with the State of New York, for a medical technology research, development, innovation and commercialization alliance (the “Alliance Agreement”). Under the Alliance Agreement, FSMC had been responsible for the costs of construction and equipment for the facility up to an aggregate of $200.0 million, plus any additional funds available from the previous $25.0 million grant, and FSMC would retain ownership of the facility and equipment. In a series of agreements with ImmunityBio, we sold our leasehold interest, our interest in certain leased manufacturing equipment and personal property and owned personal property and inventory at the Dunkirk Facility, and our rights in and obligations under our agreements relating to the Dunkirk Facility with the Empire State Development Corporation (“ESD”), FSMC and County of Chautauqua Industrial Development Agency (“CCIDA”) and other parties.

Under the original Alliance Agreement, we had been committed to spending $1.52 billion on operational expenses in the first 10-year term of the Dunkirk Facility and any subsequent extension periods and to hiring 450 employees at our Dunkirk Facility within the first five years of operations, including hiring at least 300 new employees within 2.5 years of the Dunkirk Facility becoming operational. ImmunityBio assumed these capital expenditure and hiring obligations of ours in connection with the purchase of the leasehold interest in the Dunkirk Facility.

We also entered into a preliminary agreement with ImmunityBio, pursuant to which our APS division will have the ability to manufacture our 503B products at the Dunkirk Facility at prices to be determined on a product-by-product basis, provided that the pricing will not exceed ImmunityBio’s costs plus a 15% margin. We expect to enter into a definitive preferred contract manufacturing agreement with ImmunityBio relating to the manufacture of our 503B products.

We did not assign any of our rights to our corporate headquarters in Buffalo, New York, in connection with the sale of the leasehold interest in the Dunkirk Facility and we retained all of our rights and obligations with respect to our corporate headquarters. Under the Alliance Agreement, FSMC agreed to pay up to $25.0 million for the construction of our North American headquarters and formulation lab and equipment in Buffalo, New York. We are sub-leasing the space from FSMC for a 10-year term expiring in October 2025, with an option to extend the term for an additional 10 years. Under the Alliance Agreement, we are obligated to spend $100.0 million in the Buffalo area over the initial 10-year term of the lease and an additional $100.0 million during the second 10-year term if we elect to extend the lease. We also committed to hiring 250 permanent employees in the Buffalo area within the first 5 years of completion of the project. As of December 31, 2021, we had hired 211 permanent employees in the Buffalo area. In the event we are unable to hire enough employees in the Buffalo area or meet our other obligations under this agreement, FSMC may terminate the agreement and we may have to renegotiate our lease or relocate our North American headquarters.

License and Collaboration Agreements

Cell Therapy

Baylor College of Medicine Agreements

In October 2021, we simultaneously entered into the Second Amended and Restated Exclusive License and Option Agreement (the “Baylor License Agreement”) and the Second Amended and Restated Co-Development Agreement (the “Baylor Co-Development Agreement,” and together with the Baylor License Agreement, the “Baylor Agreements”) with BCM, which were first entered into in 2016 between BCM and Kuur. Under the Baylor Co-Development Agreement, BCM is responsible for developing the cell therapy products using an annual budget paid by us and under the supervision of a joint steering committee composed of five BCM appointees and five of our appointees. The Baylor License Agreement grants us, among other rights, worldwide rights to research, sell, and commercialize NKT, NKT-CAR, and NKT process technology in the prevention, treatment, or modulation of cancer in humans as well as exclusive future oncology and non-oncology and field expansion options. The Baylor Agreements include execution fees, annual fees, royalties, and milestones. Under the Baylor License Agreement, we have agreed to pay BCM up to $128.5 million in the event defined development and sales milestones are achieved, along with tiered royalties at single digit rates based on annual net sales of licensed products and tiered percentages of sublicensing revenue ranging from mid-single digits to royalty rates in the mid-teens. The Baylor Agreements will remain in effect on a country-by-country basis until the expiration of (i) the date of expiration of the last such patent rights issued in such country; or (ii) in the event that no patents issue in such country, the day immediately following the tenth anniversary of the first commercial sale in such country. The agreements contain customary termination rights such as for material default or failure, insolvency, or convenience on a product-by-product basis.

TCR-T License Agreement

In June 2018, we entered into a Share Subscription Agreement with Xiangxue Life Sciences Ltd. (“XLifeSc”), a subsidiary of Xiangxue, to establish, operate and manage a joint venture named Axis Therapeutics Limited (“Axis”) to offer certain goods and services worldwide except in China. Axis is owned 45% by XLifeSc and 55% by us.

Also in June 2018, Axis entered into a license agreement with XLifeSc (the “TCR-T License”) where XLifeSc granted Axis an exclusive, sublicensable right and license to use XlifeSc’s proprietary TCR-T to develop and commercialize therapeutic products for oncology indications worldwide except in China. Axis is responsible for all development, manufacturing and commercialization, and the related costs and expenses, of any product candidates resulting from the agreement. Pursuant to the TCR-T License, following an upfront payment and the achievement of the first regulatory milestone, Axis may be required to make additional cash payments to XLifeSc worth up to $108.0 million in the aggregate upon the occurrence of certain additional regulatory milestones to be achieved in the U.S., the EU, China, and Japan. In addition, XLifeSc is required to pay Axis royalty payments based on certain percentage of aggregate net income generated by sales of any products using the licensed intellectual property in China. The TCR-T License will remain in effect until the expiration of the patent rights licensed under the agreement. The agreement will terminate automatically if the shareholders agreement between XLifeSc and us is terminated. The TCR-T License also contains customary termination rights for either party, such as in the event of a breach of the agreement or the initiation of bankruptcy proceedings by the other party.

Orascovery

Eli Lilly and Company Agreement

In October 2016, we entered into a Clinical Trial Collaboration and Supply Agreement with Eli Lilly and Company (“Lilly”) to jointly conduct a Phase 1b trial of Oral Paclitaxel in combination with Ramucirumab in patients with gastric, gastro-esophageal, and esophageal cancers. Under the terms of the agreement, we are the sponsor of the study and hold the study IND/clinical trial application (“CTA”) while all clinical data generated under the study will is jointly owned by us and Lilly. The agreement will remain in effect until the study contemplated by the agreement has been completed. The agreement also contains customary termination rights for either party, such as in the event of a breach of the agreement by the other party, or in the event a regulatory authority takes any action against or raises any objection to the study.

Quantum Leap Healthcare Collaborative

In September 2020, we announced with Quantum Leap, the launch of two new study arms of the I-SPY 2 TRIAL, to evaluate the safety and efficacy of Oral Paclitaxel with dostarlimab +/- carboplatin in stage 2/3 HER2- breast cancer patients and plus trastuzumab in HER2+ patients, followed, if needed, by doxorubicin plus cyclophasamide chemotherapy (AC) and surgical resection of breast tissue.

The trial was designed to rapidly screen promising experimental treatments and identify those most effective in specific patient subgroups based on molecular characteristics (biomarker signatures). The trial is a unique collaborative effort by a consortium that includes the FDA, industry, patient advocates, philanthropic sponsors, and clinicians from 16 major U.S. cancer research centers. Under the terms of the collaboration agreement, Quantum Leap is the trial sponsor and manages all study operations, and Athenex provides Oral Paclitaxel.

Hanmi License Agreements and Related Out-Licenses

We entered into a series of license agreements, as amended from time to time, with Hanmi Pharmaceuticals Ltd. (“Hanmi”) pursuant to which we obtained an exclusive, sublicensable license for development and commercialization activities utilizing Hanmi’s patents and know-how related to the Orascovery platform worldwide except in South Korea, and a non-exclusive license to utilize the same intellectual property in manufacturing worldwide for sales inside those territories (the “Hanmi Agreements”). Under the Hanmi Agreements, we are responsible for all clinical studies and development and commercialization activities, and the related expenses, resulting from the agreements.

Under the Hanmi Agreements, we are obligated to pay Hanmi tiered royalty payments in the teens based on aggregate net sales of any products using the licensed intellectual property in the territory. These royalties will be reduced if competing generic products gain market share in the applicable country. We also granted to Hanmi a one-time right of first negotiation to purchase all of our rights in Oral Paclitaxel or Oral Irinotecan under the Hanmi

Agreements during development and prior that, at Hanmi’s discretion, requires us to negotiate in good faith the sale of our rights under such agreement to Hanmi at a purchase price determined by an internationally-recognized investment banking firm with an office in Hong Kong at any time prior to the earlier of (1) our first commercial sale of products using such technology or (2) receipt by Hanmi of written notice from our company of the sublicense of the rights in an applicable product to a third party.

The Hanmi Agreements expire on the earlier of (1) expiration of the last of Hanmi’s patent rights licensed under the agreement or (2) invalidation of Hanmi’s patent rights which are the subject of the agreement, provided that the term will automatically be extended for consecutive one-year periods unless either party gives notice to the other at least 90 days prior to expiration of the patent rights licensed under the agreement or before the then-current annual expiration date of the agreement. The patent rights licensed to us under the Hanmi Agreements have expiry dates ranging from in 2023 to 2033, unless the terms of such licensed patents are extended in accordance with applicable laws and regulations.

We have out-licensed certain of the rights we obtained under the Hanmi Agreements to third parties to develop and commercialize products from the Orascovery platform in certain territories. Under these out-licenses, we are entitled to receive payments and royalties from the licensees, (a portion of which we will be obligated to pay Hanmi under the Hanmi Agreements). These out-license agreements are described below:

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ZenRx: We granted ZenRx an exclusive, sublicensable license to develop and commercialize Oral Irinotecan and Oral Paclitaxel in Australia and New Zealand in April 2013, and a non-exclusive license to manufacture a certain compound for use only in Oral Irinotecan and Oral Paclitaxel. We may be entitled to receive up to an aggregate of $1.25 million in additional development, regulatory and sales milestone payments under the license agreement with ZenRx. We will also be eligible to receive tiered royalties in the teens on net sales of each product commercialized by ZenRx utilizing the intellectual property that is the subject of the ZenRx License. Such royalties will be reduced by 40% when competing generic products have 30% of the market share in the applicable country and will be eliminated entirely when competing generic products have 60% of the market share in the applicable country. As an incentive to ZenRx to further development and commercialization of Oral Irinotecan and Oral Paclitaxel in the territory, if ZenRx obtains certain regulatory approvals in the territory prior to regulatory approval of those products in either the U.S. or South Korea, we may be required to make payments to ZenRx, at ZenRx’s option, either up to $0.6 million in cash or $0.35 million in cash plus $0.25 million worth of our common stock.

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PharmaEssentia: We granted PharmaEssentia an exclusive, sublicensable license for development and commercialization of Oral Paclitaxel, Oral Irinotecan, and Oral Docetaxel in Taiwan and Singapore pursuant to a license agreement in December 2013, as amended from time to time. We may be entitled to receive up to an aggregate of $7.5 million in additional development, regulatory and sales milestone payments under this license agreement with PharmaEssentia. We may be obligated to pay PharmaEssentia an aggregate of $0.5 million in incentives if PharmaEssentia achieves certain milestones within designated timeframes. We will also be eligible to receive tiered royalties in the mid-teens on net sales of each product commercialized by PharmaEssentia utilizing the intellectual property that is the subject of this agreement. Such royalties will be reduced by 40% when competing generic products have 30% of the market share in the applicable country and will be eliminated entirely when competing generic products have 60% of the market share in the applicable country.

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Xiangxue: We granted Xiangxue an exclusive license to develop and commercialize Oral Paclitaxel, Oral Irinotecan and tirbanibulin ointment in China, Hong Kong, and Macau for any oncological indications as well as other indications that we mutually agree to pursue (the “Xiangxue License”). We may be eligible to receive future additional payments up to $138.5 million in the event defined regulatory and sales milestones are achieved, a payment of $20.0 million in the event of a change of control or assignment of rights involving Xiangxue, tiered royalties at rates ranging from the low teens to low twenties based on annual net sales of the licensed products in the territory covered by the license, and a percentage of sublicensing revenue. In November 2021, we regained the exclusive rights to develop and commercialize Oral Paclitaxel, Oral Irinotecan, and tirbanibulin ointment for Hong Kong and Macau for $1.5 million. Before the November 2021 amendment to the license agreement, we recognized revenue in the third quarter of 2020 for a $10.0 million milestone fee from Xiangxue upon meeting the first regulatory milestone under the license agreement, but Xiangxue was unable to make the full payment. We received $1.5 million from Xiangxue in February 2021. Consequently, the Company recorded a provision for the outstanding balance of $8.5 million and $0.4 million related to currency conversion in our financial statements for the three months and year ended December 31, 2020, respectively. We have not yet taken legal action against Xiangxue to enforce the provisions of the license, but we may exercise all rights and remedies available to us under the terms of the license and applicable law at any time.

Tirbanibulin

Almirall License Agreement

In December 2017, we entered into a license agreement with Almirall pursuant to which we granted to Almirall an exclusive, sublicensable license of certain of our intellectual property for the development and commercialization of pharmaceutical preparations containing tirbanibulin to treat and prevent skin disorders and diseases in humans in the U.S. and substantially all European countries (including Russia and Turkey). The first label indication is actinic keratosis. In the licensed territory, Almirall also holds a right of first negotiation to license any compound that we may develop in the future with the same mechanism of action as tirbanibulin and for topical administration for the treatment of skin disorders and diseases if we decide to collaborate with a third party regarding that newly developed compound.

Following the receipt of $50.0 million from Almirall in upfront and milestone payments, we may also be entitled to receive an aggregate of $70.0 million in additional milestone payments, as well as sales milestone payments that we estimate will likely total $155.0 million. Almirall will reward Athenex with additional sales milestones should the sales exceed the currently projected amounts. In addition, we are eligible to receive tiered royalty payments for a certain period starting at 15% based on annual net sales of the topical products commercialized by Almirall, utilizing the intellectual property subject to the license agreement, with incremental increases in royalty rates commensurate with increased sales. We may be required to reimburse Almirall in the event Almirall provides notice that certain clinical endpoints under the agreement are not met. Almirall may terminate the agreement in its entirety or with regard to a certain territory in its sole discretion by providing six months’ notice to us. The agreement also contains customary termination rights for both parties, such as in the event of a breach of the agreement or if the other party defaults in performance of its obligations under the agreement.

Other Territories

In 2021, we entered into licensing agreements with strategic partners such as Seqirus and AVIR, to further the global development and commercialization of products containing tirbanibulin for topical administration. We granted Seqirus an exclusive license to commercialize tirbanibulin in Australia and New Zealand. We granted AVIR an exclusive license to commercialize tirbanibulin in Canada.

We granted PharmaEssentia an exclusive, sublicensable license to use any pharmaceutical preparation containing tirbanibulin for use in treating (i) AK in a territory that includes Taiwan, Japan, and South Korea, (ii) psoriasis and other nonmalignant skin conditions in a territory that includes Taiwan, Japan, South Korea, China, Hong Kong, Macau, Singapore, and Malaysia, and (iii) all other dermatology indications, including skin cancer, in a territory that includes Taiwan, Japan, South Korea, Singapore, and Malaysia. We may be entitled to an aggregate of up to $14.6 million in associated with the achievement of certain development and sales milestones, $0.25 million of which may be paid in the form of PharmaEssentia stock. We will also be eligible to receive tiered royalties ranging from the high single-digits to teens on net sales of each product commercialized by PharmaEssentia, which may be reduced accordingly upon the entrance of competing generic products. Prior to the expiration of the term of each agreement, PharmaEssentia may terminate the agreement in its sole discretion, by providing six months’ notice to us. Subject to certain conditions, we may also terminate the agreement if PharmaEssentia fails to comply with certain development timelines set out in each of the agreements. The agreements also contain customary termination rights for either party, such as in the event of a breach of the agreement or the initiation of bankruptcy proceedings by the other party.

We granted Xiangxue an exclusive license to develop and commercialize ointment preparations of tirbanibulin ointment for certain indications, including actinic keratosis, for China, Hong Kong, and Macau. In November 2021, we regained the exclusive rights to develop and commercialize Oral Paclitaxel, Oral Irinotecan, and tirbanibulin ointment for Hong Kong and Macau for $1.5 million. We may be eligible to receive $40.0 million if the defined regulatory milestones are achieved, sales milestones up to $30.0 million when certain sales targets of tirbanibulin ointment among other products are met, and tiered royalties at rates starting from the low teens. The license may be terminated in its entirety upon the mutual agreement of the parties, by Xiangxue for convenience upon requisite notice, or by either party for material breach as set forth in the license. The license also will be terminated with respect to any licensed product for Xiangxue’s failure to meet agreed upon regulatory milestones with respect to such licensed product.

Other Product Candidates

In June 2018, we entered into a license agreement with Avalon Polytom (HK) Ltd. (“Polytom”), an entity affiliated with Avalon Global Holdings Limited (“Avalon”), pursuant to which Polytom granted us an exclusive, sublicensable right and license to develop and commercialize products containing pegylated and cobalt-replaced arginase for the treatment of cancer in humans, apart from ophthalmic uses and use as eye drops, worldwide. Dr. Johnson Lau, our chief executive officer and chairman, and Dr. Manson Fok, one of our directors, collectively have a controlling interest in and serve on the board of directors of Avalon. Also in June 2018, we entered into a license and supply agreement with Avalon HepaPOC Limited (“HepaPOC”), an entity affiliated with Avalon, pursuant to which HepaPOC agreed to exclusively sell to us the meter and consumable strips that can be used to detect galactose concentrations in human blood and granted us an exclusive, sublicensable right and license to use and commercialize the meter and strips for conduct of liver function tests in humans taking our oncology drugs.

For KX2-361, in December 2011, we granted PharmaEssentia an exclusive, sublicensable license to use any pharmaceutical preparation containing KX2-361 for use in treating psoriasis or other non-malignant skin conditions in a territory that includes China, Taiwan, Macau, Hong Kong, Singapore, Malaysia, Japan and South Korea. In May 2012, we granted Xiangxue an exclusive, sublicensable license to use certain of our intellectual property to develop and commercialize products containing KX2-361 in all indications for brain tumors in China, Taiwan, Hong Kong, and Singapore.

Competition

The biopharmaceutical industry and the oncology subsector are characterized by rapid evolution of technologies, fierce competition and strong defense of intellectual property. Any product candidates that we successfully develop and commercialize will have to compete with existing therapies and new therapies that may become available in the future. While we believe that our product candidates, platforms and scientific expertise in the field of biotechnology and oncology provide us with competitive advantages, a wide variety of institutions, including large biopharmaceutical companies, specialty biotechnology companies, academic research departments and public and private research institutions, are actively developing potentially competitive products and technologies. We face substantial competition from biotechnology and biopharmaceutical companies developing oncology products. These competitors and their products generally fall within the following categories:

Cell Therapy: Adicet, Allogene, Appia Bio, Atara, Autolus, Biotherapeutics, Cellectis, Celyad, Crispr, Cytovia, Fate Therapeutics, MiNK Therapeutics, Nkarta, ONK Therapeutics, Precision Biosciences, Poseida, and Senti Bio;

Oral administration: Taxol, Abraxane, Cynviloq, Camptosar, Onivyde, Taxotere and Hycamtin; and

Src Kinase inhibitors: Picato and Temodar.

Many of the companies, either alone or with strategic partners, against which we are competing or against which we may compete in the future have significantly greater financial, technical and human resources, and clinical, regulatory, commercialization and manufacturing capabilities than we do. Accordingly, our competitors may be more successful than us in obtaining approval for treatments and achieving widespread market acceptance, rendering our treatments obsolete or non-competitive. Accelerated merger and acquisition activity in the biotechnology and biopharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. These companies also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical study sites and patient registration for clinical studies, acquiring technologies complementary to, or necessary for, our programs and for sales in the API business. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our commercial opportunity could be substantially limited in the event that our competitors develop and commercialize products that are more effective, safer, less toxic, more convenient or less expensive than our comparable products. In geographies that are critical to our commercial success, competitors may also obtain regulatory approvals before us, resulting in our competitors building a strong market position in advance of our products’ entry. We believe the factors determining the success of our programs will be the efficacy, safety and convenience of our product candidates and our access to supply of API.

Intellectual Property

We strive to protect and enhance the proprietary technologies, inventions, products and product candidates, methods of manufacture, methods of using our products and product candidates, and improvements thereof that are commercially important to our business. We protect our proprietary intellectual property position by, among others, filing patent applications in the U.S. and in jurisdictions outside of the U.S. covering our proprietary technologies, inventions, products and product candidates, methods, and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how, continuing innovation, and licensing opportunities to develop, strengthen and maintain our proprietary intellectual property position.

Granted patents and pending patent applications related to our platforms and product candidates cover such aspects as composition-of-matter claims to our lead product candidates and their analogs, claims to pharmaceutical compositions comprising such candidates, and claims to methods of making and method of treatment using such candidates. As of February 2, 2022, related to the Src Kinase inhibition platform, we owned approximately 200 granted patents and over 100 pending patent applications, including nine allowed patent applications worldwide. Not accounting for any patent term adjustment, patent term extension or terminal disclaimer, and, assuming that all annuity and/or maintenance fees are paid, the patents and, if granted, patent applications, will expire from 2025 to 2040.

In addition, we have in-licensed various patent, pending patent applications, and technologies. Notably, pursuant to our collaboration with the Center for Cell and Gene Therapy at BCM, in October 2021, we announced the allowance of the first U.S. patent related to our CAR-NKT cell therapy, including a composition-of-matter claim comprising a plurality of genetically modified CD62L-positive human NKT cells comprising at least one CAR. In November 2021, we licensed a portfolio of TCRs that recognize “hotspot” mutations in p53, KRAS, and EGFR genes and methods of isolating T-cells that are reactive to p53 and KRAS specific mutated antigens from the National Cancer Institute (NCI), an institute of the National Institutes of Health (NIH). We continue to maintain licenses for patents related to TCR T-cell therapy, the Orascovery platform, and PEGylation of arginases and their use as anti-cancer and anti-viral therapies.

The term of individual patents depends upon the laws of the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing of a non-provisional patent application. In the U.S., the term of a patent may be lengthened by patent term adjustment to compensate the patentee for administrative delays by the U.S. Patent and Trade Office (“USPTO”) in examining and granting the patent or may be shortened if the patent is terminally disclaimed over an earlier-filed patent. In addition, a patent term may be extended to restore a portion of the term effectively lost as a result of FDA regulatory review. However, the restoration period cannot be longer than five years and cannot extend the remaining term of a patent beyond a total of fourteen years from the date of FDA approval, and only one patent applicable to an approved drug may be extended. Similar extensions as compensation for regulatory delays are available in Europe and other jurisdictions. We have sought patent term extensions in the U.S. and Supplementary Protection Certificates in Europe and intend to seek similar regulatory extensions in other jurisdictions when available. However, there is no guarantee that the applicable authorities will agree with our assessment of whether such extensions should be granted, and we cannot predict the length of the extensions even if they are granted. The actual protection afforded by a patent varies on a claim-by-claim basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. For a granted patent to remain in force most countries require the payment of annuities or maintenance fees, either yearly or at certain intervals during the term of a patent. If an annuity or maintenance fee is not paid, the patent may lapse irrevocably.

Government Regulation and Product Approval

Governmental authorities in the U.S., at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, approval, quality control, labeling, packaging, promotion, storage, advertising, distribution, post-approval monitoring, marketing and export and import of products such as those we are developing. In order to be lawfully marketed in the U.S., our therapeutic drug candidates and compounded products must comply with either Section 503B (outsourcing facility) or Section 505 (new drug approval) of the FDCA as applicable, and they will be subject to similar premarket requirements in other countries. The process of obtaining regulatory approvals and ensuring compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

U.S. Government Regulation

In the U.S., the FDA regulates drugs under the FDCA and its implementing regulations. Failure to comply with the applicable U.S. requirements at any time during the product development or approval process, or after approval, may subject an applicant to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:

•	refusal to approve pending applications;

•	withdrawal of an approval;

•	imposition of a clinical hold;

•	warning or untitled letters;

•	seizures or administrative detention of product;

•	total or partial suspension of production or distribution; or

•	injunctions, fines, restitution, disgorgement, refusal of government contracts, or civil or criminal penalties.

NDA approval processes

The process required by the FDA before a therapeutic drug product may be marketed in the U.S. generally involves the following:

•	completion of extensive nonclinical laboratory tests, animal studies and formulation studies conducted in accordance with GLPs and other applicable regulations;

•	submission to the FDA of an IND application, which must be authorized before human clinical trials may begin;

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performance of adequate and well-controlled human clinical trials in accordance with federal regulations and Good Clinical Practices, or GCPs, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors, to establish the safety and efficacy of the product candidate for its intended use;

•	submission to the FDA of an NDA;

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the product candidate is produced to assess readiness for commercial manufacturing and conformance to the manufacturing-related elements of the application, to conduct a data integrity audit, and to assess compliance with cGMP to assure that the facilities, methods and controls are adequate to assure the product candidate’s identity, strength, quality and purity;

•	potential FDA audit of the clinical trial sites that generated the data in support of the NDA; and

•	FDA review and approval of the NDA.

Once a pharmaceutical candidate is identified for development, it enters the preclinical or nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. Such studies must generally be conducted in accordance with the FDA’s GLPs. An IND sponsor must submit the results of the nonclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND application. Some nonclinical testing may continue even after the IND application is submitted. In addition to including the results of the nonclinical studies, the IND application will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The IND application automatically becomes effective thirty days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND and may affect one or more specific studies or all studies conducted under the IND application. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA.

The manufacture of investigational drugs for the conduct of human clinical trials is subject to cGMP requirements. Investigational drugs and API imported into the U.S. are also subject to regulation by the FDA relating to their labeling and distribution. Further, the export of investigational drug products outside of the U.S. may be subject to regulatory requirements of the receiving country as well as U.S. export requirements under the FDCA.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCP requirements, which include, among other things, the requirements that all research subjects provide their informed consent in writing for their participation in any clinical trial. Investigators must also provide certain information to the clinical trial sponsors to allow the sponsors to make certain financial disclosures to the FDA. Clinical trials must be conducted under protocols detailing, among other things, the objectives of the trial, dosing procedures, research subject selection and exclusion criteria and the safety and effectiveness endpoints to be evaluated. Each protocol, and any subsequent material amendment to the protocol, must be submitted to the FDA as part of the IND application, and progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors also must report to the FDA serious and unexpected adverse reactions in a timely manner. Reporting requirements also apply to, among other things, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator’s brochure and any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the product candidate. An institutional review board, or IRB, with jurisdiction at each institution participating in the clinical trial must review and approve the protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each research subject or the subject’s legal representative, monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined.

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Phase 1—The product candidate is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and elimination. In the case of some therapeutic candidates for severe or life-threatening diseases, such as cancer, especially when the product candidate may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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Phase 2—Clinical trials are performed on a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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Phase 3—Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product labeling.

A pivotal study is a clinical study that adequately meets regulatory agency requirements for the evaluation of a product candidate’s efficacy and safety such that it can be used to justify the approval of the product. Generally, pivotal studies are also Phase 3 studies but may be Phase 2 studies, with the agreement of FDA, if the trial design provides a reliable assessment of clinical benefit, particularly in situations where there is an unmet medical need.

In the case of a 505(b)(2) NDA, which is a marketing application in which the sponsor may rely on investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted, some of the above-described studies and nonclinical studies may not be required or may be abbreviated. The applicant may rely upon the FDA’s prior findings of safety and efficacy for a previously approved product or on published scientific literature in support of its application. Bridging studies, including clinical studies, may be needed, however, to demonstrate that it is scientifically appropriate to rely on the findings of the studies that were previously conducted by other sponsors to the drug that is the subject of the marketing application.

In addition, the manufacturer of an investigational drug in a Phase 2 or Phase 3 clinical trial for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access to such investigational drug.

The outcome of human clinical trials is inherently uncertain, and Phase 1, Phase 2 and Phase 3 testing may not be successfully completed or may not be completed at all. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.

During the development of a new product candidate, sponsors are given opportunities to meet with the FDA at certain points; specifically, prior to the submission of an IND, at the end of Phase 2 and before an NDA application is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the meeting at the end of Phase 2 to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trials that they believe will support the approval of the new therapeutic. A sponsor may request a Special Protocol Assessment, or SPA, the purpose of which is to reach agreement with the FDA on the Phase 3 clinical trial protocol design and analysis that will form the primary basis of an efficacy claim. The agreement will be binding on the FDA and may not be changed by the sponsor or the FDA after the trial begins except with the written agreement of the sponsor and the FDA or if the FDA determines that a substantial scientific issue essential to determining the safety or efficacy of the product candidate was identified after the testing began.

Post-approval trials, sometimes referred to as “Phase 4” clinical trials, may be required after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication.

Concurrent with clinical trials, sponsors usually complete additional animal safety studies, develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing commercial quantities of the product candidate in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and the manufacturer must develop methods for testing the quality, purity and potency of the product candidate. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its proposed shelf-life.

The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests and other control mechanisms, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. An NDA must also contain data to assess the safety and effectiveness of the product for the claimed indication in all relevant pediatric populations. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. Under the Prescription Drug User Fee Act, or PDUFA, as amended, each NDA must be accompanied by a significant user fee. The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual program fee for each prescription drug. Fee waivers or reductions are available in certain circumstances, such as where a waiver is necessary to protect the public health, where the fee would present a significant barrier to innovation or where the applicant is a small business submitting its first human therapeutic application for review. Product candidates that are designated as orphan drugs are also not subject to user fees unless the application contains an indication other than an orphan indication.

Within sixty days following submission of an NDA, FDA reviews the application to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to accept any NDA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA files it. Once the submission is filed, the FDA begins an in-depth substantive review of the NDA. The FDA has agreed to certain performance goals in the review of NDAs. FDA seeks to review NDAs for standard review products that are not new molecular entities, or NMEs, within ten months of the date the NDA is submitted, while FDA seeks to review NDAs for standard review NMEs within ten months of the date FDA files the NDA. FDA seeks to review NDAs for priority review products that are not NMEs within six months of the date the NDA is submitted, while FDA seeks to review NDAs for priority review NMEs within six months of the date FDA files the NDA. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA may refer applications for novel drug products or drug products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and, if so, under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

During the product approval process, the FDA also will determine whether a Risk Evaluation and Mitigation Strategy, or REMS, plan is necessary to assure the safe use of the product. If the FDA concludes that a REMS plan is needed, the sponsor of the NDA must submit a proposed REMS plan prior to approval. The FDA has authority to require a REMS plan when necessary to ensure that the benefits of a drug outweigh the risks. In determining whether a REMS plan is necessary, the FDA must consider the size of the population likely to use the drug, the seriousness of the disease or condition to be treated, the expected benefit of the drug, the duration of treatment, the seriousness of known or potential adverse events, and whether the drug is a new molecular entity. A REMS plan may be required to include various elements, such as a medication guide or patient package insert, a communication plan to educate health care providers of the risks, limitations on who may prescribe or dispense the drug or other measures that the FDA deems necessary to assure the safe use of the drug. In addition, the REMS plan must include a timetable to assess the strategy at eighteen months, three years and seven years after the strategy’s approval.

The FDA may also require a REMS plan for a drug that is already on the market if it determines, based on new safety information, that a REMS plan is necessary to ensure that the product’s benefits outweigh its risks.

Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are compliant with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND trial requirements and GCP requirements. To assure cGMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production and quality control.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the NDA does not satisfy its regulatory criteria for approval. Data obtained from clinical trials are not always conclusive, and the FDA may interpret data differently than the applicant. If the agency decides not to approve the NDA in its then present form, the FDA will issue a complete response letter that describes all of the specific deficiencies in the NDA identified by the FDA, with no implication regarding the ultimate approvability of the application or the timing of any such approval, if ever. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant must either resubmit the NDA, addressing all of the deficiencies identified in the letter, withdraw the application, or appeal the decision.

Even if a product receives regulatory approval, the approval may be significantly limited to specific indications and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as “Phase 4” clinical trials, designed to further assess a drug’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Expedited Review and Approval

The FDA has various programs, including Fast Track, priority review, accelerated approval and breakthrough therapy designation, which are intended to expedite or simplify the process for reviewing therapeutic candidates, or provide for the approval of a product candidate on the basis of a surrogate endpoint. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product candidate no longer meets the conditions for qualification or that the time period for FDA review or approval will be lengthened. Generally, therapeutic candidates that are eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs and those that offer meaningful benefits over existing treatments. For example, Fast Track is a process designed to facilitate the development and expedite the review of therapeutic candidates to treat serious or life-threatening diseases or conditions and fill unmet medical needs. Priority review is designed to give therapeutic candidates that offer major advances in treatment or provide a treatment where no adequate therapy exists an initial review within six months of the date that FDA files the NDA as compared to a standard review time of ten months of the date that FDA files the NDA.

Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated product candidate and expedite review of the application for a product candidate designated for priority review. Under the Fast Track program, the sponsor of a new drug candidate may request that FDA designate the drug candidate for a specific indication as a fast track drug concurrent with, or after, the filing of the IND for the drug candidate. FDA must determine if the drug candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request. The Fast Track program and FDA’s accelerated approval regulations, which are described in Subpart H of 21 CFR Part 314, provide for an earlier approval for a new product candidate that is (1) intended to treat a serious or life-threatening disease or condition; (2) generally provides a meaningful advantage over available therapies and (3) demonstrates an effect on either a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, or IMM, and is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. A surrogate endpoint is a laboratory measurement or physical sign used as an indirect or substitute measurement representing a clinically meaningful outcome. As a condition of approval, the FDA will require that a sponsor of a product candidate receiving accelerated approval perform post-marketing studies to verify and describe the predicted effect on IMM or other clinical endpoint. The product may be subject to accelerated withdrawal procedures under certain circumstances.

In addition to the Fast Track, accelerated approval and priority review programs discussed above, a sponsor may seek a breakthrough therapy designation. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or conditions, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. A breakthrough therapy designation conveys all of the Fast Track program features, as well as more intensive FDA guidance on an efficient drug development program and a commitment from FDA to involve senior managers and experienced review staff in a proactive collaborative, cross-disciplinary review.

Abbreviated New Drug Applications for Generic Drugs and 505(b)(2)NDAs

NDA applicants are required to list with the FDA each patent with claims covering the applicant’s product or method of using the product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic or 505(b)(2) applicants in support of approval of an ANDA, or a 505(b)(2) application. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown to be bioequivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, preclinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way can often be substituted by pharmacists under prescriptions written for the original listed drug. A 505(b)(2) NDA is an application that contains full reports of investigations of safety and effectiveness but where some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. A 505(b)(2) applicant may be able to rely on published literature or on FDA’s previous findings of safety and effectiveness for an approved drug. A 505(b)(2) NDA may be submitted for changes to a previously approved drug, including, for example, in the dosage form, route of administration, or indication.

The ANDA or 505(b)(2) applicant is required to make a certification to the FDA concerning any patents listed for the approved NDA product in the FDA’s Orange Book. Specifically, the ANDA or 505(b)(2) applicant must certify that: (1) the required patent information has not been filed; (2) the listed patent has expired (3) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patent is invalid or will not be infringed by the new product. The ANDA applicant may also elect to submit a section viii statement certifying that its proposed ANDA labeling does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the applicant does not challenge the listed patents, the ANDA or 505(b)(2) application will not be approved until all the listed patents claiming the referenced product have expired.

A certification that the ANDA or 505(b)(2) product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the ANDA or 505(b)(2) applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA or 505(b)(2) application has been received by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within forty-five days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA or 505(b)(2) application until the earlier of thirty months, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA or 505(b)(2) application will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of the use of our drug candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of fourteen years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND application and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application, except that this review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, if available, we intend to apply for restorations of patent term for some of our currently owned patents beyond their current expiration dates, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA; however, there can be no assurance that any such extension will be granted to us.

Market exclusivity provisions under the FDCA can also delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the U.S. to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA, or a 505(b)(2) NDA, submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA under 505(b)(1) of the FDCA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant Orphan Drug Designation to therapeutic candidates intended to treat a rare disease or condition, which is generally a disease or condition that affects either (1) fewer than 200,000 individuals in the U.S., or (2) more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making available in the U.S. a product candidate for this type of disease or condition will be recovered from sales in the U.S. for that product candidate. Orphan Drug Designation must be requested before submitting an NDA. We have received Orphan Drug Designation for KX2-361 for the treatment of gliomas and Oral Paclitaxel for the treatment of angiosarcomas. After the FDA grants Orphan Drug Designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan Drug Designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product candidate that has Orphan Drug Designation subsequently receives the first FDA approval for the disease for which it has such designation, the product candidate is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication, except under limited circumstances, for seven years. Orphan drug exclusivity, however, could also block the approval of one of our therapeutic candidates for seven years if a competitor obtains approval of the same drug for the same disease or condition as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product candidate for the same indication or disease. Orphan drug exclusivity does not prevent FDA from approving the same drug for a different disease or a different drug for the same disease.

Pediatric Exclusivity and Pediatric Use

Under the Best Pharmaceuticals for Children Act (BPCA), certain therapeutic candidates may obtain an additional six months of exclusivity if the sponsor submits information requested in writing by the FDA, referred to as a Written Request, relating to the use of the active moiety of the product candidate in children. Although the FDA may issue a Written Request for studies on either approved or unapproved indications, it may only do so where it determines that information relating to that use of a product candidate in a pediatric population, or part of the pediatric population, may produce health benefits in that population. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly responds to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied. If the FDA determines that information relating to the use of the new drug in the pediatric population may produce health benefits in the population, the clinical study is deemed to fairly respond to the FDA’s request and the reports of FDA-requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection covering the product are extended by six months. In addition, the Pediatric Research Equity Act, or PREA, requires a sponsor to conduct pediatric studies for most therapeutic candidates, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs and supplements thereto must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must assess the safety and effectiveness of the product candidate for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product candidate is safe and effective. The FDA may grant a waiver or a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the product candidate is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data needs to be collected before the pediatric studies begin. The law requires the FDA to send a PREA Non-Compliance letter to sponsors who have failed to submit their pediatric assessments required under PREA, have failed to seek or obtain a deferral or deferral extension or have failed to request approval for a required pediatric formulation. It further requires the FDA to post the PREA Non-Compliance letter and sponsor’s response.

Post-Approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product candidate reaches the market. Later discovery of previously unknown problems with a product candidate may result in restrictions on the product candidate or even complete withdrawal of the product candidate from the market. After approval, some types of changes to the approved product candidate, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval in a supplemental NDA, or sNDA. An sNDA must contain all of the information necessary to support the change. In the case of a new indication, that information usually consists of at least one clinical trial, and often more. Like an NDA, FDA determines whether the sNDA is sufficiently complete to permit review before it files the sNDA. FDA then reviews the sNDA. Like an NDA, FDA can either approve the sNDA or issue a complete response letter outlining the deficiencies in the sNDA. In addition, the FDA may under some circumstances require testing and surveillance programs to monitor the effect of approved therapeutic candidates that have been commercialized, and the FDA under some circumstances has the power to prevent or limit further marketing of a product candidate based on the results of these post-marketing programs.

Any therapeutic candidates manufactured or distributed pursuant to FDA approvals for prescription drugs are subject to continuing regulation by the FDA, including, among other things:

•	reporting and record-keeping requirements;

•	reporting of adverse experiences;

•	providing the FDA with updated safety and efficacy information;

•	product sampling and distribution requirements;

•	notifying the FDA and gaining its approval of specified manufacturing or labeling changes and

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complying with FDA promotion and advertising requirements, which include, among other things, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in or consistent with the product’s approved labeling, limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet.

Therapeutic manufacturers and other entities involved in the manufacturing of approved therapeutic products are required to register their establishments with the FDA and obtain licenses in certain states and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP and other laws. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural, substantive and record-keeping requirements. In addition, changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require FDA approval before being implemented. FDA regulations would also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon us and any third-party manufacturers used. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information, which is publicly available at www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed under certain limited circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs. The government recently released a regulation and policy to expand and enhance the requirements related to registering and reporting the results of which may result in greater enforcement of these requirements in the future.

Regulation of Outsourcing Facilities

Pharmaceutical drug compounding is a practice in which a licensed pharmacist, a licensed physician, or in the case of an outsourcing facility, a person under the direct supervision of a licensed pharmacist, combines, mixes, or alters ingredients of a drug to create a medication. We are engaged in the compounding of sterile drugs as an outsourcing facility registered with FDA under FDCA Section 503B. Title I of the Drug Quality and Security Act, the Compounding Quality Act, or CQA, allows a facility that compounds sterile drugs to register with FDA as an outsourcing facility. Once registered (which includes payment of an annual fee, among other requirements), an outsourcing facility must meet certain conditions in order to be statutorily exempt from the FDCA’s new drug approval requirements, the requirement to label products with adequate directions for use, and certain product tracing and serialization requirements. Under the CQA, a drug must be lawfully compounded in compliance with the provisions set forth in Section 503B including FDA’s cGMP regulations and related cGMP guidance for outsourcing facilities in order to remain eligible for the statutory exemptions. The outsourcing facility must also bi-annually report specific information about the products that it compounds, including a list of all of the products it compounded during the previous six months pursuant to Section 503B(b)(2). The source of any bulk substance active ingredient used in compounding must be a Section 510-registered manufacturer, and the substances must be accompanied by a Certificate of Analysis. If the outsourcing facility compounds using bulk drug substances, the bulk drug substances must either appear on FDA’s “interim” Category 1 list of bulk substances that may be used in compounding under Section 503B, which are bulk drug substances for which FDA has determined there is a clinical need for use in compounding. Drugs may also be compounded if an FDA-approved drug product appears on FDA’s published drug shortage list.

FDA has not yet finalized its list of bulk drug substances for which there is a clinical need. Provided certain conditions are met, FDA will exercise enforcement discretion concerning interim Category 1 substances pending evaluation of the substances for inclusion on FDA’s final list of bulk drug substances for which there is a clinical need.

In addition, an outsourcing facility must meet other conditions described in the CQA, including reporting adverse events pursuant to Section 503B(b)(5) of the FDCA, and labeling its compounded products with certain information pursuant to Section 503B(a)(10). Outsourcing facilities are prohibited from transferring or otherwise selling compounded drugs through a wholesale distributor, or from compounding drugs that are essentially copies of commercially available, FDA-approved drugs. Outsourcing facilities are subject to FDA inspection, and FDA conducts inspections on a risk-based frequency under Section 503B(b)(4).

Pharmaceutical Coverage, Reimbursement and Pricing

Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval or compound. In the U.S., sales of any products for which we may compound or receive regulatory approval for commercial sale will depend in part on the availability of coverage and reimbursement from third-party payors. Third-party payors include managed care providers, private health insurers and other organizations as well as government payors such as Medicare, Medicaid, TRICARE and the Department of Veterans Affairs.

The process for determining whether a payor will provide coverage for a product is typically separate from the process for setting the reimbursement rate that the payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list or formulary which might not include all of the FDA-approved products for a particular indication. Also, third-party payors may refuse to include a particular branded drug on their formularies or otherwise restrict patient access to a branded drug when a less costly generic equivalent or other alternative is available. However, under Medicare Part D—Medicare’s outpatient prescription drug benefit—there are protections in place to ensure coverage and reimbursement for oncology products and all Part D prescription drug plans are required to cover substantially all anti-cancer agents. However, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be available. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. In order to obtain coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of any products, in addition to the costs required to obtain regulatory approvals. Our drug candidates may not be considered medically necessary or cost-effective. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover an approved product as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit.

Government Programs

Medicaid, the 340B Drug Pricing Program, and Medicare

Federal law requires that a pharmaceutical manufacturer, as a condition of having its products receive federal reimbursement under Medicaid and Medicare Part B, must pay rebates to state Medicaid programs for all units of its covered outpatient drugs dispensed to Medicaid beneficiaries and paid for by a state Medicaid program under either a fee-for-service arrangement or through a managed care organization. This federal requirement is effectuated through a Medicaid drug rebate agreement between the manufacturer and the Secretary of Health and Human Services. The Centers for Medicare & Medicaid Services (“CMS”) administers the Medicaid drug rebate agreements, which provide, among other things, that the drug manufacturer will pay rebates to each state Medicaid agency on a quarterly basis and report certain price information on a monthly and quarterly basis. The rebates are based on prices reported to CMS by manufacturers for their covered outpatient drugs. For innovator products, that is, drugs that are marketed under approved NDAs, the basic rebate amount is the greater of 23.1% of the average manufacturer price (“AMP”) for the quarter or the difference between such AMP and the best price for that same quarter. The AMP is the weighted average of prices paid to the manufacturer (1) directly by retail community pharmacies and (2) by wholesalers for drugs distributed to retail community pharmacies. The best price is essentially the lowest price available to non-governmental entities. Innovator products are also subject to an additional rebate that is based on the amount, if any, by which the product’s current AMP has increased over the baseline AMP, which is the AMP for the first full quarter after launch, adjusted for inflation. For non-innovator products, generally generic drugs marketed under approved abbreviated new drug applications, the basic rebate amount is 13% of the AMP for the quarter. Non-innovator products are also subject to an additional rebate. The additional rebate is similar to that discussed above for innovator products, except that the baseline AMP quarter is the fifth full quarter after launch (for non-innovator multiple source drugs launched on April 1, 2013 or later) or the third quarter of 2014 (for those launched before April 1, 2013). To date, the rebate amount for a drug has been capped at 100% of the AMP; however, effective January 1, 2024, this cap will be eliminated, which means that a manufacturer could pay a rebate amount on a unit of the drug that is greater than the average price the manufacturer receives for the drug.

The terms of participation in the Medicaid drug rebate program impose an obligation to correct the prices reported in previous quarters, as may be necessary. Any such corrections could result in additional or lesser rebate liability, depending on the direction of the correction. In addition to retroactive rebates, if a manufacturer were found to have knowingly submitted false information to the government, federal law provides for civil monetary penalties for failing to provide required information, late submission of required information, and false information.

A manufacturer must also participate in a federal program known as the 340B drug pricing program in order for federal funds to be available to pay for the manufacturer’s drugs under Medicaid and Medicare Part B. Under this program, the participating manufacturer agrees to charge certain federally funded clinics and safety net hospitals no more than an established discounted price for its covered outpatient drugs. The formula for determining the discounted price is defined by statute and is based on the AMP and the unit rebate amount as calculated under the Medicaid drug rebate program, discussed above. Manufacturers are required to report pricing information to the Health Resources and Services Administration (“HRSA”) on a quarterly basis. HRSA has also issued regulations relating to the calculation of the ceiling price as well as imposition of civil monetary penalties for each instance of knowingly and intentionally overcharging a 340B covered entity.

Federal law also requires that manufacturers report data on a quarterly basis to CMS regarding the pricing of drugs that are separately reimbursable under Medicare Part B. These are generally drugs, such as injectable products, that are administered “incident to” a physician service and are not generally self-administered. The pricing information submitted by manufacturers is the basis for reimbursement to physicians and suppliers for drugs covered under Medicare Part B. As with the Medicaid drug rebate program, federal law provides for civil monetary penalties for failing to provide required information, late submission of required information, and false information.

Medicare Part D provides prescription drug benefits for seniors and people with disabilities. Medicare Part D beneficiaries had a gap in their coverage (between the initial coverage limit and the point at which catastrophic coverage begins) where Medicare did not cover their prescription drug costs, known as the coverage gap. However, by 2020, Medicare Part D beneficiaries will pay 25% of drug costs after they reach the initial coverage limit - the same percentage they were responsible for before they reached that limit - thereby closing the coverage gap. Most of the cost of closing the coverage gap is being borne by innovator companies and the government through subsidies. Each manufacturer of a drug approved under an NDA is required to enter into a Medicare Part D coverage gap discount agreement and provide a 70% discount on those drugs dispensed to Medicare beneficiaries in the coverage gap, in order for its drugs to be reimbursed by Medicare Part D.

Federal Contracting/Pricing Requirements

Manufacturers are also required to make their covered drugs, which are generally drugs approved under NDAs, available to authorized users of the Federal Supply Schedule (“FSS”) of the General Services Administration. The law also requires manufacturers to offer deeply discounted FSS contract pricing for purchases of their covered drugs by the Department of Veterans Affairs, the Department of Defense (“DoD”), the Coast Guard, and the Public Health Service (including the Indian Health Service) in order for federal funding to be available for reimbursement or purchase of the manufacturer’s drugs under certain federal programs. FSS pricing to those four federal agencies for covered drugs must be no more than the Federal Ceiling Price (“FCP”), which is at least 24% below the Non-Federal Average Manufacturer Price (“Non-FAMP”) for the prior year. The Non-FAMP is the average price for covered drugs sold to wholesalers or other middlemen, net of any price reductions.

The accuracy of a manufacturer’s reported Non-FAMPs, FCPs, or FSS contract prices may be audited by the government. Among the remedies available to the government for inaccuracies is recoupment of any overcharges to the four specified federal agencies based on those inaccuracies. If a manufacturer were found to have knowingly reported false prices, in addition to other penalties available to the government, the law provides for civil monetary penalties of $100,000 per incorrect item. Finally, manufacturers are required to disclose in FSS contract proposals all commercial pricing that is equal to or less than the proposed FSS pricing, and subsequent to award of an FSS contract, manufacturers are required to monitor certain commercial price reductions and extend commensurate price reductions to the government, under the terms of the FSS contract Price Reductions Clause. Among the remedies available to the government for any failure to properly disclose commercial pricing and/or to extend FSS contract price reductions is recoupment of any FSS overcharges that may result from such omissions.

Tricare Retail Pharmacy Network Program

The DoD provides pharmacy benefits to current and retired military service members and their families through the Tricare healthcare program. When a Tricare beneficiary obtains a prescription drug through a retail pharmacy, the DoD reimburses the pharmacy at the retail price for the drug rather than procuring it from the manufacturer at the discounted FCP discussed above. In order for the DoD to realize discounted prices for covered drugs (generally drugs approved under NDAs), federal law requires manufacturers to pay refunds on utilization of their covered drugs sold to Tricare beneficiaries through retail pharmacies in DoD’s Tricare network. These refunds are generally the difference between the Non-FAMP and the FCP and are due on a quarterly basis. Absent an agreement from the manufacturer to provide such refunds, DoD will designate the manufacturer’s products as Tier 3 (non-formulary) and require that beneficiaries obtain prior authorization in order for the products to be dispensed at a Tricare retail network pharmacy. However, refunds are due whether or not the manufacturer has entered into such an agreement.

Branded Pharmaceutical Fee

A branded pharmaceutical fee is imposed on manufacturers and importers of branded prescription drugs, generally drugs approved under NDAs. The fee is $2.8 billion in 2019 and subsequent years. This annual fee is apportioned among the participating companies based on each company’s sales of qualifying products to or utilization by certain U.S. government programs during the preceding calendar year. The fee is not deductible for U.S. federal income tax purposes. Utilization of generic drugs, generally drugs approved under ANDAs, is not included in a manufacturer’s sales used to calculate its portion of the fee.

The ACA

Effective in 2010, the Affordable Care Act (“ACA”) made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs from 15.1% of average manufacturer price, or AMP, to 23.1% of AMP, and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The ACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization as of 2010 and by expanding the population potentially eligible for Medicaid drug benefits. CMS will expand Medicaid rebate liability to the territories of the U.S. as well, beginning in 2023, if the territories elect to enroll in the Medicaid Drug Rebate Program. In addition, the ACA provides for the public availability of retail survey prices and certain weighted average AMPs under the Medicaid program. The implementation of this requirement by CMS may also provide for the public availability of pharmacy acquisition cost data, which could influence our decisions related to setting product prices and offering related discounts.

With regard to the 340B program, effective in 2010, the ACA expanded the types of entities eligible to receive discounted 340B pricing; although, under the current state of the law, with the exception of children’s hospitals, these newly eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs when used for the orphan indication.

The adoption of government controls and measures and tightening of restrictive policies in jurisdictions with existing controls and measures, could also limit payments for pharmaceuticals.

The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Generic Drugs

Given that we manufacture and market generic drug products, our business may be impacted by laws and policies governing the coverage, pricing and reimbursement of generic drugs. Generic drugs are the same API as initial innovator medicines and are typically more affordable in comparison to the innovator’s products. Sales of generic medicines have benefitted from policies encouraging generic substitution and a general increasing acceptance of generic drugs on the part of healthcare insurers, consumers, physicians and pharmacists. However, while the U.S. generics market is one of the largest in the world, the recent trend of rising generic drug prices has drawn scrutiny from the U.S. government. Specifically, generic drug pricing is the subject of Congressional inquiries and media attention, and many generic drug manufacturers are the targets of government investigations.

In addition, like branded drug manufacturers, generic drug manufacturers are now required to pay an inflation penalty if price increases on generic drugs exceed the rate of inflation.

Also, the ACA revised the methodology for setting Medicaid generic drug reimbursement in order to further limit the reimbursement of generic drugs under the Medicaid program. Specifically, the Federal Upper Limit (“FUL”), which establishes the government’s maximum payment amount for certain generic drugs, is no less than 175% of the weighted average of the most recently reported monthly AMPs for pharmaceutically and therapeutically equivalent multiple source drug products that are available for purchase by retail community pharmacies on a nationwide basis. Similarly, reimbursement for generic drugs is also limited in Medicare Part B, as the Average Sales Price (the metric upon which reimbursement is based or ASP) for multiple-source drugs included within the same multiple-source drug billing and payment code is the volume-weighted average of the various manufacturers’ ASPs for those drug products.

Reimbursement for Compounded Drugs

Given that we intend to compound and sell compounded products, some of which may include APIs that we manufacture, our business may be impacted by the downstream coverage and reimbursement of compounded products. Generally, federal reimbursement is available for compounded drugs but is typically dependent upon whether the individual ingredients or bulk drug substances that make up the compounded product are FDA-approved. Certain of our API products have not yet received FDA approval.

There is a national payment policy for compounded drugs under Medicare Part B, but the policy is unclear because it does not stipulate whether payment is available for ingredients that are bulk drug substances, which are generally not FDA-approved. Under Medicare Part B, claims for compounded drugs are typically submitted using a billing code for “not otherwise classified drugs,” and CMS contractors who process Part B claims may conduct further reviews of outpatient claims to determine whether the drug billed under a nonspecific billing code is a compounded drug and to identify its ingredients in order to make payment decisions. However, CMS contractors who process Part B claims do not always collect information on the FDA-approval status of drug ingredients, and, therefore, payment may be made for ingredients that are not FDA-approved products. Therefore, there is uncertainty as to whether Medicare payments for compounded drugs are consistent with the Medicare Part B policy.

Under Medicare Part D, federal payments are not available for non-FDA-approved products—including bulk drug substances—and inactive ingredients used to make a compounded drug. Insurers that offer Medicare Part D benefits and Part D-only sponsors, generally, pay pharmacies for each ingredient in the compounded drug that is an FDA-approved product and is otherwise eligible for reimbursement under Part D. However, with respect to non-FDA approved bulk drug substances, insurers that offer Medicare Part D benefits and Part D-only sponsors may choose to pay for such bulk substances but may not submit these payments as part of the Part D transaction data CMS uses to determine federal payments to Part D plans.

Healthcare Fraud and Abuse Laws and Compliance Requirements

We are subject to various federal and state laws targeting fraud and abuse in the healthcare industry. These laws may impact, among other things, our proposed sales and marketing programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration (a term interpreted broadly to include anything of value, including, for example, gifts, discounts, chargebacks, and credits), directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment to Medicare, Medicaid or other third-party payors that are false or fraudulent, or making a false statement or record material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money owed to the federal government;

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provisions of the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes, referred to as the “HIPAA All-Payor Fraud Prohibition,” that prohibit knowingly and willfully executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

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the federal transparency laws, including the federal Physician Payment Sunshine Act, which was part of the ACA, that require manufacturers of certain drugs and biologics to track and annually report payments and other transfers of value they make to U.S. physicians, physician assistants, certain types of advance care nurses, and teaching hospitals, as well as physician ownership and investment interests in the manufacturer, and that such information is subsequently made publicly available in a searchable format on a CMS website;

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provisions of HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, state transparency reporting and compliance laws; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and which may not have the same effect, thus complicating compliance efforts.

The ACA broadened the reach of the fraud and abuse laws by, among other things, amending the intent requirement of the federal Anti-Kickback Statute and the applicable criminal healthcare fraud statutes contained within 42 U.S.C. § 1320a-7b. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act or the civil monetary penalties statute. Many states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

The federal False Claims Act prohibits anyone from, among other things, knowingly presenting, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services that are false or fraudulent. Although we would not submit claims directly to payors, manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. In addition, our future activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state and third-party reimbursement for our products, and the sale and marketing of our products, are subject to scrutiny under this law. For example, pharmaceutical companies have been prosecuted under the federal False Claims Act in connection with their alleged off-label promotion of drugs, purportedly concealing price concessions in the pricing information submitted to the government for government price reporting purposes, and allegedly providing free product to customers with the expectation that the customers would bill federal health care programs for the product. Penalties for a False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties for each separate false claim, the potential for exclusion from participation in federal healthcare programs, and, although the federal False Claims Act is a civil statute, conduct that results in a False Claims Act violation may also implicate various federal criminal statutes. In addition, private individuals have the ability to bring actions under the federal False Claims Act, and certain states have enacted laws modeled after the federal False Claims Act.

New Legislation and Regulations

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the testing, approval, manufacturing, marketing, coverage and reimbursement of products regulated by the FDA or other government agencies. In addition to new legislation, FDA and healthcare fraud and abuse and coverage and reimbursement regulations and policies are often revised or interpreted by the agency in ways that may significantly affect our business and our products. Most recently, the Tax Cuts and Jobs Act (the “Tax Reform Act”) was enacted, which, among other things, removes penalties for not complying with the individual mandate to carry health insurance. On June 17, 2021, the United States Supreme Court dismissed a challenge to the constitutionality of the ACA on procedural grounds because the individual mandate was repealed by Congress. It is possible that there will be changes to the ACA in the future. Additional reforms could have an adverse effect on anticipated revenues from therapeutic candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop therapeutic candidates. However, we cannot predict the ultimate content, timing or effect of any healthcare reform legislation or the impact of potential legislation on us.

Furthermore, in the U.S., the health care industry is subject to political, economic and regulatory influences. Initiatives to reduce the federal budget and debt and to reform health care coverage are increasing cost-containment efforts. We anticipate that federal agencies, Congress, state legislatures and the private sector will continue to review and assess alternative health care benefits, controls on health care spending, and other fundamental changes to the healthcare delivery system. Any proposed or actual changes could limit coverage or the amounts that federal and state governments will pay for health care products and services, which could also result in reduced demand for our products or additional pricing pressures and limit or eliminate our spending on development projects and affect our ultimate profitability. We are not able to predict whether further legislative changes will be enacted or whether FDA or healthcare fraud and abuse or coverage and reimbursement regulations, guidance, policies or interpretations will be changed or what the effect of such changes, if any, may be.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act of 1977 (“FCPA”) prohibits any U.S. individual or business from corruptly offering, paying, promising or authorizing the provision of anything of value, directly or indirectly, to any foreign official, foreign political party or official thereof, or candidate for foreign political office to obtain or retain business. The FCPA also obligates companies whose securities are listed in the U.S. to comply with accounting provisions requiring the issuer to maintain books and records that accurately and fairly reflect all transactions of the issuer and its controlled subsidiaries and to devise and maintain an adequate system of internal accounting controls.

Environment

We are subject to inspections by the FDA for compliance with cGMP and other U.S. regulatory requirements, including U.S. federal, state and local regulations regarding environmental protection and hazardous and controlled substance controls, among others. Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. We have incurred, and may continue to incur, significant expenditures to ensure that we are in compliance with these laws and regulations. We would be subject to significant penalties for failure to comply with these laws and regulations.

China Government Regulation

In the People’s Republic of China (“PRC” or “China,” for the purposes of this document only, except where the context requires otherwise, references to China or the PRC exclude the special administrative regions of Hong Kong and Macau and Taiwan), we operate in an increasingly complex legal and regulatory environment. We are subject to a variety of PRC laws, rules and regulations affecting many aspects of our business. This section summarizes the principal PRC laws, rules and regulations relevant to our business and operations.

Foreign Investment in Pharmaceutical Industry

Foreign investment in China was previously subject to the Catalogue for the Guidance of Foreign Investment Industries (2017 Revision) issued and effective beginning July 28, 2017, and the Special Administrative Measures for the Access of Foreign Investment (2018 Revision) (the “Negative List”) issued and effective beginning July 28, 2018, which together comprised the encouraged foreign-invested industries catalogue and the special administrative measures for the access of foreign investments to the restricted or the prohibited foreign-invested industries. The latter set out restrictions such as percentage of shareholding and qualifications of senior management. The Catalogue of Industries in which Foreign Investment is Encouraged and the Negative List have been revised several times. The most updated Catalogue of Industries in which Foreign Investment is Encouraged revision was issued on December 27, 2020 (the “2020 Catalogue”) and came into effect on January 27, 2021. The most updated Negative List was issued on December 27, 2021 (the “2021 Negative List”) and took effect on January 1, 2022, which further reduced restrictions on foreign investment. The manufacturing and production of new anti-cancer drugs, new cardiovascular medicine and new nervous system drugs all fall within the field of industries in which foreign investment is encouraged in the 2020 Catalogue.

General Regulations on China Drug Administration

The pharmaceuticals industry in China is mainly regulated and administrated by the National Medical Products Administration (the “NMPA”), under the administration of the State Administration for Market Regulation (the “SAMR”), the National Health Commission (the “NHC”) and the National Health Care Security Administration (the “NHSA”). Pursuant to the Decision of the First Session of the Thirteenth National People’s Congress on the State Council of the PRC (the “State Council”) Institutional Reform Proposal promulgated by the National People’s Congress of the PRC on March 17, 2018, (1) the SAMR was established; and the China Food and Drug Administration (the “CFDA”) ceased to exist, while the NMPA was established under the administration of the SAMR; (2) the National Health and Family Planning Commission ceased to exist, while the NHC shall be established as a department under the State Council, incorporating duties of supervision and management which had been assigned to relevant departments and (3) the NHSA was established as a bureau directly subordinate to the State Council.

The NMPA, which inherited the drug supervision function from its predecessor the CFDA, is the primary drug regulator responsible for almost all of the key stages of the life-cycle of pharmaceutical products, including preclinical research, clinical trials, marketing approvals, manufacturing, advertising and promotion, distribution and pharmacovigilance.

The PRC Drug Administration Law (the “PRC Drug Administration Law”) promulgated by the Standing Committee of the National People’s Congress in 1984 and the Implementing Measures of the PRC Drug Administration Law promulgated by the Ministry of Health, or the MOH, in 1989 set forth the legal framework for the administration of pharmaceutical products, including the research, development and manufacturing of drugs.

The PRC Drug Administration Law was revised in February 2001, December 2013, April 2015, and again in August 2019. The purpose of the revisions was to strengthen the supervision and administration of pharmaceutical products and to ensure the quality and safety of those products for human use. The revised PRC Drug Administration Law applies to entities and individuals engaged in the development, production, trade, application, supervision and administration of pharmaceutical products. It regulates and prescribes a framework for the administration of pharmaceutical preparations of medical institutions and for the development, research, manufacturing, distribution, packaging, pricing and advertisement of pharmaceutical products. New Implementing Measures of the PRC Drug Administration Law promulgated by the State Council took effect in September 2002 and was revised in February 2016, and again in March 2019, providing detailed implementing regulations for the revised PRC Drug Administration Law.

The PRC Drug Administration Law was newly revised on August 26, 2019 and came into effect on December 1, 2019. As compared to the old law, the current revised PRC Drug Administration Law mainly includes the following key highlights:

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The supervision and administration of pharmaceutical products will be improved by emphasizing the responsibility of the enterprise, strengthening the management of drug production process and clarifying the traceability requirements of drug quality and safety;

•	The responsibility for drug supervision will be clarified, and the supervision measures will be improved;

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The punishment of illegal behaviors will be aggravated by increasing the fine limit, strengthening the punishment for the relevant personnel of pharmaceutical production enterprises and supplementing the responsibility of the drug marketing authorization holder (the “MAH”);

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The MAH system will be implemented, which will cause the MAH holder to undertake the responsibility of the safety and effectiveness of drugs and to bear legal responsibility during the whole process of development, production, management and use of drugs; and

•	The drug approval system will be reformed, including the abolishment of the separation of GMP and GSP certification.

Under these regulations, we need to follow related regulations for preclinical research, clinical trials and production of new drugs.

On April 27, 2021, the General Office of the State Council published the Opinions on Comprehensively Strengthening Regulatory Capacity for Drugs. The Opinions introduced the general requirements and several key tasks and safeguards to improve regulations on drugs, including enhancing drug inspection capability and establishing a national pharmacovigilance system.

Good Laboratories Practice Certification for Preclinical Research

To improve the quality of preclinical research, the CFDA promulgated the Administrative Measures for Good Laboratories Practice of Preclinical Laboratory in 2003, which was revised in 2017, and began to conduct the certification program of GLP. In addition, the CFDA promulgated the Administrative Measures for the Certification of Good Laboratory Practices of Preclinical Laboratory in April 2007 which determines whether an institution is qualified for undertaking pharmaceutical preclinical research upon the evaluation of the institution’s organizational administration, its research personnel, its equipment and facilities and its operation and management of preclinical pharmaceutical projects. If all requirements are met, a GLP Certification will be issued by the CFDA, and the result will be published on the CFDA’s website.

Approval for Clinical Trials and Production of New Drugs

According to the Provisions for Drug Registration promulgated by the SAMR in January 2020, which abolished the old Provisions for Drug Registration promulgated by the CFDA in 2007, the PRC Drug Administration Law, the Provisions on the Administration of Special Examination and Approval of Registration of New Drugs, or the Special Examination and Approval Provisions issued by the CFDA in 2009 and the Circular on Information Publish Platform for Pharmaceutical Clinical Trials issued by the NMPA in 2013, we must comply with the following procedures and obtain several approvals for clinical trials and production of new drugs.

Clinical Trial Application

Upon completion of its preclinical research, a research institution must apply for approval of a CTA before conducting clinical trials. According to the Decision of the CFDA on Adjusting the Approval Procedures of the Administrative Approval Items for Certain Drugs promulgated by the CFDA on March 17, 2017, the decision on the approval of clinical trials of drugs enacted by the CFDA can be made by the Center for Drug Evaluation of the CFDA, or the CDE in the name of the CFDA from May 1, 2017. In July 2018, the NMPA promulgated the Announcement on Adjusting Evaluation and Approval Procedures for Clinical Trials for Drugs, which further adjusted for those who apply for drug clinical trials in China, and stipulated that if an applicant does not receive any negative or questioning opinions from the CDE within sixty days after the date of accepting the application and the payment of the fee, drug clinical trials may be conducted in accordance with the plan being submitted.

According to the Provisions for Drug Registration (2020 Revision), a drug clinical trial consists of Phase I clinical trial, Phase II clinical trial, Phase III clinical trial, Phase IV clinical trial, and bioequivalence trial. Pursuant to the characteristics of a drug and the research purpose, the research contents shall include clinical pharmacological research, exploratory clinical trial, confirmatory clinical trial and post-marketing research. Clinical trials must be conducted in accordance with the new Administrative Measures for Good Clinical Practice, which was promulgated by NMPA and NHC on April 23, 2020 and took effect on July 1, 2020, which also sets forth the requirements for conducting the clinical trial, including preparation of clinical trials, clinical trial protocol, duties of the sponsor and investigators and protection of the trial subjects. According to the Announcement on Adjusting Evaluation and Approval Procedures for Clinical Trials for Drugs issued by the NMPA on July 24, 2018, where the application for clinical trial of new drug has been approved, upon the completion of Phases I and II clinical trials and prior to Phase III clinical trial, the applicant shall submit the application for Communication Session to CDE to discuss with CDE the key technical questions including the design of Phase III clinical trial protocol.

New Drug Application

According to the Provisions for Drug Registration (2020 Revision), upon completion of clinical trials, determination of quality standards, completion of validation of commercial-scale production processes, and preparation for acceptance of verification and inspection for drug registration, the applicant may apply to the NMPA for approval of a new drug application. The NMPA then determines whether to approve the application according to the comprehensive evaluation opinion provided by the CDE of the NMPA. We must obtain approval of a new drug application before our drugs can be manufactured and sold in the Chinese market.

Drug Manufacturing Permit and Good Manufacturing Practice

Pursuant to the PRC Drug Administration Law and its implementing measures, a drug manufacturer must obtain a Drug Manufacturing Permit from the local branch of the NMPA at provincial level before it starts to manufacture drug products. Prior to granting such permit, the relevant government authority will inspect the applicant’s production facilities, and decide whether the sanitary conditions, quality assurance system, management structure and equipment within the facilities have met the required standards. Each Drug Manufacturing Permit is valid for a period of five years and the manufacturer is required to apply for renewal of the permit within six months prior to its expiration date and will be subject to reassessment by the authority in accordance with then prevailing legal and regulatory requirements for the purposes of such renewal. All facilities and techniques used in the manufacture of products for clinical use or for sale in China must be operated in conformity with GMP guidelines as established by the MOH and CFDA. GMP certification was no longer required from December 2019 and regular and random onsite checking and supervision will be implemented by the relevant authority. Failure to comply with applicable requirements could result in the termination of manufacturing and significant fines. The NMPA promulgated the Administration Measures for Drug Inspection (for Trial Implementation) in May 2021, which provides details of the onsite checking and inspection procedures and requirements after GMP certification was abolished.

Animal Test Permits

According to Regulations for the Administration of Affairs Concerning Experimental Animals promulgated by the State Science and Technology Commission in November 1988, as revised in January 2011, July 2013, and March 2017, and Administrative Measures on the Certificate for Animal Experimentation (for Trial Implementation) promulgated by the State Science and Technology Commission and other regulatory authorities in December 2001, performing experimentation on animals requires a Certificate for Use of Laboratory Animals. Applicants must satisfy the following conditions:

•	Laboratory animals must be qualified and sourced from institutions that have Certificates for Production of Laboratory Animals;

•	The environment and facilities for the animals’ living and propagating must meet state requirements;

•	The animals’ feed and water must meet state requirements;

•	The animals’ feeding and experimentation must be conducted by professionals, specialized and skilled workers or other trained personnel;

•	The management systems must be effective and efficient; and

•	The applicable entity must follow other requirements as stipulated by the PRC laws and regulations.

Drug Registration Classification and Special Examination and Approval

According to the Provisions for Drug Registration (2007 Revision), drug registration applications are divided into three different types, namely Domestic New Drug Application, Domestic Generic Drug Application and Imported Drug Application. Drugs fall into one of three categories, namely chemical medicine, biological product or traditional Chinese or natural medicine. The registrations of chemical medicines are divided into six categories, among which, a Category 1 drug is a new drug that has never been marketed in any country. However, the Provisions for Drug Registration (2020 Revision) stipulated that drug registration shall be classified into several categories including traditional Chinese drugs, chemical drugs and biological drugs. Among them, the registration applications of chemical drugs shall be categorized by innovative chemical drugs, modified new chemical drugs, generic chemical drugs, etc.

In March 2016, the CFDA promulgated the Work Plan for Reforming the Chemical Medicines Registration Classification System, under which, the registrations of chemical medicines are divided into five categories as follows:

Category 1: Innovative drugs that are not marketed both domestically and abroad. These drugs contain new compounds with clear structures and pharmacological effects, and they have clinical value.

Category 2: Modified new drugs that are not marketed both domestically and abroad. With known active components, the drug’s structure, phase, prescription manufacturing process, administration route and indication are optimized, and it has obvious clinical advantage.

Category 3: The drugs that are imitated by domestic applicants to original drugs that have been marketed abroad but not domestically. These kinds of drugs are supposed to have the same quality and effects with original drugs. Original drugs are the foremost drugs that are approved to be marketed domestically and /or abroad with complete and full safety and validity data as marketing evidence.

Category 4: The drugs that are imitated by domestic applicants to original drugs that have been marketed domestically. These kinds of drugs are supposed to have the same quality and effects with original drugs.

Category 5: The drugs that have been marketed abroad are applied to be marketed domestically.

As a support policy and implementing rule of the Provisions for Drug Registration (2020 Revision), the NMPA issued the Chemical Drug Registration Classification and Application Data Requirements in June 2020, effective in July 2020, which reaffirmed the principles of the classification of chemical drugs set forth by the Work Plan for Reforming the Chemical Medicines Registration Classification System, and made minor adjustments to the subclassifications of Category 5. According to such regulation, Category 5.1 are innovative chemical drugs and improved new chemical drugs while Category 5.2 are generic chemical drugs, all of which shall have been already marketed abroad but not yet approved in China.

According to the Special Examination and Approval Provisions for New Drugs, the CFDA conducts special examination and approval for new drugs registration application when:

(1)	active ingredients and their preparations extracted from plants, animals and minerals, and newly discovered medical materials and their preparations have not been marketed in China;

(2)	the chemical raw material medicines as well as the preparations and biological products thereof have not been approved for marketing home and abroad

(3)	the new drugs are for treating AIDS, malignant tumors and rare diseases, etc., and have obvious advantages in clinic treatment; or

(4)	the new drugs are for treating diseases with no effective methods of treatment.

The Special Examination and Approval Provisions for New Drugs provide that the applicant may file for special examination and approval at the stage of Clinical Trial Application if the drug candidate falls within items (1) or (2), and for drug candidates that fall within items (3) or (4), the application for special examination and approval must be made when filing for production.

Adjustment on the Administration of Imported Drug Registration

On October 10, 2017, the CFDA promulgated the Decision on Adjusting Relevant Matters Concerning the Administration of Imported Drug Registration, effective as of the date of its promulgation, which stipulates that, among others, (1) simultaneous research and application are allowed, meaning that, in the case of a clinical trial concerning a drug subject thereto to be conducted at an international multi-center clinical trial (“IMCCT”) in China, Phase 1 clinical trials of the drug are allowed simultaneously, and the requirement that the drug subject to the clinical trial need to have been previously registered overseas or to have entered a Phase 2 or Phase 3 clinical trial shall not apply, except for preventative biological products; (2) the drug registration procedure is to be optimized, meaning that, upon the completion of a clinical trial at an IMCCT in China, an applicant may directly file a drug registration application and (3) for a new chemical drug or an innovative therapeutic biological drug for which a clinical trial or market registration is made, in each case as an imported drug, the requirement that such drug has received an overseas license issued by the country or region where the drug’s overseas pharmaceutical manufacturer is located shall not apply.

Changes to the Review and Approval Process

In August 2015, the State Council issued a statement, Opinions on Reforming the Review and Approval Process for Pharmaceutical Products and Medical Devices, which contained several potential policy changes that could benefit the pharmaceutical industry:

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A plan to accelerate innovative drug approval with a special review and approval process, with a focus on areas of high unmet medical needs, including drugs for HIV, cancer, serious infectious diseases, orphan diseases and drugs on national priority lists.

•	A plan to adopt a policy which would allow companies to act as the marketing authorization holder and to hire contract manufacturing organizations to produce drug products.

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A plan to improve the review and approval of clinical trials, and to allow companies to conduct clinical trials at the same time as they are in other countries and encourage local clinical trial organizations to participate in international multi-center clinical trials.

In November 2015, the CFDA released the Circular Concerning Several Policies on Drug Registration Review and Approval, which further clarified the following policies potentially simplifying and accelerating the approval process of clinical trials:

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A one-time umbrella approval procedure allowing approval of all phases of a new drug’s clinical trials at once, rather than the current phase-by-phase approval procedure, will be adopted for new drugs’ CTAs.

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A fast track drug registration or clinical trial approval pathway will be available for the following applications: (1) registration of innovative new drugs treating HIV, cancer, serious infectious diseases and orphan diseases; (2) registration of pediatric drugs; (3) registration of geriatric drugs and drugs treating China-prevalent diseases; (4) registration of drugs sponsored by national science and technology grants; (5) registration of innovative drugs using advanced technology, using innovative treatment methods, or having distinctive clinical benefits; (6) registration of foreign innovative drugs to be manufactured locally in China; (7) concurrent applications for new drug clinical trials which are already approved in the U.S. or EU, or concurrent drug registration applications for drugs which have applied for marketing authorization and passed onsite inspections in the U.S. or EU and are manufactured using the same production line in China and (8) clinical trial applications for drugs with urgent clinical need and patent expiry within three years, and marketing authorization applications for drugs with urgent clinical need and patent expiry within one year.

In March 2016, the CFDA issued the Interim Provisions on the Procedures for Drug Clinical Trial Data Verification that provides procedural rules for CFDA’s on-site verification of clinical data before drug approvals.

Also, in February 2016, the CFDA published the Opinions on Implementing a Prioritized Review System to Avoid Drug Review Backlogs, which introduces a prioritized review and approval pathway to clinical trial applications and registration applications of certain drugs as part of CFDA’s ongoing reform of its current drug review and approval system.

The CFDA issued the Procedures for Priority Examination and Approval of Medical Devices (Procedures) on October 25, 2016, which came into effect on January 1, 2017. The Procedures, composed of seventeen articles, specify that the priority in examination and approval shall be given, in relation to the applications of registering Class-III domestic, or Class-II and Class-III imported medical devices, when those applications fall within such categories as diagnosis or treatment of rare disease or malignant tumor with significant clinical advantage. According to the Procedures, the medical device technical evaluation center of the CFDA will tentatively decide on the applicants applying for their project given priority examination and approval, names of their products and the reception numbers and disclose such information on its website for a period of no less than five working days. The Procedures provide that for projects given priority in examination and approval, the medical device technical evaluation center shall communicate with applicants in an active way, as required by applicable provisions, in the course of evaluating relevant technologies and may arrange for special talks when necessary; food and drug administrative departments at provincial levels shall take the review of the registered quality management system of medical devices as priority and the CFDA will prioritize their administrative examination and approval.

In December 2017, the CFDA innovations promulgated the Opinions on Encouraging the Prioritized Evaluation and Approval for Drug, which abolished the Opinions on Implementing a Prioritized Review System to Avoid Drug Review Backlogs. The CFDA would prioritize the examination and approval on applications of new drugs in particular cases, including (1) applications of new drugs with significant clinical value satisfying particular conditions; (2) applications of new drugs with significant clinical advantages preventing or treating particular diseases and (3) other particular conditions.

According to the Announcement on Optimizing the Evaluation and Approval of Drug Registration promulgated by the NMPA and the NHC in May 2018, the Chinese government seeks to further simplify and accelerated the clinical trial approval process.

The Provisions for Drug Registration (2020 Revision) has incorporated the previous reform in respect of the accelerated approval for clinical trial and drug marketing registration and introduces four procedures for expedited marketing registration of drugs, which are procedures for groundbreaking therapeutic drugs, procedures for conditional approval, procedures for prioritized reviews and approval, and procedures for special examination and approval:

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Procedures for ground-breaking therapeutic drugs: during the drug clinical trials, for an innovative drug or improved new drug used for prevention and treatment of life-threatening illnesses or illnesses which have a serious impact on quality of life and for which there is no other effective prevention and treatment method or there is adequate evidence to prove that the said innovative drug or modified new drug has obvious clinical advantages over existing treatment approach, the applicant may request for application of procedures for ground-breaking therapeutic drugs.

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Procedures for conditional approval: during the drug clinical trials, for drugs which fall under the following circumstances, an application for conditional approval of marketing registration may be submitted (i) for drugs for treatment of life threatening illnesses for which there is no effective treatment approach, the clinical trial of drugs already has data to prove efficacy and is able to forecast the clinical value; (ii) for drugs urgently needed for public health, the clinical trial of drugs already has data to prove efficacy and is able to forecast the clinical value; and (iii) for other vaccines urgently needed for major public health emergencies or deemed by the NHC to be urgently needed, its benefits outweigh the risks according to the evaluation.

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Procedures for prioritized reviews and approval: at the time of the drug marketing registration, drugs have obvious clinical value may apply for application of procedures for prioritized review and approval, including (i) clinically and urgently needed but insufficient drug, innovative drugs and modified new drugs for prevention and treatment of major contagious diseases and rare diseases; (ii) new pharmaceutical product types, dosage form and specifications of pediatric drugs which comply with pediatric physiological characteristics; (iii) vaccines and innovative vaccines urgently needed for prevention and control of diseases; (iv) drug included in the procedures for ground-breaking therapeutic drug; (v) drug which comply with conditional approval criteria; and (vi) other circumstances of prioritized review stipulated by the NMPA.

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Procedures for special examination and approval: at the time of a threat or occurrence of public health emergency, the NMPA may, in accordance with law, decide to implement special examination and approval for urgently needed drug required for the prevention and treatment during the public health emergency. Drug included in the special examination and approval procedures may, based on special needs of disease prevention and control, be restricted for use within a certain period and scope.

On July 7, 2020, the NMPA promulgated the Announcement on Promulgating Three Documents Including the Working Procedures for the Evaluation of Breakthrough Therapy Designation Drugs (for Trial Implementation) and Priority Review and Approval Procedures for Drug Marketing Authorizations (for Trial Implementation), which abolished the Opinions on Encouraging the Prioritized Evaluation and Approval for Drug. According to the Working Procedures for the Evaluation of Breakthrough Therapy Designation Drugs (for Trial Implementation), sponsors of innovative drug candidates which exhibit clinical benefits for the treatment of life-threatening or other serious conditions for which there is no existing effective prevention and treatment method, or compared with existing treatment methods that have sufficient evidence to show that they have obvious clinical advantages, can apply for breakthrough therapeutic drug programs during Phase I and II clinical trials for such drug candidates. According to the Priority Review and Approval Procedures for Drug Marketing Authorizations (for Trial Implementation), an applicant for drug marketing authorization may apply for priority review and approval procedures for the following drugs with obvious clinical value: (I) drugs in urgent clinical demand and in shortage, innovative drugs and modified new drugs for prevention and treatment of serious infectious diseases, rare diseases and other diseases; (II) new varieties, dosage forms and specifications of children’s drugs that conform to children’s physiological characteristics; (III) vaccines and innovative vaccines that are in urgent need for disease prevention and control; (IV) drugs that have been included in the procedures for breakthrough therapy designation; (V) drugs that are subject to conditional approval; and (VI) other circumstances under which priority review and approval shall be provided for by the NMPA.

On November 15, 2021, the CDE of the NMPA issued the Guiding Principles for Clinical Research and Development of Oncology Drugs Oriented by Clinical Value, which emphasized the clinical value-oriented and patient-centered concept during the whole research and development process of oncology drugs.

PRC Enterprise Income Tax Law and Its Implementation

According to the new PRC Enterprise Income Tax Law (the “EIT Law”), effective from January 1, 2008, and amended on February 24, 2017 and December 29, 2018, a uniform income tax rate of 25% is applied equally to domestic enterprises as well as foreign investment enterprises and permit certain High and New Technologies Enterprises (“HNTEs”) to enjoy preferential enterprise income tax rates subject to these HNTEs meeting certain qualification criteria.

The EIT Law and its implementation rules provide that a withholding tax at the rate of 10% is applicable to dividends and other distributions payable by a PRC resident enterprise to investors who are “non-resident enterprises” (that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant dividend or other distribution is not effectively connected with the establishment or place of business). However, pursuant to the Arrangement between the Mainland and Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income effective on December 8, 2006, the withholding tax rate for dividends paid by a Chinese resident enterprise is 5% if the Hong Kong enterprise owns at least 25% of the capital of the Chinese enterprise; otherwise, the dividend withholding tax rate is 10%. According to the Notice of the State Taxation Administration of the PRC

(the “STA”) on Issues relating to the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009 and effective on the same day, the corporate recipient of dividends distributed by Chinese enterprises must satisfy the direct ownership thresholds at all times during the twelve consecutive months preceding the receipt of the dividends. The STA promulgated the Notice on Certain Issues of the “Beneficial Owner” in Tax Treaties on February 2, 2018. Pursuant to these regulations and the Administrative Measures for Treaty Treatment for Non-Resident Taxpayers promulgated by the STA in October 2019 and effective from January 1, 2020, non-resident enterprises are required to file information sheets to the competent tax authorities in order to enjoy the favorable treatments under the treaties. However, the relevant tax authorities may check and verify at their discretion, and if a company is deemed to be a pass-through entity rather than a qualified owner of benefits, it cannot enjoy the favorable tax treatments provided in the tax arrangement. In addition, if transactions or arrangements are deemed by the relevant tax authorities to be entered into mainly for the purpose of enjoying favorable tax treatments under the tax arrangement, such favorable tax treatments may be subject to adjustment by the relevant tax authorities in the future.

Pursuant to the Announcement on Continuation of Enterprise Income Tax Policies for Extensive Development in the Western Region issued by the Ministry of Finance (the “MOF”), the STA and the National Development and Reform Commission (the “NDRC”) and effective from January 1, 2021, which partially replaced the Notice on the Relevant Tax Policies for the Implementation of the Strategy of Extensive Development of the Western Regions, under which from January 1, 2021 to December 31, 2030, a reduced enterprise income tax rate of 15% is applicable to the enterprises set up in the western regions as designated by the relevant PRC regulations with their main business in the encouraged industries. The encouraged industries are those listed in the Catalog of Encouraged Industries in the Western Regions as promulgated by NDRC. To qualify for the reduced tax rate, an enterprise must derive 60% or more of its revenue from the business listed in the Catalog of Encouraged Industries in the Western Regions.

Regulations Relating to Business Tax and Value-added Tax

Pursuant to the Temporary Regulations on Business Tax, which were promulgated by the State Council on December 13, 1993 and effective on January 1, 1994, as amended on November 10, 2008 and effective January 1, 2009, any entity or individual conducting business in a service industry is generally required to pay business tax at the rate of 5% on the revenues generated from providing such services.

In November 2011, the MOF and the STA promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax (“Pilot Plan”). Since January 2012, the STA has been implementing the Pilot Plan, which imposes value-added tax (“VAT”) in lieu of business tax for certain industries in Shanghai. The Pilot Plan was expanded to other regions, including Beijing, in September 2012 and was further expanded nationwide beginning August 1, 2013. VAT is applicable at a rate of 6% in lieu of business taxes for certain services, and 17% for the sale of goods and provision of tangible property lease services. VAT payable on goods sold or taxable services provided by a general VAT taxpayer for a taxable period is the net balance of the output VAT for the period after crediting the input VAT for the period. In March 2016, the MOF and STA jointly issued the Notice on Adjustment of Transfer Business Tax to Value Added Tax effective from May 2016, according to which PRC tax authorities have started imposing VAT on revenues from various service sectors, including real estate, construction, financial services and insurance as well as other lifestyle service sectors, replacing the business tax.

On November 19, 2017, the Temporary Regulations on Business Tax was abolished and the Interim Regulations of the People’s Republic of China on Value Added Tax was revised by the State Council. According to the revised Interim Regulations of the People’s Republic of China on Value Added Tax, selling goods, providing labor services of processing, repairs or maintenance, or selling services, intangible assets or real property in the PRC, or importing goods to the PRC, shall be subject to value added tax. According to a notice jointly issued by MOF and STA in April 2018, starting from May 1, 2018, the VAT rate will be lowered from 17% to 16% for manufacturing and certain other industries, and from 11% to 10% for transportation, construction, real estate leasing service, sale of real estate, basic telecommunication services and farm produce. According to a notice jointly issued by MOF, STA and the General Administration of Customs in March 2019, from April 1, 2019, the value-added tax rate of 16% will be further lowered to 13% and the value-added tax rate of 10% will be further lowered to 9%.

Regulations Relating to Environmental Protection

China has adopted extensive environmental laws and regulations with national and local standards for emissions control, discharge of wastewater and storage and transportation, treatment and disposal of waste materials. At the national level, the relevant environmental protection laws and regulations include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Air Pollution, the PRC Law on the Prevention and Control of Water Pollution, the PRC Law on the Promotion of Clean Production, the PRC Law on the Prevention and Control of Noise Pollution, the PRC Law on the Prevention and Control of Solid Waste Pollution, the PRC Recycling Economy Promotion Law, the PRC Law on Environmental Impact Assessment, the Environmental Protection Tax Law and its implementation rules, and Regulations on the Administration of Pollutant Discharge Permits. In recent years, the PRC Government has introduced a series of new policies designed to generally promote the protection of the environment. For instance, on November 10, 2016, the General Office of the State Council has released the Implementing Plan for the Permit System for Controlling the Discharge of Pollutants (Plan). The Plan proposes the need of instituting a system for enterprises and public institutions to control their respective total amount of pollutants discharged, which shall be connected with the environmental impact assessment system organically. The Plan also stipulates that it is necessary to regulate the orderly issuance of pollutant discharge permits, to make a name list to manage the permission of pollutant discharge, to promote the administration of such permission system per industry and to impose severer administration and control over enterprises and public institutions located at such places where environment quality fails to reach relevant standards. Furthermore, the Plan requires that a national pollutant discharge permit management information platform shall be established by 2017 to strengthen the information disclosure and social supervision.

Regulations Relating to Foreign Exchange and Dividend Distribution

Foreign Exchange Regulation

The Foreign Exchange Administration Regulations, most recently amended in August 2008, are the principal regulations governing foreign currency exchange in China. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, may be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. In contrast, approval from or registration with appropriate government authorities is required when RMB is converted into a foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment (“SAFE Circular 59”), which has been partially repealed and revised. SAFE Circular 59 substantially amends and simplifies the foreign exchange procedure. Pursuant to SAFE Circular 59, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds by foreign investors in China, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not previously possible. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by the SAFE or its local branches over direct investment by foreign investors in China will be conducted by way of registration, and banks must process foreign exchange business relating to the direct investment in China based on the registration information provided by SAFE and its branches.

Under the Circular of the SAFE on Further Improving and Adjusting the Policies for Foreign Exchange Administration under Capital Accounts promulgated on January 10, 2014 and effective from February 10, 2014, administration over the outflow of the profits by domestic institutions has been further simplified. In principle, a bank is no longer required to examine transaction documents when handling the outflow of profits of no more than the equivalent of $50,000 by a domestic institution. When handling the outflow of profits exceeding the equivalent of $50,000, the bank, in principle, is no longer required to examine the financial audit report and capital verification report of the domestic institution, provided that it must examine, according to the principle of transaction authenticity, the profit distribution resolution of the board of directors (or the profit distribution resolution of the partners) relating to this profit outflow and the original copy of its tax record-filing form. After each profit outflow, the bank must affix its seal to and endorsements on the original copy of the relevant tax record-filing form to indicate the actual amount of the profit outflow and the date of the outflow.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises (“SAFE Circular 19”), which became effective on June 1, 2015. According to SAFE Circular 19, the foreign exchange capital of foreign-invested enterprises may be settled on a discretionary basis, meaning that the foreign exchange capital in the capital account of a foreign-invested enterprise for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operational needs of the foreign-invested enterprise. The proportion of such discretionary settlement is temporarily determined as 100%. The RMB converted from the foreign exchange capital will be kept in a designated account, and if a foreign-invested enterprise needs to make further payment from such account, it still must provide supporting documents and go through the review process with the banks.

Furthermore, SAFE Circular 19 stipulates that the use of capital by foreign-invested enterprises must adhere to the principles of authenticity and self-use within the business scope of enterprises. The capital of a foreign-invested enterprise and capital in RMB obtained by the foreign-invested enterprise from foreign exchange settlement must not be used for the following purposes:

(1)	directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations;

(2)	directly or indirectly used for investment in securities, unless otherwise provided by relevant laws and regulations;

(3)

directly or indirectly used for granting the entrusted loans in RMB, unless permitted by the scope of business, repaying the inter-enterprise borrowing (including advances by the third party), or repaying the bank loans in RMB that have been sub-lent to the third party; and/or

(4)	paying the expenses related to the purchase of real estate that is not for self-use, except for the foreign-invested real estate enterprises.

On June 9, 2016, SAFE issued the Notice to Reform and Regulate the Administration Policies of Foreign Exchange Capital Settlement to further reform foreign exchange capital settlement nationwide.

On October 23, 2019, SAFE issued Circular of the SAFE on Further Promoting the Facilitation of Cross-border Trade and Investment, or the Circular 28, which took effect on the same day. Circular 28 allows non-investment foreign-invested enterprises to use their capital funds to make equity investments in China, with genuine investment projects and in compliance with effective foreign investment restrictions and other applicable laws.

Our PRC subsidiaries’ distributions to the offshore parent and carrying out cross-border foreign exchange activities shall comply with the various SAFE registration requirements described above.

Share Option Rules

Under the Administration Measures on Individual Foreign Exchange Control issued by the People’s Bank of China on December 25, 2006, all foreign exchange matters involved in employee share ownership plans and share option plans in which Chinese citizens participate require approval from SAFE or its authorized branch. In addition, under the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Publicly-Listed Companies, commonly known as SAFE Circular 7, or Share Option Rules, issued by the SAFE on February 15, 2012, Chinese residents who are granted shares or share options by companies listed on overseas stock exchanges under share incentive plans are required to (1) register with the SAFE or its local branches; (2) retain a qualified Chinese agent, which may be a PRC subsidiary of the overseas listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the share incentive plans on behalf of the participants and (3) retain an overseas institution to handle matters in connection with their exercise of share options, purchase and sale of shares or interests and funds transfers.

In addition, the STA has issued certain circulars concerning employee share options or restricted shares, including the Circular of the STA on Issues Concerning Individual Income Tax in Relation to Share Options, promulgated in August 2009. Under these circulars, the employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of such overseas listed companies have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If the employees fail to pay or the PRC subsidiaries fail to withhold their income taxes in accordance with relevant laws and regulations, the PRC subsidiaries may face fines or sanctions imposed by tax authorities or other PRC government authorities.

Regulation of Dividend Distribution

The principal laws, rules and regulations governing dividend distribution by foreign-invested enterprises in China are the Company Law of China, as amended, and the Foreign Investment Law, which took effect on January 1, 2020 and replaced the Wholly Foreign-owned Enterprise Law, the Cooperative Joint Venture Law, and the Equity Joint Venture Law. Under these laws, rules and regulations, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. Both PRC domestic companies and wholly-foreign owned PRC enterprises are required to allocate at least 10% of their respective accumulated after-tax profits each year, if any, to fund certain capital reserve funds until the aggregate amount of these reserve funds have reached 50% of the registered capital of the enterprises. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Labor Laws and Social Insurance

Pursuant to the PRC Labor Law and the PRC Labor Contract Law, employers must execute written labor contracts with full-time employees. All employers must comply with local minimum wage standards. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations.

In addition, according to the PRC Social Insurance Law, employers like our PRC subsidiaries in China must provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and medical insurance and housing funds.

Rest of the World Regulation

For other countries outside of the U.S. and China, the requirements governing the conduct of clinical trials, drug licensing, pricing and reimbursement vary from country to country. In all cases the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles having their origin in the Declaration of Helsinki.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Human Capital

As of December 31, 2021, we had 652 full-time employees and 14 part-time employees. Of these, 242 are engaged in full-time research and development and laboratory operations, 268 are engaged in manufacturing activities and 142 are engaged in full-time selling, general and administrative functions.

As of December 31, 2021, 55% of our personnel were located in the U.S., 37% were located in Asia, 7% were located in Latin America, and 1% in Europe. We have also engaged and may continue to engage independent consultants and contractors to assist us with our operations. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any employment related work stoppages, and we consider our relations with our employees to be good.

Supporting our people is a fundamental value for Athenex. We believe the Company’s success depends on its ability to attract, develop and retain key personnel. We monitor our compensation and total reward programs closely and provide a competitive mix of compensation and benefits for all employees. This includes competitive salaries, bonus opportunities for approximately one-third of our employees, and long-term incentives in the form of stock options and other equity awards for nearly one-half of our employees. Benefits include opportunities for 401(k) matches, insurance covering health, dental and life, and HSA contributions.

Because of our global presence with locations and employees around the world, Athenex maintains a rich diverse culture. We believe this diversity is an asset and with the skills, experience and industry knowledge of our employees significantly benefit our operations and performance. We believe in a culture of equity, diversity and inclusion. We are also committed to advancing safe and respectful work environments. We recognize and value that our employees can make important contributions to our business based on their individual talents, backgrounds, and expertise, allowing everyone to thrive personally and professionally. We strive for a diverse workforce at every level of the company and its board of directors.

Health and safety in the workplace for our employees and personnel has been of primary importance, particularly with the many issues surrounding COVID-19. The COVID-19 pandemic has underscored the importance of keeping our employees safe and healthy. In response to the pandemic, the Company has taken actions aligned with the Centers for Disease Control and Prevention to protect its workforce so that its workforce can more safely and effectively perform their work. We have invested in systems and technology to allow many employees the ability to work remotely. We have implemented wellness checks for employees including officers and board members. We did not lay off or furlough our work force in response to the COVID-19 pandemic.

Financial Information

We manage our operations and allocate resources in line with our three distinct reportable segments. Financial information regarding our operations, assets and liabilities, including our net loss for the years ended December 31, 2021, 2020, and 2019 and our total assets as of December 31, 2021 and 2020, is included in our Consolidated Financial Statements in Item 8 of this Annual Report.

Corporate Information

We were originally formed under the laws of the state of Delaware in November 2003 under the name Kinex Pharmaceuticals, LLC. In December 2012, we converted from a limited liability company to a Delaware corporation, Kinex Pharmaceuticals, Inc. In August 2015, we changed our name to Athenex, Inc. Our principal executive offices are located at 1001 Main Street, Suite 600, Buffalo, New York 14203, and our telephone number is (716) 427-2950. Our website address is www.athenex.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this Annual Report, and you should not consider information on our website to be part of this Annual Report.

Available Information

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our filings with the SEC are available on the SEC’s website at www.sec.gov. You may also access our press releases, financial information and reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any amendments to those Forms) on our website under the “Investor Relations” tab. Copies of any documents on our website are available without charge, and reports filed with or furnished to the SEC will be available as soon as reasonably practicable after such materials are electronically filed with or furnished to the SEC.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion contains management’s discussion and analysis of our financial condition and results of operations and should be read together with the historical consolidated financial statements and the notes thereto included elsewhere in this Exhibit. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” section of our Annual Report. Actual results may differ materially from those contained in any forward-looking statements.

Overview and Recent Developments

We are a biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Our mission is to improve the lives of cancer patients by creating more effective, safer and tolerable treatments. We have assembled a strong and experienced leadership team and have established operations across the pharmaceutical value chain to execute our goal of becoming a global leader in bringing innovative cancer treatments to the market and improving health outcomes.

We are organized around three operating segments: (1) our Oncology Innovation Platform, dedicated to the research and development of our proprietary drugs; (2) our Commercial Platform, focused on the sales and marketing of our specialty drugs and the market development of our proprietary drugs; and (3) our Global Supply Chain Platform, dedicated to providing a stable and efficient supply of active pharmaceutical ingredients (“API”) for our clinical and commercial efforts. Our current clinical pipeline in the Oncology Innovation Platform is derived from the following core technologies: (1) Cell Therapy, (2) Orascovery, based on a P-glycoprotein (“P-gp”) pump inhibitor, and (3) Src Kinase Inhibition.

Oncology Innovation Platform Developments

Through our acquisition of Kuur Therapeutics, Inc. (formerly known as Cell Medica, “Kuur”) in 2021, we acquired rights to intellectual property to further the development of autologous and allogeneic, or “off-the-shelf”, natural killer T (“NKT”) cell immunotherapies for the treatment of solid and hematological malignancies. We are advancing the following product candidates: KUR-501, KUR-502, and KUR-503.

KUR-501 is an autologous product in which NKT cells are engineered with a chimeric antigen receptor (“CAR”) targeting GD2 (“GINAKIT” cells). GD2 is expressed on almost all neuroblastoma tumors and certain other malignancies. KUR-501 is currently being evaluated in a phase 1 clinical trial (GINAKIT2) treating children with relapsed-refractory (“R/R”) high risk neuroblastoma. In May 2021, we presented an interim data update from the first eleven evaluable patients at the American Society of Gene & Cell Therapy (“ASGCT”). During this initial evaluation, the safety profile of KUR-501 was manageable, and there was no dose limiting toxicity (“DLT”). No patients experienced grade 2 or higher toxicities related to KUR-501. There were no grades 3-5 cytokine release syndrome (“CRS”) and no evidence of immune effector cell-associated neurotoxicity syndrome (“ICANS”) in any of the patients. Grades 3-4 adverse events (“AEs”), reported regardless of relationship to KUR-501, have included anemia, leukopenia, lymphopenia, neutropenia, thrombocytopenia, abdominal distension, acute gastroenteritis, liver enzyme increase, vomiting, bone pain, headache, neck pain, fever, urinary tract infection, altered mental status, and hypoxia. As this clinical development program is still in the early stages, we do not yet have meaningful statistics on safety, including AEs, to report. Observed responses included one complete response (“CR”) and one partial response (“PR”). Four additional patients have exhibited stable disease (“SD”). We also observed long-term persistence of NKT cells expressing CAR. Importantly, we observed NKT cell localization to the tumor site.

KUR-502 is an allogeneic (“off-the-shelf”) product in which NKT cells are engineered with a CAR targeting CD19. KUR-502 is currently being evaluated in a phase 1 clinical trial (ANCHOR) treating adults with R/R CD19 positive malignancies, including B cell lymphoma, acute lymphoblastic leukemia (“ALL”), and chronic lymphocytic leukemia (“CLL”). In December 2021, we presented an interim data update on the first five evaluable patients at the American Society of Hematology (“ASH”) annual meeting. Tumor biopsies showed presence of NKT cells expressing CARs in the disease sites, indicating that the KUR-502 cells are able to traffic to the tumor. The safety profile was manageable with no DLT. There was one case of grade 1 CRS, no ICANS, and no graft versus host disease (“GvHD”) attributable to KUR-502. Grades 3-4 AEs, reported regardless of relationship to KUR-502, have included lymphopenia, leukopenia, neutropenia, thrombocytopenia, liver enzyme elevation, bilirubin elevation, anemia, diarrhea, hypoalbuminemia, and myositis. As this clinical development program is still in the early stages, we do not yet have meaningful statistics on safety, including AEs, to report. Of the first five evaluable patients, the overall response rate was 80%, and the complete response rate was 60%.

KUR-503 is an allogeneic (“off-the-shelf”) product in which NKT cells are engineered with a CAR targeting glypican-3 (“GPC3”). GPC3 is a molecule that is highly expressed on most hepatocellular carcinomas (“HCC”) but not normal liver or other non-neoplastic tissue. KUR-503 is currently in preclinical development, and we are planning to submit an IND by the first half of 2023.

Pursuant to the terms of the Merger Agreement, we paid $70.0 million upfront to Kuur shareholders and its former employees and directors, comprised primarily of shares of our common stock. Additionally, Kuur shareholders and its former employees and directors are eligible to receive up to $115.0 million of milestone payments, which may be paid, at the Company’s sole discretion, in either cash or additional common stock of the Company, or a combination of both. The Company identified the Merger as a business combination pursuant to ASC 805 and used the acquisition method of accounting to account for the transaction. The purchase price, after adjusted for closing conditions, consisted of 14,228,066 shares of the Company’s common stock issued at $3.71 per share with a fair value of $52.8 million, plus the fair value of the future milestone payments amounting to $19.8 million, recorded as contingent consideration. For additional information, please see “Part II, Item 8, Note 3—Business Combination.”

We continue to advance TCR affinity-enhancing specific T-cell (“TAEST”) therapy with our drug candidate, TCRT-ESO-A2. TCRT-ESO-A2 is an autologous T cell receptor (“TCR”)-T cell therapy targeting solid tumors that are NY-ESO-1 positive in HLA-A*02:01 positive patients. A phase 1 clinical trial treating adults with advanced solid tumors expressing NY-ESO-1 is currently open enrolling.

On February 26, 2021, we received a Complete Response Letter (“CRL”) from the U.S. Food and Drug Administration (“FDA”) regarding our New Drug Application (“NDA”) for oral paclitaxel and encequidar (“Oral Paclitaxel”) for the treatment of metastatic breast cancer (“mBC”). Following the CRL, we held two Type A meetings with the FDA to discuss the deficiencies raised in the CRL, review a proposed design for a new clinical trial intended to address the deficiencies raised in the CRL, and discuss the potential regulatory path forward for Oral Paclitaxel in mBC in the U.S. In October 2021, after careful consideration of the FDA feedback, we determined to redeploy our resources to focus on other ongoing studies of Oral Paclitaxel and our Cell Therapy platform. On November 29, 2021, we announced the U.K. Medicines and Healthcare products Regulatory Agency (“MHRA”) validation of the Marketing Authorization Application (“MAA”) for Oral Paclitaxel, for review. The Phase 3 study of Oral Paclitaxel in mBC (KX-ORAX-001) served as the basis of the MAA.

We are continuing to evaluate Oral Paclitaxel in combination with check point inhibitors. The development of our other Orascovery product candidates, including oral irinotecan and encequidar (“Oral Irinotecan”), oral docetaxel and encequidar (“Oral Docetaxel”), oral topotecan and encequidar (“Oral Topotecan”), and oral eribulin and encequidar (“Oral Eribulin”) has been suspended at this time.

On February 18, 2021, our partner Almirall (Almirall, S.A., BME: ALM) launched Klisyri® (tirbanibulin ointment) for actinic keratosis (AK) in the US. On September 27, 2021, we announced Almirall launched Klisyri in Germany and the UK, as part of a phased European launch, after receiving approval from the European Commission in July 2021 and the UK MHRA in August 2021, for Klisyri indicated for the topical treatment of AK of the face or scalp in adults. The launch of Klisyri in the U.S. resulted in a milestone payment of $20.0 million pursuant to our 2017 out-license agreement with Almirall, recognized as revenue in the first quarter of 2021, and the launch in Europe resulted in a milestone payment of $5.0 million, recognized as revenue in the third quarter of 2021.

On February 15, 2021, we entered into the Second Amendment to the 2011 license agreement with PharmaEssentia Corp. (“PharmaEssentia”) for tirbanibulin ointment. The Second Amendment expands the territory to include Japan and South Korea and includes a license to use the intellectual property for additional dermatology indications and skin cancer in the existing territories. On July 26, 2021, we announced that we entered into licensing agreements and strategic partnerships with Seqirus Pty Ltd (“Seqirus”), a subsidiary of CSL Limited, and AVIR Pharma Inc. (“AVIR”) for tirbanibulin. Under the terms of the agreements, Seqirus will have an exclusive license to commercialize tirbanibulin in Australia and New Zealand, and AVIR will have an exclusive license to commercialize tirbanibulin in Canada.

With respect to Arginine Deprivation therapy, the enrollment of the Phase 1 trial of PT01 for the treatment of patients with advanced malignancies has been suspended, and no further studies are planned at this time.

Commercial and Global Supply Chain Platform Developments

We suspended production activities at our Taihao API facility in Chongqing, China, in May 2019, based on concerns raised by the Department of Emergency Management of Chongqing (“DEMC”) related to the location of our plant. We subsequently resumed producing API at the Taihao API facility primarily for our ongoing clinical studies and commercial launches of proprietary drugs in accordance with local regulatory guidance, while we started building out Sintaho, a new API facility in Chongqing. In July 2021, we received verbal notice from the DEMC that we will be required to terminate the production activities at its Taihao API facility. We are continuing to engage in dialogue with the DEMC. While we are able to continue producing certain API at the Taihao API facility in limited quantities and a certain extent of our operations are now being conducted at Sintaho, we are in the process of moving the remainder of the operations and production activities to Sintaho and exploring other sources of API, in the event we are unable to reach an agreement with the DEMC for the continued production activities of the Taihao API facility.

On October 1, 2021, we entered into a lease agreement with Fort Schuyler Management Corporation (“FSMC”), a not-for-profit corporation affiliated with the State of New York, to lease the 409,000 square feet, newly constructed cGMP ISO Class 5 high potency pharmaceutical manufacturing facility located in Dunkirk, NY. This rights to lease this facility were transferred to ImmunityBio in February 2022. For additional information, please see “Part II, Item 8, Note 21—Subsequent Events.”

COVID-19 related measures

Since early 2020, after monitoring developments related to the spread of COVID-19, we have undertaken a number of measures in response to the COVID-19 pandemic, with a goal to prioritize the health and safety of our employees and ensure continuity in our business. These measures included implementing a work-from-home policy at various times and other efforts in accordance with recommendations by local authorities for certain of our personnel across the globe as well as imposing restrictions on travel and in-person meetings to protect the health and safety of our workforce while we continue to advance our clinical programs and operations. We have continued to add additional safety procedures and tools in all our locations. We adhere to all state and federal requirements as the same may be in force from time to time.

We have been deemed an “essential business” by New York State and, as a result, we have experienced minimal disruptions at our New York-based operations in Clarence and Buffalo. Despite these efforts, we may from time to time experience additional disruptions related to the COVID-19 pandemic resulting from employees falling ill with COVID-19. We have supplied our employees with appropriate face coverings and other necessary personal protective equipment and have taken other measures to reduce the risk of the spread of COVID-19 at our work sites. We are actively monitoring our operations and supply chain across the globe and are making adjustments to respond to logistical challenges that arise due to the COVID-19 pandemic where appropriate, particularly due to the emergence and spread of the COVID-19 Omicron variant, which has impacted our operations and supply chain during 2021 as discussed further below. We have continued to produce some medicines that are used to treat COVID-19 as part of our commitment to contribute to the COVID-19 relief effort.

With respect to our clinical development program, for our earlier stage product candidates, we have experienced and expect to continue to experience slowed enrollment for our clinical trials as well as suspensions in our clinical trials as healthcare resources are diverted to address the COVID-19 pandemic. We remain committed to advancing our pipeline while ensuring the safety of all participants as well as the integrity of the data. We will continue to monitor developments with respect to the COVID-19 pandemic as well as industry and regulatory best practices for continuing clinical development programs during the pandemic, including, if and where appropriate, the use of virtual communications, interviews, and visits as well as self-administration and remote monitoring techniques to address health and safety concerns while minimizing disruptions and delays to our clinical development timelines.

We also put in place a number of measures intended to adjust or allocate resources towards prioritizing key business operations such as clinical and regulatory activities, and to delay or defray compensation costs in order to preserve our cash on hand and liquidity during a volatile period in the U.S. and global capital markets.

While the disruptions to our business caused by the pandemic are currently expected to be temporary, there is still uncertainty regarding the pandemic’s overall duration and the severity of any future outbreaks. For example, the surge of COVID-19 cases in the first half of 2021 in India, a country where we source products and maintain partnerships that are key to our specialty drug business, including API, presented business and supply chain disruption risks for us. We could face similar risks in other regions, or a resurgence in India, to the extent the virus is not able to be contained, there is widespread sickness and disruptions on. The scope and impact of any such measures is not yet known and will depend on a number of factors, including but not limited to the ultimate spread and severity of the outbreaks and the scope, duration and impact of containment measures on individuals and businesses. If our partners experience significant or extended disruptions to their business due to COVID-19, it could result in supply shortages and harm our specialty drug business, as well as our overall financial condition.

Going Concern Considerations

We have three operating segments: our Oncology Innovation Platform, Global Supply Chain Platform and Commercial Platform. Since inception, we have devoted a substantial amount of our resources to research and development of our lead product candidates under our Orascovery and Src Kinase Inhibition technology platforms, as well as under the Cell Therapy platform and Arginine Deprivation Therapy technology, while building up our commercial infrastructure. We have incurred significant net losses since inception.

We have incurred operating losses since inception and, as a result, as of December 31, 2021 and 2020, we had an accumulated deficit of $913.4 million and $713.6 million, respectively. We expect to incur significant expenses and operating losses for the foreseeable future. We project insufficient liquidity to fund our operations through the next twelve months beyond the date of this report. This condition raises substantial doubt about our ability to continue as a going concern. See Note 1—Company and Nature of Business to the financial statements and notes included with this Exhibit for further information regarding our ability to continue as a going concern.

As a result of the significant decrease in our market capitalization since we last performed a goodwill impairment test in the fourth quarter of 2020, we evaluated the impact on each of our reporting units to assess whether there was an impairment triggering event. The Company identified impairment triggering events during the first quarter of 2021 and, consistent with our annual policy, performed a test as of our annual goodwill impairment evaluation date, October 1, 2021, subsequently updating that analysis to December 31, 2021 using new information that became available regarding conditions that existed as of December 31, 2021. We compared the fair value of our Global Supply Chain Platform and Oncology Innovation Platform reporting units to carrying value. Based on the results from the test on March 31, 2021, the fair value of each of our reporting units exceeded their carrying value, and the goodwill was not impaired. Based on the results from the test during the fourth quarter of 2021, the carrying value of the Global Supply Chain Platform and Oncology Innovation Platform reporting units exceeded their fair value, and therefore, goodwill was determined to be fully impaired. Accordingly, the Company recorded goodwill impairment of $67.7 million during the year ended December 31, 2021, of which, $26.6 million was related to the Global Supply Chain Platform reporting unit and $41.1 million was related to the Oncology Innovation Platform reporting unit (see Part II, Item 8. Note 8—Intangible Assets, Net). Estimating the fair value of goodwill requires the use of estimates and significant judgments that are based on a number of factors. These estimates and judgments may not be within our control and accordingly it is reasonably possible that the judgments and estimates could change in future periods.

However, a lack of sustained recovery or further deterioration in market conditions related to the general economy and the industries in which we operate, a sustained trend of weaker than anticipated financial performance, further decline in our share price for a sustained period of time, or an increase in the market-based weighted average cost of capital, among other factors, could significantly impact the impairment analysis and may result in future impairment charges that, if incurred, could have a material adverse effect on our financial condition and results of operations.

We have funded our operations to date primarily from the issuance and sale of our common stock through public offerings, senior secured loans, private placements, and to a lesser extent, from convertible bond financing, revenue, and grant funding. As of December 31, 2021, we had cash and cash equivalents of $35.2 million, restricted cash of $16.5 million, and short-term investments of $10.2 million.

On August 20, 2021, we entered into a sales agreement (the “Sales Agreement”) with SVB Leerink LLC, in connection with the offer and sale of up to $100,000,000 of shares of our common stock, par value $0.001 per share (“ATM Shares”). The ATM Shares to be offered and sold under the Sales Agreement will be issued and sold pursuant to a registration statement on Form S-3 (File No. 333-258185) that became effective on August 12, 2021.

During the year ended December 31, 2021, we sold 762,825 shares of our common stock for an average price of $1.49 per share under the Sales Agreement.

Outlook

Our company’s mission is to become a leader in bringing innovative cancer treatments to the market and to improve patient health outcomes. Historically, we had focused development of our Orascovery platform which is based on a technology that converts IV chemotherapy to oral chemotherapy. We conducted a large phase 3 clinical trial in metastatic breast cancer comparing Oral Paclitaxel to IV paclitaxel, which was the basis of our NDA submission. Unfortunately, in February 2021, we received a CRL from the FDA which asked for an additional clinical study to support approval. After careful evaluation and prioritization of our R&D pipeline, we have decided to focus our R&D resources on our innovative cell therapy platform, which is based on NKT cells. NKT cells have unique biology that has potential advantages over current T cell and NK cell based technologies. We believe these advantages include the following:

(1)

There is still a major unmet need in hematological and solid tumors in that even in those indications where autologous CAR-T cells have been previously approved, up to 60% of patients receiving CAR-T therapy do not achieve long term durable responses.

(2)

Cellular therapies have generally not been effective in the treatment of solid tumors. NKT cells are an ideal platform for treatment of solid tumors because NKT cells home to tumors, and we have data demonstrating that CAR-NKT cells are superior in tumor homing compared to CAR-T cells.

(3)	Our allogeneic (“off-the-shelf”) CAR-NKT cell therapy products may be produced at larger scale than autologous products, potentially at lower cost.

(4)

Our allogeneic CAR-NKT cells are manufactured starting with the lymphocytes of healthy donors. Use of healthy donors, rather than patients (who are the source of autologous cell therapy starting materials), results in a more robust and consistent product, because patient lymphocytes are usually dysfunctional due to previous cancer therapy.

NKT cells demonstrate anti-tumor activity, even without a CAR. This is because NKT cells can kill immune suppressive cells in the local tumor microenvironment. Thus, when we add a CAR to NKT cells they are now equipped with two different anti-tumor mechanisms, which may lead to more potent anti-tumor activity and reduce the potential for relapse.

Advancing KUR-501 CAR-NKT Targeting GD2 – KUR-501 is an autologous product in which NKT cells are engineered with a CAR targeting GD2 and is currently being evaluated in a phase 1 clinical trial (GINAKIT2) treating children with R/R high risk neuroblastoma. Neuroblastoma is a rare pediatric cancer and patients with R/R high risk neuroblastoma have very poor outcomes. Therefore, we believe there is a significant unmet need for better treatment options. Interim data presented at the American Society of Gene and Cell Therapy (ASGCT) 2021 Annual Meeting for the first eleven evaluable patients, showed long-term persistence of CAR-NKT cells and CAR-NKT cell localization at the tumor site. Responses were observed in two patients, including one CR, one PR, and four patients achieved SD. The safety profile of KUR-501 was manageable and the product is being administered in the outpatient setting. GINATKIT2 will continue enrolling patients at higher dose level cohorts with a goal to identify an optimal dose that we may take into a pivotal study.

Advancing KUR-502 CAR-NKT Targeting CD19 – Early data, as presented at the ASH annual meeting in December of 2021, indicated that, of the first five evaluable patients, there was a promising overall response rate of 80% with a complete response rate of 60%. KUR-502 is an allogeneic, “off-the-shelf” product in which NKT cells are engineered with a CAR targeting CD19. Today, autologous CAR-T cell treatments are available to patients, but the patient-to-patient variability and long manufacturing lead times limit patient care options. As an allogeneic “off-the-shelf” product, KUR-502 leverages economies of scale and has the potential to significantly increase patient access to innovative CAR-NKT treatments. Our aim is to expand the phase 1 (ANCHOR) clinical trial treating adults with R/R CD19 positive malignancies currently being conducted at BCM to a phase 1 multicenter clinical trial (ANCHOR2).

Focusing on Specific Programs of Oral Paclitaxel – For Oral Paclitaxel, while our MAA submission is currently under review by the U.K. MHRA, we have focused our efforts on our ongoing combination clinical trials with checkpoint inhibitors where we believe there is an opportunity. Oral Paclitaxel is currently being evaluated in combination with pembrolizumab in NSCLC; and dostarlimab +/- carboplatin in neoadjuvant breast cancer, as part of I-SPY 2.

Licensing and Partnership Opportunities – We continue to increase the global reach of tirbanibulin 1% ointment by maintaining strong global partnerships with existing partners such as Almirall, Seqirus, and AVIR and by evaluating other strategic territories to launch the product. Our team will continue to work closely with our partners to explore additional treatment regimens and indications for tirbanibulin 1% ointment. We will pursue strategic licensing and partnership opportunities for our small molecule programs and target opportunities that will create potential value for stockholders and support our business strategy and mission.

As we pursue these strategic priorities, we expect to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase as we seek to:

•	Advance the preclinical and clinical research program and development activities of our Cell Therapy technology platform;

•	Continue our preclinical and clinical research program and development activities related to our Mission;

•	Seek to identify additional research programs and product candidates within existing Cell Therapy platform; and

•	Maintain, expand, and protect our IP portfolio.

Results of Operations

Except where otherwise noted, the following discussion compares fiscal years 2021 and 2020 results. For a discussion on the comparison between fiscal year 2020 and fiscal year 2019 results, see the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC and incorporated by reference herein.

Since inception, we have devoted a substantial amount of our resources to research and development of our lead product candidates under our Orascovery, Src Kinase inhibition, Cell Therapy and arginine deprivation therapy technologies, to sales and general administrative costs associated with our operations, and to the development of our specialty drug operations in our Commercial Platform and 503B operations. We have incurred significant net losses since inception. Our net losses were $202.0 million, $148.4 million, and $125.5 million for the years ended December 31, 2021, 2020, and 2019, respectively. As of December 31, 2021 and 2020, we had an accumulated deficit of approximately $913.4 million and $713.6 million, respectively.

We have funded our operations to date primarily from the issuance and sale of our common stock through public offerings, private placements, debt and convertible bonds, and to a lesser extent, through revenue generated from our Global Supply Chain Platform. Our operating activities from continuing operations used $138.3 million, $127.8 million and $97.0 million of cash during the years ended December 31, 2021, 2020, and 2019, respectively. As of December 31, 2021, we had cash and cash equivalents of $35.2 million, restricted cash of $16.5 million, and short-term investments of $10.2 million.

Key Components of Results of Operations

Revenue

We derive our consolidated revenue primarily from (i) the sales of generic injectable products by our Commercial Platform; (ii) licensing and collaboration projects conducted by our Oncology Innovation Platform, which generates revenue in the form of upfront payments, milestone payments, and payments received for providing research and development services for our collaboration projects and for other third parties; (iii) the sales of 503B and API products by our Global Supply Chain Platform; and (iv) grant awards from government agencies and universities for our continuing research and development efforts.

The following table sets forth the components of our consolidated revenue and the amount as a percentage of total revenue for the periods indicated.

	Year ended December 31,
	2021		2020		2019
	(in thousands)%		(in thousands)%		(in thousands)%
Product sales, net	$92,264	77%	$105,274	73%	$80,535	80%
License and other revenue	27,917	23%	39,117	27%	20,694	20%

	$120,181		$144,391		$101,229

Cost of Sales

Along with sourcing from third-party manufacturers, we manufacture clinical products in our U.S. current Good Manufacturing Practices (“cGMP”) facility in New York. Cost of sales primarily includes the cost of finished products, raw materials, labor costs, manufacturing overhead expenses and reserves for expected scrap, as well as transportation costs. Cost of sales also includes depreciation expense for production equipment, changes to our excess and obsolete inventory reserves, certain direct costs such as shipping costs, net of costs charged to customers, and sublicense fees related to in-license agreements.

Research and Development Expenses

Research and development (“R&D”) expenses primarily consist of the costs associated with in-licensing of product candidates, milestone payments, conducting preclinical studies and clinical trials, activities related to regulatory filings and other R&D activities. The following table sets forth the components of our R&D expenses and the amount as a percentage of total R&D expenses for the periods indicated.

	Year Ended December 31,
	2021		2020		2019
	(in thousands)%		(in thousands)%		(in thousands)%
Wages, benefits, and related costs	$22,136	28%	$22,809	30%	$19,569	23%
Clinical trial costs	22,953	29%	36,245	48%	45,839	54%
Preclinical research costs	11,443	14%	8,411	11%	8,418	10%
Drug licensing costs	8,559	11%	2,437	3%	8,071	10%
Other research and development costs	15,106	19%	6,002	8%	2,496	3%

Total research and development costs	$80,197		$75,904		$84,393

Our current R&D activities mainly relate to the clinical development of our Oncology Innovation Platform.

We expense R&D costs as incurred. We record costs for certain development activities, such as clinical trials, based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment or clinical site activations. We do not allocate employee-related costs, depreciation, rental and other indirect costs to specific R&D programs because these costs are deployed across multiple product programs under R&D. For 2021, other research and development costs include the cost of manufacturing Oral Paclitaxel in advance of the potential product launch in 2021. These costs are not expected to continue.

We cannot determine with certainty the duration, costs and timing of the current or future preclinical or clinical studies of our drug candidates. The duration, costs, and timing of clinical studies and development of our drug candidates will depend on a variety of factors, including:

•	The scope, rate of progress, and costs of our ongoing, as well as any additional, clinical studies and other R&D activities;

•	Future clinical study results;

•	Uncertainties in clinical study enrollment rates;

•	Significant and changing government regulation; and

•	The timing and receipt of any regulatory approvals.

A change in the outcome of any of these variables with respect to the development of a drug candidate, including delays caused by the ongoing COVID-19 pandemic, could mean a significant change in the costs and timing associated with the development of that drug candidate.

R&D activities are central to our business model. We expect our R&D expenses to decrease overall, as the development of most non-Cell Therapy technologies has been suspended. R&D expenses related to our Cell Therapy platform are expected to increase as we prepare for additional clinical and preclinical studies for our Cell Therapy programs. There are numerous factors associated with the successful commercialization of any of our drug candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial, regulatory and public health, including the ongoing COVID-19 pandemic, factors beyond our control will likely impact our clinical development programs and plans.

Selling, General and Administrative Expenses

Selling, general and administrative, (“SG&A”), expenses primarily consist of compensation, including salary, employee benefits and stock-based compensation expenses for sales and marketing personnel, and for administrative personnel that support our general operations such as executive management, legal counsel, financial accounting, information technology, and human resources personnel. SG&A expenses also include professional fees for legal, patent, consulting, auditing and tax services, as well as other direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies used in the selling, marketing, general and administrative activities. SG&A expenses also include costs associated with our commercialization efforts for our proprietary drugs, such as market research, brand strategy and development work on market access, scientific publication, product distribution, and patient support.

We anticipate that our SG&A costs associated with the commercialization of the Orascovery platform and the development of the facility in Dunkirk, NY will decrease in future periods. We expect that certain costs, including share compensation costs, insurance costs, and other administrative costs, will decrease as a result of the sale of our interest in the pharmaceutical manufacturing facility located in Dunkirk, NY. Meanwhile, we anticipate that cost related to legal, compliance, accounting and investor and public relations expenses associated with being a public company will remain consistent.

Interest Expense and Interest Income

Interest expense consists primarily of interest on our long-term loans and the amortization of our debt discount. Interest income consists primarily of interest generated from our cash and short-term investments in U.S. Treasury securities, U.S. agency securities, high rated commercial papers and corporate bonds.

Loss on Extinguishment of Debt

The loss on extinguishment of debt is the result of refinancing the senior secured loan agreement with Perceptive Advisors LLC and its affiliates (“Perceptive”) with the Senior Credit Agreement with Oaktree, as well as the subsequent assignment of a portion of the Senior Credit Agreement to Sagard. The refinancing of the senior secured loan agreement with Perceptive resulted in an exit fee and the recognition of the unamortized debt discount as a loss on extinguishment of debt in the consolidated statements of operations and comprehensive loss. The assignment of a portion of the Senior Credit Agreement to Sagard qualified as a partial debt extinguishment and resulted in a proportional loss from the existing unamortized debt discount, inclusive of unamortized deferred financing fees.

Results of Operations

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

The following table sets forth a summary of our consolidated results of operations for the years ended December 31, 2021 and 2020, together with the changes in those items in dollars and as a percentage. This information should be read together with our consolidated financial statements and related notes included elsewhere in this report. Our operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Year ended December 31,
	2021	2020	Change
	(in thousands)	(in thousands)	(in thousands)%
Revenue
Product sales, net	$92,264	$105,274	$(13,010)	-12%
License and other revenue	27,917	39,117	(11,200)	-29%

Total revenue	$120,181	$144,391	(24,210)

Cost of sales	(82,406)	(95,355)	12,949	-14%

Gross profit	37,775	49,036	(11,261)

Research and development expenses	(80,197)	(75,904)	(4,293)	6%
Selling, general, and administrative expenses	(72,553)	(92,859)	20,306	-22%
Impairments	(69,419)	—	(69,419)	100%
Interest income	227	874	(647)	-74%
Interest expense	(20,742)	(11,219)	(9,523)	85%
Loss on extinguishment of debt	—	(10,278)	10,278	-100%
Income tax benefit (expense)	10,604	(4,088)	14,692	NM

Net loss from continuing operations	(194,305)	(144,438)	(49,867)

Loss from discontinued operations	(7,731)	(3,996)	(3,735)	93%

Net loss	(202,036)	(148,434)	(53,602)

Less: net loss attributable to non-controlling interests	(2,268)	(2,255)	(13)	-1%

Net loss attributable to Athenex, Inc.	$(199,768)	$(146,179)	$(53,589)

Revenue

Product sales for the year ended December 31, 2021 was $92.6 million, a decrease of $13.0 million, or 12%, as compared to $105.3 million for the year ended December 31, 2020. This decrease was primarily attributable to a decrease in APD product sales of $22.6 million. The prior year had an increase in demand for COVID-19 related drugs and for FDA shortage products, including some significant non-recurring orders. In addition, in the first half of 2021, we experienced significant COVID-related challenges in our Indian supply chain and to a lesser extent in China. As a result, we did not receive some inventory from our partners located in these countries for a certain period of time. This decrease in APD product sales was partially offset by an increase in 503B sales of $7.8 million as the result of the increase in demand for certain drugs used to treat patients hospitalized with COVID-19. Contract manufacturing sale and API product sales experienced increases of $1.4 million and $0.4 million, respectively.

License fees and other revenue decreased to $27.9 million for the year ended December 31, 2021, from $39.1 million for the year ended December 31, 2020, a decrease of $11.2 million, or 29%. During the year ended December 31, 2021, we recorded $20.0 million and $5.0 million of license revenue pursuant to our license agreement with Almirall upon the launch of Klisyri in the U.S. in February 2021 and in Europe in September 2021, respectively, and $0.5 million related to the upfront fee pursuant to the Second Amendment to the PharmaEssentia Agreement, for the license of Tirbanibulin in Japan and South Korea. During the year ended December 31, 2020, we recognized $37.7 million in license revenue, net of $2.3 million VAT pursuant to the Xiangxue License to develop and commercialize Oral Paclitaxel, Oral Irinotecan, and tirbanibulin ointment in People’s Republic of China (“PRC” or “China”), Hong Kong, and Macau, and $1.0 million in license revenue pursuant to the license agreement we entered into with PharmaEssentia to develop and commercialize Oral Paclitaxel, Oral Irinotecan, and Oral Docetaxel in Taiwan, Singapore, and Vietnam.

Cost of Sales

Cost of sales totaled $82.4 million for the year ended December 31, 2021, a decrease of $12.9 million, or 14%, as compared to $95.4 million for the year ended December 31, 2020. The decrease in our cost of APD product sales was in-line with the decrease in APD product revenue and was partially offset by increases in cost of sales related to the increases in 503B, Contract Manufacturing, and API product sales. In the year ended December 31, 2020, we incurred sublicense fees of $5.8 million on our license revenue, which did not occur in 2021.

Research and Development Expenses

R&D expenses totaled $80.2 million for the year ended December 31, 2021, an increase of $4.3 million, or 6%, as compared to $75.9 million for the year ended December 31, 2020. This was primarily due to an increase in costs related to Oral Paclitaxel, drug licensing costs, cell therapy costs, and compensation, and included the following:

•	$9.5 million increase in Oral Paclitaxel product development, API, and medical affairs costs associated with the potential product launch in 2021;

•

$6.2 million increase in drug licensing costs, due to license payments for specialty pharmaceutical products, a license milestone payment related to Arginine deprivation therapy, and the repurchase of Orascovery rights from Xiangxue; and

•	$4.4 million increase in cell therapy development costs.

The increase in these R&D expenses was partially offset by a decrease of $8.8 million in costs of clinical operations after completion of the Phase 3 studies for tirbanibulin ointment and Oral Paclitaxel, a decrease of $4.4 million in regulatory costs in connection with our NDA preparations, a decrease of $1.4 million in preclinical operations, a decrease of $0.7 million in research and development related compensation and a decrease of $0.5 million in costs of other product development.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses totaled $72.6 million for the year ended December 31, 2021, a decrease of $20.3 million, or 22%, as compared to $92.9 million for the year ended December 31, 2020. This was primarily due to a $24.8 million decrease of costs for preparing to commercialize Oral Paclitaxel as significant pre-launch activities occurred in 2020 and slowed upon receipt of the Complete Response Letter in February 2021. In addition, we did not record a provision for credit losses in 2021, compared to provision for credit losses of $8.9 million from 2020. Compensation related costs decreased by $0.2 million in 2021 compared to 2020. These decreases were partially offset by a $4.2 million increase from the change in fair value of contingent consideration, a $5.9 million increase in operating costs including insurance costs, IT costs, other professional fees, and the costs to operate our manufacturing facility in Chongqing, China, and a $3.5 million increase in professional fees and other expenses related to the acquisition of Kuur.

Impairments

During the year ended December 31, 2021, we recognized goodwill impairment expense of $67.7 million and impairment of other intangible assets of $1.7 million. Of the total goodwill impairment, $26.6 million was related to the Global Supply Chain Platform reporting unit, representing a full impairment of the goodwill allocated to that reporting unit, and $41.1 million was related to the Oncology Innovation Platform reporting unit, representing a full impairment of the goodwill allocated to that reporting unit. Goodwill impairment is the excess of a reporting unit’s carrying amount over its fair value. The decrease in our estimation of the reporting units’ fair value was related to the Company’s decision to no longer pursue regulatory approval for Oral Paclitaxel monotherapy for the treatment of mBC in the U.S. and the delays in the launch of products in our newly constructed manufacturing facilities. No such impairment was recorded during the year ended December 31, 2020.

Interest Income and Interest Expense

Interest income consisted of interest earned on our short-term investments and decreased by $0.6 million, or 74%, from 2020 to 2021 due a decrease in our short-term investment holdings during the year and a decrease in market rates for commercial paper, corporate bonds, and U.S. Treasury securities. Interest expense for the year ended December 31, 2021 totaled $20.7 million, an increase of $9.5 million, or 85%, as compared to $11.2 million for the year ended December 31, 2020, primarily due to increased borrowings. Interest expense in 2021 consisted of interest on borrowings under the Senior Credit Agreement with Oaktree while interest expense in 2020 included interest on borrowings under the credit agreement with Perceptive we entered into in June 2018, and the Senior Credit Agreement with Oaktree we entered into in June 2020 to repay in full the outstanding loan and fees under the credit agreement with Perceptive.

Loss on Extinguishment of Debt

We recognized a $7.2 million loss on the extinguishment of debt related to the termination of the senior secured loan agreement with Perceptive and a $3.0 million loss on the partial extinguishment of debt related to the assignment of a portion of the senior secured loan from Oaktree’s co-investors to Sagard during the year ended December 31, 2020. We did not incur loss on the extinguishment of debt during the year ended December 31, 2021.

Income Tax Expense

For the year ended December 31, 2021, income tax benefit amounted to $10.6 million, compared to income tax expense of $4.1 million for 2020. The income tax benefit in the current year is primarily the result of taxable temporary difference due to the deferred tax liability recognized for the indefinite lived intangible assets acquired in connection with the acquisition of Kuur’s in-process research and development (“IPR&D”). This taxable temporary difference is considered a source of taxable income to support the realization of deferred tax assets from the acquirer which resulted in a reversal of our valuation allowance. The income tax expense in the prior year was primarily attributable to foreign income tax withholdings on our revenue earned under our out-license arrangements.

Loss from discontinued operations

Loss from discontinued operations is comprised of operating results of the activities related to the build out of our manufacturing facility in Dunkirk, NY. This facility was sold in the first quarter of 2022. The increase in loss from discontinued operations was due to an increase in headcount and general costs necessary to prepare the Dunkirk facility for manufacturing operations. This increase was partially offset by income from a government grant in 2021, which consisted of a reimbursement of operating expenses received from New York State related to the preparation of the facility. Distributions by New York State under this arrangement in prior years were made for direct construction costs that were capital in nature and were not made to offset our operating expenses incurred in relation to such construction.

Liquidity and Capital Resources

Capital Resources

Since our inception, we have incurred net losses and negative cash flows from our operations. Our cash requirement was primarily cash used for our R&D programs, SG&A costs associated with our operations, the development of our specialty drug operations in our Commercial Platform and 503B operations, and the investment we made in our pre-launch activities in anticipation of commercializing our proprietary drugs. We incurred net losses of $202.0 million, $148.4 million and $125.5 million for the years ended December 31, 2021, 2020, and 2019, respectively. As of December 31, 2021, we had an accumulated deficit of $913.4 million. Our operating activities from continuing operations used $138.3 million, $127.8 million and $97.0 million of cash during the years ended December 31, 2021, 2020, and 2019, respectively. We intend to continue to advance our various clinical and pre-clinical programs which could lead to increased cash outflow of R&D costs. While we expect our R&D expenses to decrease overall, as the development of most non-Cell Therapy technologies has been suspended, R&D expenses related to our Cell Therapy platform are expected to increase as we prepare for additional clinical and preclinical studies for our Cell Therapy programs. We can provide no assurance that the funding requirements to diversify the product portfolio for specialty drug products in the Commercial Platform and 503B operations will decline in the future. Our principal sources of liquidity as of December 31, 2021 were cash and cash equivalents totaling $35.2 million, restricted cash of $16.5 million, held in a controlled bank account in connection with the Senior Credit Agreement with Oaktree, and short-term investments totaling $10.2 million, which are generally high-quality investment grade corporate debt securities.

Our obligations under the Senior Credit Agreement are guaranteed by us and certain of our existing domestic subsidiaries and subsequently acquired or organized subsidiaries subject to certain exceptions. Our obligations under the Senior Credit Agreement and the related guarantees thereunder are secured, subject to customary permitted liens and other agreed upon exceptions, by (i) a pledge of all of the equity interests of our direct subsidiaries, and (ii) a perfected security interest in all of our tangible and intangible assets.

The Senior Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness, and dividends and other distributions, subject to certain exceptions, including specific exceptions with respect to product commercialization and development activities. In addition, the Senior Credit Agreement contains certain financial covenants, including, among other things, maintenance of minimum liquidity and a minimum revenue test, measured quarterly until the last day of the second consecutive fiscal quarter where the consolidated leverage ratio does not exceed 4.5 to 1, provided that thereafter we cannot allow our consolidated leverage ratio to exceed 4.5 to 1, measured quarterly. Failure of the Company to comply with the financial covenants will result in an event of default, subject to certain cure rights of the Company. At December 31, 2021, we were in compliance with all applicable covenants.

Debt and Equity Financings

ATM Financing

On August 20, 2021, we entered into a sales agreement with SVB Leerink LLC, in connection with the offer and sale of up to $100,000,000 of shares of our common stock, par value $0.001 per share, in an at-the-market offering (the “ATM Offering”). During the year ended December 31, 2021, we sold 762,825 shares of our common stock for an average price of $1.49 per share under the Sales Agreement.

Public Offering of Stock

In September 2020, we completed an underwritten public offering of 10,000,000 shares of our common stock. We granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of common stock, which was exercised in full in September 2020. All shares were offered at a price of $11.00 per share. Net proceeds were $118.7 million, after deducting underwriting discounts and commissions and offering expenses of $7.9 million.

Oaktree Senior Credit Agreement

On June 19, 2020 (the “Closing Date”), we entered into the Senior Credit Agreement to borrow up to $225.0 million in five tranches with a maturity date of June 19, 2026, bearing interest at a fixed annual rate of 11.0%, payable quarterly. We are required to make quarterly interest-only payments until June 19, 2022, after which we are required to make quarterly amortizing payments, with the remaining balance of the principal plus accrued and unpaid interest due at maturity. Since September 17, 2020, we have been required to pay a commitment fee on any undrawn commitments equal to 0.6% per annum, payable on each subsequent funding date and the commitment termination date. We are also required to pay an exit fee at maturity equal to 2.0% of the aggregate principal amount of the loans funded under the Senior Credit Agreement.

The first tranche of $100.0 million was drawn prior to June 30, 2020, with $54.1 million of the proceeds used in part to repay in full the outstanding loan and fees under the credit agreement with Perceptive and an additional $11.0 million of the upfront loan proceeds held by us as restricted cash in a debt service reserve account, and $6.4 million in fees and expenses incurred in connection with the financing, leaving $28.5 million in available proceeds from the first tranche. The second tranche of $25.0 million was drawn prior to September 30, 2020 and the third tranche of $25.0 million was drawn prior to December 31, 2020. Our ability to draw Tranches C and E of the Senior Credit Agreement was associated with the marketing approval and future sales of Oral Paclitaxel. These tranches were reduced to zero in connection with the amendment described below and are not available for future borrowing.

We are required to make mandatory prepayments of the senior secured loans with net cash proceeds from certain asset sales or insurance proceeds or condemnation awards, in each case, subject to certain exceptions and reinvestment rights. In connection with the sale of the Dunkirk Facility in February 2022, we entered into an amendment to the Senior Credit Agreement (the “January Credit Agreement Amendment”) whereby we were required to repay $25.0 million, or 62.5% of the proceeds from the sale, of the outstanding principal of the loan. In addition, on the date of closing the Dunkirk Transaction, we were required to pay (i) accrued and unpaid interest and (ii) a 7.0% fee, allocated as a 2.0% Exit Fee and a 5.0% Prepayment Fee (each as defined in the Senior Credit Agreement), on the principal amount being repaid. We were required to pay Oaktree an amendment fee of $0.3 million and certain related expenses. Further, the January Credit Agreement Amendment requires us to make an additional prepayment of $12.5 million in principal plus the costs and fees described above by June 14, 2022, within 120 days of the closing of the Dunkirk Transaction.

We may voluntarily prepay the Senior Credit Agreement at any time subject to a prepayment premium which up until June 19, 2022 is equal to the amount of interest that would have been paid up to, but not including, June 19, 2022 (excluding interest amounts already paid), plus 3.0% of the principal amount of the senior secured loans being repaid. Thereafter, the prepayment premium equals 3.0% of the principal amount of the senior secured loans being repaid and is reduced over time until June 19, 2024, after which no prepayment premium is required.

Our obligations under the Senior Credit Agreement are guaranteed by us and certain of our existing domestic subsidiaries and subsequently acquired or organized subsidiaries subject to certain exceptions. Our obligations under the Senior Credit Agreement and the related guarantees thereunder are secured, subject to customary permitted liens and other agreed upon exceptions, by (i) a pledge of all of the equity interests of our direct subsidiaries, and (ii) a perfected security interest in all of our tangible and intangible assets.

The Senior Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness, and dividends and other distributions, subject to certain exceptions, including specific exceptions with respect to product commercialization and development activities. In addition, the Senior Credit Agreement contains certain financial covenants, including, among other things, maintenance of minimum liquidity and a minimum revenue test, measured quarterly until the last day of the second consecutive fiscal quarter where the consolidated leverage ratio does not exceed 4.5 to 1, provided that thereafter we cannot allow our consolidated leverage ratio to exceed 4.5 to 1, measured quarterly. Failure of the Company to comply with the financial covenants will result in an event of default, subject to certain cure rights of the Company. At December 31, 2021, we were in compliance with all applicable covenants.

The Senior Credit Agreement contains events of default which are customary for financings of this type, in certain circumstances subject to customary cure periods. Following an event of default and any cure period, if applicable, Oaktree will have the right upon notice to terminate any undrawn commitments and may accelerate all amounts outstanding under the Senior Credit Agreement, in addition to other remedies available to it as a secured creditor of the Company.

In connection with our entry into the Senior Credit Agreement, we granted warrants to Oaktree to purchase up to an aggregate of 908,393 shares of our common stock at a purchase price of $12.63 per share. Under the January Credit Agreement Amendment, the warrants were amended to change the exercise price to be paid per share upon exercise of the warrants. The January Credit Agreement Amendment provides that the exercise price for 50% of the shares underlying the warrants will be $1.10 per share. The exercise price for the remaining 50% of the warrants was not changed by the January Credit Agreement Amendment.

Outlook

We have borrowed and, in the future, may borrow additional capital from institutional and commercial banking sources to fund future growth. We may borrow additional funds on terms that may include restrictive covenants, including covenants that further restrict the operation of our business, liens on assets, high effective interest rates, financial performance covenants and repayment provisions that reduce cash resources and limit future access to capital markets. In addition, we expect to continue to opportunistically seek access to the equity capital markets to support our development efforts and operations. To the extent that we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. To the extent that we raise additional funds through collaboration or partnering arrangements or by monetizing non-core assets, we may be required to relinquish some of our rights to our technologies or rights to market and sell our products in certain geographies, grant licenses on terms that are not favorable to us, or issue equity that may be substantially dilutive to our stockholders.

As of December 31, 2021, we had cash and cash equivalents of $35.2 million, restricted cash of $16.5 million, and short-term investments of $10.2 million. We are implementing cost savings programs and plan to monetize non-core assets and raise capital in order to extend our cash runway in 2022. If we are unable to raise additional capital or monetize assets, we believe that the existing cash and cash equivalents, restricted cash, and short-term investments will not be sufficient to fund current operating plans through one year after the date that these audited consolidated financial statements are issued. We have concluded that this raises substantial doubt about our ability to continue as a going concern. See Note 1—Company and Nature of Business to the financial statements and notes included with this Exhibit for further information regarding our ability to continue as a going concern. We have based these estimates on assumptions that may prove to be wrong, and we could spend the available financial resources much faster than expected and need to raise additional funds sooner than anticipated. Although we plan to raise additional funds through the sale of non-core assets and selling equity securities, these plans are subject to market conditions which are outside of our control, and therefore cannot be deemed to be probable. There can be no assurance that additional financing, if available, can be obtained on terms acceptable to us. If we are unable to obtain such additional financing, we would need to reevaluate our future operating plans.

We anticipate that our expenses will cover the following activities as we:

•	Advance the preclinical and clinical research program and development activities of our Cell Therapy technology platform;

•	Continue our preclinical and clinical research program and development activities related to our Mission;

•	Seek to identify additional research programs and product candidates within existing Cell Therapy platform; and

•	Maintain, expand and protect our intellectual property (“IP”) portfolio.

We have made certain changes to our budgeted expenses in light of the CRL for Oral Paclitaxel we received in February 2021 and the Type A meetings with the FDA, including curtailing commercialization expenses and investing in additional products for our specialty drug product business. However, our expenses could increase as we continue to fund clinical and preclinical development of our research programs by advancing our Cell Therapy programs, certain candidates in our pipeline, our specialty drug products, working capital and other general corporate purposes. Capital expenditure at the Sintaho facility may continue to grow and be significant as we build out the plant to manufacture Tirbanibulin APIs. We have based our estimates on assumptions that might prove to be wrong and we might use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our drug candidates, we are unable to accurately estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development and commercialization of our drug candidates.

Our future capital requirements will depend on many factors, some or all of which may be impacted by the COVID-19 pandemic, including:

•	Our ability to generate revenue and profits from our Commercial Platform or otherwise;

•	The costs, timing and outcome of regulatory reviews and approvals;

•	Progress of our drug candidates to progress through clinical development successfully;

•	The initiation, progress, timing, costs and results of nonclinical studies and clinical trials for our other programs and potential drug candidates;

•	The costs of construction and fit-out of planned drug manufacture at our API manufacturing facility;

•	The number and characteristics of the drug candidates we pursue;

•	The costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our IP rights and defending IP related claims;

•	The extent to which we acquire or in-license other products and technologies; and

•	Our ability to maintain and establish collaboration arrangements on favorable terms, if at all.

Until we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, and government grants. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect rights of holders of common stock. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends and might require the issuance of warrants, which could potentially dilute the ownership interest of holders of common stock. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we might have to relinquish valuable rights to our technologies, future revenue streams or research programs or to grant licenses on terms that might not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we might be required to delay, limit, reduce, or terminate our product development or future commercialization efforts or grant rights to develop and market products or drug candidates that we would otherwise prefer to develop and market ourselves.

We believe that the existing cash and cash equivalents, restricted cash, and short-term investments will not be sufficient to fund current operating plans through one year after the date that these audited consolidated financial statements are issued. Our estimates are based on relevant conditions that are known and reasonably knowable at the date of these consolidated financial statements being available for issuance and are subject to change due to changes in business, industry or macroeconomic conditions. Further, we do not expect to have access to additional capital under the Senior Credit Agreement. We have based these estimates on assumptions that may prove to be wrong, and we could spend the available financial resources much faster than expected and need to raise additional funds sooner than anticipated. To the extent that we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. To the extent that we raise additional funds through collaboration or partnering arrangements, we may be required to relinquish some of our rights to our technologies or rights to market and sell our products in certain geographies, grant licenses on terms that are not favorable to us, or issue equity that may be substantially dilutive to our stockholders.

Cash Flows

The following table provides information regarding our cash flows from continuing and discontinued operations for the years ended December 31, 2021, 2020, and 2019:

	Year ended December 31,
	2021	2020	2019

	(in thousands)
Net cash used in operating activities from continuing operations	$(138,271)	$(127,758)	$(96,981)
Net cash provided by (used in) investing activities from continuing operations	119,927	(114,338)	11,357
Net cash provided by financing activities from continuing operations	2,640	209,519	167,452
Net cash used in discontinued operations	(19,229)	(8,211)	(4,337)
Net effect of foreign exchange rate changes	548	(799)	389

Net (decrease) increase in cash, cash equivalents, and restricted cash	$(34,385)	$(41,587)	$77,880

Net Cash Used in Operating Activities

The use of cash in all periods presented resulted primarily from our net losses adjusted for non-cash charges and changes in components of working capital. The primary use of our cash in all periods presented was to fund our R&D, regulatory and other clinical trial costs, drug licensing costs, inventory purchases, pre-launch commercialization activities, build-out of our manufacturing facilities, and other expenditures related to sales, marketing and administration. Our prepaid expenses and other current assets, accounts payable and accrued expense balances in all periods presented were affected by the timing of vendor invoicing and payments.

During the year ended December 31, 2021, operating activities from continuing operations used $138.3 million of cash, which resulted principally from our net loss from continuing operations of $194.3 million, adjusted for non-cash charges of $90.7 million, non-cash income benefit of $10.8 million related to the reversal of our valuation allowance on our deferred tax assets to offset the deferred tax liability assumed in connection with the acquisition of Kuur’s IPR&D, and cash used by our operating assets and liabilities of $23.8 million. Our net non-cash charges during the year ended December 31, 2021 consisted of $69.4 million of impairment of goodwill and intangible assets, $9.2 million of stock-based compensation expense, $4.7 million depreciation and amortization expense, $4.2 million change in fair value of contingent consideration, $2.9 million amortization of debt discount, and $0.6 million write-off of deferred debt issuance costs related to the Revenue Interest Financing. Our operating assets increased $2.7 million for accounts receivable mainly related to the timing of revenues, decreased $4.1 million in prepaid expenses and other assets, and increased $5.9 million for inventory of all drug products. Our operating liabilities decreased by $19.2 million mainly due to a decrease in accrued wages and benefits, accrued construction costs for the Dunkirk, NY facility, accrued costs for potential product launch, accrued selling fees and rebates, and accrued interest, partially offset by an increase in deferred revenue. Net cash used in operating activities from discontinued operations in 2021 was $4.1 million, primarily related to the operating expenses incurred by the activities at the Dunkirk facility.

During the year ended December 31, 2020, operating activities from continuing operations used $127.8 million of cash, which resulted principally from our net loss from continuing operations of $144.4 million, adjusted for non-cash charges of $37.2 million. Cash used by our operating assets and liabilities was $20.5 million primarily due to increases in accounts receivable and a decrease in accrued expenses. Our net non-cash charges during the year ended December 31, 2020 primarily consisted of $10.9 million of stock-based compensation, $10.3 million of loss on extinguishment of debt, $9.5 million provision for expected credit losses, $4.5 million of depreciation and amortization, and $1.8 million of amortization of debt discount. Net cash used in operating activities from discontinued operations in 2020 was $3.5 million, related to the operations at the Dunkirk facility.

During the year ended December 31, 2019, operating activities from continuing operations used $97.0 million of cash, which resulted principally from our net loss of $125.0 million, adjusted for non-cash charges of $15.4 million. Cash provided by our operating assets and liabilities was $12.6 million primarily due to increases in accounts payable and accrued expenses. Our net non-cash charges during the year ended December 31, 2019 primarily consisted of $3.8 million in depreciation and amortization expense, $9.9 million in stock-based compensation expense, and $1.0 million in amortization of debt discount. Net cash used in operating activities from discontinued operations in 2019 was $0.5 million, related to the operations at the Dunkirk facility.

Net Cash (Used in) Provided by Investing Activities

In 2021, cash provided by investing activities of continuing operations of $119.9 million was primarily attributable to $128.9 million in the sale and maturity of short-term investments, net of purchases, $8.4 million in purchasing property and equipment for continuing operations, primarily, our Sintaho facility, and $2.1 million in payments for licenses, partially offset by cash received from the acquisition of Kuur of $1.4 million. Net cash used in investing activities of discontinued operations in 2021 was $14.9 million, related to purchasing property and equipment at the Dunkirk facility.

In 2020, cash used in investing activities of continuing operations of $114.3 million was primarily attributable to $105.5 million in purchases of short-term investments, net of sales and maturities, $8.6 million in purchasing property and equipment for continuing operations $0.2 million in payment for licenses. Net cash used in investing activities of discontinued operations in 2020 was $4.6 million, related to purchasing property and equipment at the Dunkirk facility.

In 2019, cash provided by investing activities of continuing operations of $11.4 million was primarily attributable to $24.4 million in sale and maturity of short-term investments, net of purchases, and $0.9 million provided by the acquisition of CIDAL, offset by $9.7 million in purchasing property and equipment for continuing operations, and $4.2 million in payment for licenses. Net cash used in investing activities of discontinued operations in 2019 was $3.9 million, related to purchasing property and equipment at the Dunkirk facility.

Net Cash Provided by Financing Activities

In 2021, cash provided by financing activities of continuing operations was $2.6 million, which primarily consisted of the proceeds from the exercise of stock options of $1.6 million, proceeds from the sale of shares in the ATM Offering of $1.3 million in December, and proceeds from the issuance of debt of $0.8 million, partially offset by the repayment of long-term debt and finance lease obligations of $1.0 million. Net cash used in financing activities of discontinued operations in 2021 was $0.2 million, related to the repayment of finance lease obligations.

In 2020, cash provided by financing activities of continuing operations was $209.5 million, which primarily consisted of $127.0 million from the sale of common stock and $143.0 million from the draw downs of debt from our Senior Credit Agreement with Oaktree and $2.1 million to fund our new API plant in China, $7.0 million from the issuance of warrants to Oaktree and Sagard, and $1.7 million from the exercise of stock options, partially offset by $54.3 million repayment of the Perceptive loan and other long-term debt, and $7.9 million and $9.4 million issuance costs related to sale of our common stock in our underwritten follow-on public offering and the issuance of the new Oaktree debt and warrants to Oaktree and Sagard, respectively. Net cash used in financing activities of discontinued operations in 2020 was $0.1 million, related to the repayment of finance lease obligations.

In 2019, cash provided by financing activities of continuing operations was $167.5 million, which primarily consisted of net proceeds of $161.1 million from the issuance of our common stock mostly from private placements, net of offering expenses of approximately $1.1 million, and $6.5 million from the issuance of debt to fund our new API plant in China, offset by $1.0 million repayment of debt and finance lease obligations.

Indebtedness

We had $157.7 million and $157.8 million of debt as of December 31, 2021 and 2020, respectively. As of December 31, 2021 and 2020, this primarily consisted of the Senior Credit Agreement entered into with Oaktree during 2020, and a credit agreement with Chongqing Maliu Riverside Development and Investment Co., LTD, and finance and operating lease obligations.

In 2020, we entered into a Senior Credit Agreement with Oaktree to borrow up to $225.0 million in five tranches with a maturity date of June 19, 2026, bearing interest at a fixed annual rate of 11.0%, payable quarterly. We have drawn three tranches amounting to $150.0 million; the remaining two tranches totaling $75.0 million were reduced to zero in connection with the January Credit Agreement Amendment in February 2022. We are required to make quarterly interest-only payments until June 19, 2022, after which we are also required to make quarterly amortizing payments, with the remaining balance of the principal plus accrued and unpaid interest due at maturity. Since September 17, 2020, we have been required to pay a commitment fee on any undrawn commitments equal to 0.6% per annum, payable on each subsequent funding date and the commitment termination date. We are also required to pay an exit fee at maturity equal to 2.0% of the aggregate principal amount of the loans funded under the Senior Credit Agreement. Upon closing of the Dunkirk Transaction in February 2022, we repaid $25.0 million of the outstanding principal, plus any unpaid and accrued interest, plus the 2.0% exit fee and the 5.0% prepayment fee pursuant to the January Credit Agreement Amendment.

In 2019, we entered into a credit agreement which amended the existing partnership agreement with Chongqing Maliu Riverside Development and Investment Co., LTD (“CQ”), for a Renminbi ¥50.0 million (USD $7.2 million at December 31, 2019) line of credit to be used for the construction of the new API plant in China. We are required to repay the principal amount with accrued interest within three years after the plant receives the cGMP certification, with 20% of the total loan with accrued interest is due within the first twelve months following receiving the certification, 30% of the total loan with accrued interest due within twenty-four months, and the remaining balance with accrued interest due within thirty-six months. Interest accrues at the three-year loan interest rate by the People’s Bank of China for the same period on the date of the deposit of the full loan amount, which is expected to approximate 4.75% annually. If we fail to obtain the cGMP certification within three years upon the completion and acceptance of the plant, we shall return all renovation costs with the accrued interest to CQ, in a single transaction within the first ten business days of the next day. If we fail to obtain the cGMP certification within three years of the acceptance of the plant, we are required to return all renovation costs with accrued interest to CQ within ten business days. As of December 31, 2021, the balance due to CQ was $7.8 million.

Capital Expenditures

Our liquidity position and capital requirements are subject to a number of factors. For example, our cash inflow and outflow may be impacted by the following:

•	Our ability to generate revenue;

•	Our ability to improve margins on our commercial products;

•	Fluctuations in working capital; and

•	Our ability to raise additional funds.

Our primary short-term capital needs, which are subject to change, include expenditures related to:

•	Continuous support of the development and research of our proprietary drug products;

•	Build out of our new API plant in China and improvements in our existing manufacturing capacity and efficiency;

•	New research and product development efforts; and

•	Support of our commercialization efforts related to our current and future products.

Although we believe the foregoing items reflect our most likely uses of cash in the short term, we cannot predict with certainty all of our short-term cash uses or the timing or amounts of cash used. If cash generated from operations is insufficient to satisfy our working capital and capital expenditure requirements, we may be required to sell additional equity or debt securities or obtain credit financing. This capital may not be available on satisfactory terms, if at all. Furthermore, any additional equity financing may be dilutive to our stockholders, and debt financing, if available, may include restrictive covenants.

Contractual Obligations

A summary of our contractual obligations as of December 31, 2021 is as follows:

	Payments Due by Period				Total Amounts Committed
	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years

	(in thousands)
Operating leases	$3,020	$4,218	$1,819	$132	$9,189
Long-term debt	47,507	25,811	89,377	—	162,695
Finance lease obligations	159	207	—	—	366
License fees	916	400	—	—	1,316

	$51,602	$30,636	$91,196	$132	$173,566

Our operating and finance leases are principally for facilities and equipment. We currently lease office space in the U.S. and foreign countries to support our operations as a global organization. The operating leases in the above table include our several locations with the amounts committed by each location: (1) the rental of our global headquarters in the Conventus Center for Collaborative Medicine in Buffalo, NY; (2) the rental of our research and development facility in the IC Development Centre in Hong Kong; (3) the rental of the Commercial Platform headquarters in Chicago, IL; (4) the rental of our clinical research headquarters in Cranford, NJ; (5) the rental of our clinical data management center in Taipei, Taiwan; (6) the rental of our contract research organization throughout Latin America; (7) the rental of our Global Supply Chain distribution office in Houston, TX; (8) the rental of our Global Supply Chain API manufacturing facility in Chongqing, China; and (9) the rental of other facilities and equipment located mainly in Buffalo, NY. These locations represent $4.6 million, $0.1 million, $1.6 million, $0.2 million, $0.2 million, $0.1 million, $0.2 million, $0.4 million, and $1.7 million, respectively, of the total amounts committed. In addition to the minimum rental commitments on our operating leases we may also be required to pay amounts for taxes, insurance, maintenance and other operating expenses.

The long-term debt includes our senior secured loan and the credit agreement with CQ. The finance lease obligations represent three leases of equipment in our 503B manufacturing facility outside of Buffalo, NY. The license fees in the above table represent the amount committed and accrued under in-license agreements for specialty drug products by the Commercial platform.

In addition, we have certain obligations under licensing arrangements with third parties contingent upon achieving various development, regulatory, and commercial milestones. Pursuant to our purchase agreement of Kuur Therapeutics, we may be required to make payments worth up to $115.0 million, payable in cash of shares of our common stock, upon the occurrence of certain development and regulatory milestones related to our NKT cell therapy. Pursuant to our license agreement with Polytom, we may be required to make payments worth up to $44.0 million of our common stock or cash upon the occurrence of certain regulatory milestones related to a pegylated genetically modified human arginase, and make royalty payments representing a percentage of net sales of the licensed products. Pursuant to our license agreement with Avalon HepaPOC, we may be required to make payments worth up to $4.8 million of our common stock or cash upon the occurrence of certain regulatory and sales milestones related to the meter and strips for conduct of liver function tests in humans taking our oncology drugs and make royalty payments representing a percentage of aggregate net sales of the licensed product. Pursuant to the license agreement with XLifeSc, our 55% owned joint venture Axis Therapeutics Limited, we may be required to make cash payments worth up to $108.0 million upon the occurrence of certain regulatory milestones related to XLifeSc’s proprietary TCR-T technology, and make royalty payments representing a percentage of aggregate net income generated by sales of licensed products. Pursuant to our license agreements with Hanmi, we may be required to make equity payments of $24.0 million upon regulatory approval of a product within the Orasovery platform and make tiered royalty payments based on net sales of any product using the licensed intellectual property. These amounts are not included in the table above.

Critical Accounting Policies and Significant Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements and the reported amounts of revenue and expenses during the periods. We evaluate our estimates and judgments on an ongoing basis, including but not limited to, estimating the useful lives of long-lived assets, assessing the impairment of long-lived assets, stock-based compensation expenses, and the realizability of deferred income tax assets. We base our estimates on historical experience, known trends and events, contractual milestones and other various factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Changes in the accounting estimates are likely to occur from period to period. Actual results could be significantly different from these estimates. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgment and estimates.

Revenue Recognition

1.	Oncology Innovation Platform

The Company out-licenses certain of its IP to other pharmaceutical companies in specific territories that allow the customer to use, develop, commercialize, or otherwise exploit the licensed IP. In accordance with ASC 606, Revenue from Contracts with Customers (“Topic 606”), the Company analyzes the contracts to identify its performance obligations within the contract. Most of the Company’s out-license arrangements contain multiple performance obligations and variable pricing. After the performance obligations are identified, the Company determines the transaction price, which generally includes upfront fees, milestone payments related to the achievement of developmental, regulatory, or commercial goals, and royalty payments on net sales of licensed products. The Company considers whether the transaction price is fixed or variable, and whether such consideration is subject to return. Variable consideration is only included in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. If any portion of the transaction price is constrained, it is excluded from the transaction price until the constraint no longer exists. The Company then allocates the transaction price to the performance obligation to which the consideration is related. Where a portion of the transaction price is received and allocated to continuing performance obligations under the terms of the arrangement, it is recorded as deferred revenue and recognized as revenue when (or as) the underlying performance obligation is satisfied.

The Company’s contracts may contain one or multiple promises, including the license of IP and development services. The licensed IP related to the Company’s approved and late-stage drug candidates is capable of being distinct from the other performance obligations identified in the contract and is distinct within the context of the contract, as upon transfer of the IP, the customer is able to use and benefit from it, and the customer could obtain the development services from other parties. The Company also considers the economic and regulatory characteristics of the licensed IP and other promises in the contract to determine if it is a distinct performance obligation. The Company considers if the IP is modified or enhanced by other performance obligations through the life of the agreement and whether the customer is contractually or practically required to use updated IP. The IP licensed by the Company has been determined to be functional IP. The IP is not modified during the license period and therefore, the Company recognizes revenues from any portion of the transaction price allocated to the licensed IP when the license is transferred to the customer and they can benefit from the right to use the IP. The Company recognized $0.5 million in license revenue from an out-license arrangement for the year ended December 31, 2021, and $37.7 million in license revenue, net of $2.3 million value added tax (“VAT”), and $1.0 million in license revenue from two of the Company’s out-license arrangements for the year ended December 31, 2020. The Company recognized revenue allocated to the licensed IP performance obligation upon transfer of the license of $0.1 million for the year ended December 31, 2019. During the year ended December 31, 2021, the Company received $2.0 million in upfront fees for a license of TRC-T technology, which was deemed not to be distinct, as the IP is in an early stage and is dependent on development activities to be performed by the Company, and $0.7 million for licenses of Klisyri in territories in which it is not yet approved and further development activities are required to be performed by the Company. Therefore these licenses of IP and the development services were considered a bundled performance obligation. As of December 31, 2021, this bundle of performance obligations was not satisfied and the corresponding $2.7 million was recorded as deferred revenue on the Company’s consolidated balance sheet.

Other performance obligations included in most of the Company’s out-licensing agreements include performing development services to reach clinical and regulatory milestone events. The Company satisfies these performance obligations at a point-in-time, because the customer does not simultaneously receive and consume the benefits as the development occurs, the development does not create or enhance an asset controlled by the customer, and the development does not create an asset with no alternative use. The Company considers milestone payments to be variable consideration measured using the most likely amount method, as the entitlement to the consideration is contingent on the occurrence or nonoccurrence of future events. The Company allocates each variable milestone payment to the associated milestone performance obligation, as the variable payment relates directly to the Company’s efforts to satisfy the performance obligation and such allocation depicts the amount of consideration to which the Company expects to be entitled for satisfying the corresponding performance obligation. The Company re-evaluates the probability of achievement of such performance obligations and any related constraint and adjusts its estimate of the transaction price as appropriate. To date, no amounts have been constrained in the initial or subsequent assessments of the transaction price. The Company did not recognize revenue from other performance obligations included in the Company’s out-licensing agreements during the years ended December 31, 2021 or 2020. The Company recognized revenue allocated to development performance obligations upon transfer to the customer of $20.0 million for the year ended December 31, 2019.

Certain out-license agreements include performance obligations to manufacture and provide drug product in the future for commercial sale when the licensed product is approved. For the commercial, sales-based royalties, the consideration is predominantly related to the licensed IP and is contingent on the customer’s subsequent sales to another commercial customer. Consequently, the sales- or usage-based royalty exception would apply. Revenue will be recognized for the commercial, sales-based milestones as the underlying sales occur. The Company recognized $25.0 million in commercial milestones and $1.0 million in royalties during the year ended December 31, 2021. No such revenues were recorded during 2020.

The Company exercises significant judgment when identifying distinct performance obligations within its out-license arrangements, determining the transaction price, which often includes both fixed and variable considerations, and allocating the transaction price to the proper performance obligation. The Company did not use any other significant judgments related to out-licensing revenue during the years ended December 31, 2021 and 2020.

2.	Global Supply Chain Platform

The Company’s Global Supply Chain Platform manufactures API for use internally in its research and development activities as well as its clinical studies, and for sale to pharmaceutical customers globally. The Company generates additional revenue on this platform, by providing small to mid-scale cGMP manufacturing of clinical and commercial products for pharmaceutical and biotech companies and selling pharmaceutical products under 503B regulations set forth by the U.S. FDA.

Revenue earned by the Global Supply Platform is recognized when the Company has satisfied its performance obligation, which is the shipment or the delivery of drug products. The underlying contracts for these sales are generally purchase orders and the Company recognizes revenue at a point-in-time. Any remaining performance obligations related to product sales are the result of customer deposits and are reflected in the deferred revenue contract liability balance.

3.	Commercial Platform

The Company’s Commercial Platform generates revenue by distributing specialty products through independent pharmaceutical wholesalers. The wholesalers then sell to an end-user, normally a hospital, alternative healthcare facility, or an independent pharmacy, at a lower price previously established by the end-user and the Company. Upon the sale by the wholesaler to the end-user, the wholesaler will chargeback the difference, if any, between the original list price and price at which the product was sold to the end-user. The Company also offers cash discounts, which approximate 2.3% of the gross sales price, as an incentive for prompt customer payment, and, consistent with industry practice, the Company’s return policy permits customers to return products within a window of time before and after the expiration of product dating. Further, the Company offers contractual allowances, generally in the form of rebates or administrative fees, to certain wholesale customers, group purchasing organizations (“GPOs”), and end-user customers, consistent with pharmaceutical industry practices. Revenues are recorded net of provisions for variable consideration, including discounts, rebates, GPO allowances, price adjustments, returns, chargebacks, promotional programs and other sales allowances. Accruals for these provisions are presented in the consolidated financial statements as reductions in determining net sales and as a contra asset in accounts receivable, net (if settled via credit) and other current liabilities (if paid in cash). As of December 31, 2021 and 2020, the Company’s total provision for chargebacks and other deductions included as a reduction of accounts receivable totaled $22.9 million and $12.6 million, respectively. The Company’s total provision for chargebacks and other revenue deductions was $129.0 million, $89.3 million, and $87.2 million for the years ended December 31, 2021, 2020, and 2019, respectively.

The Company exercises significant judgment in its estimates of the variable transaction price at the time of the sale and recognizes revenue when the performance obligation is satisfied. Factors that determine the final net transaction price include chargebacks, fees for service, cash discounts, rebates, returns, warranties, and other factors. The Company estimates all of these variables based on historical data obtained from previous sales finalized with the end-user customer on a product-by-product basis. At the time of sale, revenue is recorded net of each of these deductions. Through the normal course of business, the wholesaler will sell the product to the end-user, determining the actual chargeback, return products, and take advantage of cash discounts, charge fees for services, and claim warranties on products. The final transaction price per product is compared to the initial estimated net sale price and reviewed for accuracy. The final prices and other factors are immediately included in the Company’s historical data from which it will estimate the transaction price for future sales. The underlying contracts for these sales are generally purchase orders including a single performance obligation, generally the shipment or delivery of products and the Company recognizes this revenue at a point-in-time.

Research and Development Expenses

Research and development expenses represent costs associated with developing our proprietary drug candidates, our collaboration agreements for such drugs, and our ongoing clinical studies.

Clinical trial costs are a significant component of our research and development expenses. We have a history of contracting with third parties that perform various clinical trial activities on our behalf in the ongoing development of our drug candidates. Expenses related to clinical trials are accrued based on our estimates of the actual services performed by the third parties for the respective period. If the contracted amounts are revised or the scope of a contract is revised, we will modify the accruals accordingly on a prospective basis and will do so in the period in which the facts that give rise to the revision become reasonably certain.

Goodwill

The Company tests goodwill for impairment annually on October 1st, the Company’s annual goodwill impairment measurement date, or more frequently if a triggering event occurs, and it updates its test with information that becomes available through the end of the period reported. The Company has three operating segments, each of which represents a separate reporting unit: Oncology Innovation Platform, Commercial Platform, and Global Supply

Chain Platform. Each of the three reporting units has discrete financial information that is reviewed by segment managers. Goodwill was assigned to two reporting units: Oncology Innovation Platform and Global Supply Chain Platform. Goodwill impairment exists when the fair value of goodwill is less than its carrying value. The Company determined that an impairment triggering event occurred during the first quarter of 2021 and, consistent with our annual policy, performed a test as of our annual goodwill impairment evaluation date, October 1, 2021, subsequently updating that analysis to December 31, 2021 using new information that became available regarding conditions that existed as of December 31, 2021, and concluded that there was goodwill impairment of $67.7 million for the three months ended December 31, 2021. No impairment of goodwill was recorded for the years ended December 31, 2020, and 2019. See Part II, Item 8, Note 8 - Goodwill and Intangible Assets, Net, and Note 9 -Fair Value Measurements, for additional information.

Intangible Assets, net

Intangible assets arising from a business acquisition are recognized at fair value as of the acquisition date. The Company amortizes intangible assets using the straight-line method. When the straight-line method of amortization is utilized, the estimated useful life of the intangible asset is shortened to assure the recognition of amortization expense corresponds with the expected cash flows. Other purchased intangibles, including certain licenses, are capitalized at cost and amortized on a straight-line basis over the license life, when a future economic benefit is probable and measurable. If a future economic benefit is not probable or measurable, the license costs are expensed as incurred within research and development expenses. In-process research and development (“IPR&D”) intangible assets are not amortized, but rather are reviewed for impairment on an annual basis or more frequently if indicators of impairment are present, until the project is completed, abandoned, or transferred to a third party.

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets, excluding goodwill, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the assets from the expected future cash flows (undiscounted and without interest expense) of the related operations. If these cash flows are less than the carrying value of such assets, an impairment loss for the difference between the estimated fair value and carrying value is recorded. The Company determined that impairment indicators occurred during the first and fourth quarters of 2021 and concluded that there was impairment of intangible assets other than goodwill amounting to $1.7 million for the year ended December 31, 2021. See Part II, Item 8, Note 8 – Goodwill and Intangible Assets, net for additional details.

Business Acquisitions

The Company accounts for acquired businesses using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Identifiable amortizing intangible assets are recorded on the consolidated balance sheet at fair value and amortized over their estimated useful lives. Acquisition-related costs are expensed as incurred. Any excess of the consideration transferred over the estimated fair values of the net assets acquired is recorded as goodwill.

Contingent Consideration

Contingent consideration arising from a business acquisition is included as part of the purchase price and is recorded at fair value as of the acquisition date. Subsequent to the acquisition date, the Company remeasures contingent consideration arrangements at fair value at each reporting period until the contingency is resolved. The changes in fair value are recognized within selling, general, and administrative expenses in the Company’s consolidated statement of operations and comprehensive loss. Changes in fair values reflect new information about the likelihood of the payment of the contingent consideration and the passage of time.

Recent Accounting Pronouncements

In the normal course of business, we evaluate all new accounting pronouncements issued by the Financial Accounting Standards Board, SEC, or other authoritative accounting bodies to determine the potential impact they may have on our Consolidated Financial Statements. Refer to Note 2 - Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements contained in Item 8 of this report for additional information about these recently issued accounting standards and their potential impact on our financial condition or results of operations.

Financial Statements and Supplementary Data of Athenex, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Athenex, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Athenex, Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2021, and expressed an adverse opinion on the Company’s internal control over financial reporting because of a material weakness.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows from operations, and forecasts that it will violate its debt covenants, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Chargebacks – Refer to Note 19 (Commercial Platform) to the consolidated financial statements

Critical Audit Matter Description

The Company has revenue agreements with certain independent pharmaceutical wholesalers to sell and distribute specialty products. These wholesalers then sell these specialty drug products to an end-user (Hospital, alternative healthcare facility, etc.). In such case, sales are initially recorded at the price sold to the wholesaler. Because these prices will be reduced for the end-user, the Company records a contra asset in accounts receivable and a reduction to revenue at the time of the sale, using the difference between the list price and the estimated end-user contract price. Upon the sale by the wholesaler to the end-user, the wholesaler will chargeback the difference between the original list price and price at which the product was sold to the end-user and such chargeback is offset against the initial estimated contra asset. The provision for chargebacks as of December 31, 2021 was $22.9 million, included as a reduction of accounts receivable.

We identified the accrual for chargebacks at the balance sheet date as a critical audit matter because of the judgments necessary for management to estimate the accrual based on estimates of wholesaler inventory stocking levels and of differences between list price and price at which the product was sold to the end-user. Given the volume of transactions subject to potential chargeback at the balance sheet date and the level of uncertainty involved in the estimation of the quantity and mix of products in wholesaler inventory, this matter required a high degree of auditor judgment when performing audit procedures and evaluating the results of those procedures.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to revenue chargebacks included the following, among others:

•

We evaluated the reasonableness of the methodology and assumptions applied by management when developing their chargeback estimate. We tested the accuracy and completeness of amounts in the accrual computations, inquired of management, and reviewed source documentation – including wholesaler agreements and inventory schedules to assess that management’s methodology included relevant data and assumptions to arrive at a reasonable estimation process in material respects.

•

We evaluated whether the methodology and assumptions have been consistently applied, throughout the estimation process, during the course of the year and in a manner consistent with the estimation process in the prior years presented.

•

We selected a sample of activity of the chargeback accrual at the balance sheet date and performed audit procedures on such sample. Such procedures included: obtaining wholesaler agreements for the samples and recalculating the year-end accrual for the selected transactions; verifying quantities-on-hand with wholesalers for the sample transactions; and performing a retrospective review of payments received subsequent to the balance sheet date to evaluate reasonableness of the Company’s estimate of the chargebacks contra asset at the year-end balance sheet date. Additionally, we also performed procedures over the historical accuracy of the chargeback accrual through comparison of initial estimates to actual chargebacks incurred.

Accounting for Business Combinations – Refer to Note 3 (Kuur Acquisition) to the consolidated financial statements

Critical Audit Matter Description

The Company entered into an Agreement and Plan of Merger with Kuur Therapeutics, Inc. (“Kuur”) in May 2021, where the Company acquired 100 percent of the outstanding shares of Kuur (the “Merger”). The Company identified the Merger as a business combination, and the purchase price consisted of 14,228,066 shares of the Company’s common stock, issued at $3.71 per share, with a fair value of $52.8 million, plus the fair value of future milestone payments amounting to $19.8 million, recorded as a contingent consideration liability within the Company’s consolidated balance sheet. The Merger resulted in the recognition of identifiable assets, net of liabilities assumed, of $43.9 million, plus goodwill of $28.7 million.

We identified the Company’s valuation of acquired in-process research and development (“IPR&D”) indefinite-lived intangible assets of $64.9 million, in addition to the contingent consideration liability recognized in connection with the Merger of $19.8 million, as a critical audit matter because of the judgments necessary for management to estimate the acquisition date fair values of such balances. The significant assumptions used to estimate the fair value of the acquired IPR&D and contingent consideration liability included discount rates, as well as certain other business-related assumptions that form the basis of forecasted financial results, including probability of success factors, revenue forecasts and anticipated market penetration rates. Given the complexity of these assumptions, as well as the use of both business-related and market-related valuation techniques, this matter required a high degree of auditor judgment, and an increased extent of effort including involvement of fair value specialists, when performing audit procedures and evaluating the results of those procedures.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company’s accounting for acquired IPR&D, as well as the contingent consideration liability recognized in connection with the Merger, included the following, among others:

•

We tested the effectiveness of the Company’s controls associated with accounting for business combinations. For example, we tested controls over the Company’s identification and valuation of acquired IPR&D and measurement of the contingent consideration liability, including the valuation models and underlying assumptions used to develop these estimates.

•

We assessed the reasonableness of management’s key estimates and assumptions used in these valuation models. We met with the key individuals from the senior leadership team and key personnel involved in the forecasting process to discuss and evaluate management’s evidence to support the probability of success factors, revenue forecasts and anticipated market penetration rates. We tested the completeness and accuracy of the underlying data. For example, to evaluate probability of success with a potential drug candidate, we compared the Company’s probability of success factors associated with acquired IPR&D to market studies for similar products. We evaluated whether the estimated future cash flows were consistent with evidence obtained in other areas of the audit.

•

With the assistance of our fair value specialists, we evaluated the reasonableness of the valuation methodologies used to determine the value of the acquired IPR&D and measurement of the contingent considerations liability, including testing the mathematical accuracy of the calculation, the discount rate and company specific risks.

Goodwill – Oncology Platform reporting unit – Refer to Note 8 to the financial statements

Critical Audit Matter Description

The Company tests goodwill for impairment annually, or more frequently if the Company identifies events or circumstances indicating that the carrying value of goodwill may be impaired. The Company identified such events or circumstances during the fourth quarter of 2021 as a result of the significant decrease in the Company’s market capitalization from the impact of the receipt of a complete response letter from the U.S. Food and Drug Administration regarding the Company’s new drug application for oral paclitaxel in the treatment of metastatic breast cancer, and the Company’s decision to no longer pursue oral paclitaxel. As part of this impairment test, the Company considered certain qualitative and quantitative factors, such as the Company’s performance, business forecasts, and expansion plans. It reviewed key assumptions, including projected cash flows and future revenue for reporting units, and compared against the results of the prior goodwill impairment test. The Company compared the fair value of its reporting units to their carrying value. As a result, the Company has reflected goodwill impairment of $41.0 million within its Oncology Platform reporting unit. Following the impairment, the Company had no remaining goodwill as of December 31, 2021.

We have identified the Company’s determination that the carrying value exceeded the fair value for its Oncology Platform reporting unit as a critical audit matter because of the significant judgments made by management in estimating the fair value of the reporting unit. The significant assumptions used to estimate the fair value of the reporting unit include the weighting of valuation methodologies, selection of reference transactions, and selection of market multiples. Given the complexity of these assumptions, this matter required a high degree of auditor judgment, and an increased extent of effort including involvement of fair value specialists, when performing audit procedures and evaluating the results of those procedures.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company’s goodwill impairment analysis relating to the Oncology Platform reporting unit included the following, among others:

•

With the assistance of our fair value specialists, we evaluated the reasonableness of the valuation methodologies, including testing the mathematical accuracy of the calculation, the weighting of such valuation methodologies, the selection of reference transactions and the selection of market multiples.

•	With the assistance of our fair value specialists, we obtained objectively verifiable information as an independent indication to evaluate the fair value of the Oncology Platform reporting unit.

•	Compared an independent estimate of the carrying value to the fair value of the Oncology Platform reporting unit.

/s/ Deloitte & Touche LLP

Williamsville, New York

March 16, 2022

We have served as the Company’s auditor since 2015

ATHENEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$35,202	$69,587
Restricted cash	16,500	16,500
Short-term investments	10,207	138,636
Accounts receivable, net of chargebacks and other deductions of $22,868 and $12,552, respectively, and provision for credit losses of $9,306 and $9,637, respectively	26,637	23,603
Inventories	34,685	28,846
Prepaid expenses and other current assets	8,885	10,012
Discontinued operations, current portion	1,280	4,777

Total current assets	133,396	291,961
Property and equipment, net	27,978	23,810
Goodwill	—	38,891
Intangible assets, net	71,896	10,218
Operating lease right-of-use assets, net	6,243	7,921
Other assets	1,087	950
Discontinued operations, non-current portion	26,848	10,578

Total assets	$267,448	$384,329

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,742	$18,417
Accrued expenses	24,453	33,870
Current portion of operating lease liabilities	2,909	3,185
Current portion of long-term debt and finance lease obligations	46,881	1,910
Discontinued operations, current portion	5,062	4,759

Total current liabilities	96,047	62,141
Long-term liabilities:
Long-term operating lease liabilities	4,494	6,355
Long-term debt and finance lease obligations	103,456	146,369
Deferred tax liabilities	1,751	56
Contingent consideration	24,076	—
Other long-term liabilities	3,046	3,852
Discontinued operations, non-current portion	126	208

Total liabilities	232,996	218,981
Commitments and contingencies (Note 20)
Stockholders’ equity:
Common stock, par value $0.001 per share, 250,000,000 shares authorized at December 31, 2021 and 2020; 111,802,968 and 95,066,195 shares issued at December 31, 2021 and 2020, respectively; 110,130,048 and 93,393,275 shares outstanding at December 31, 2021 and 2020, respectively	111	95
Additional paid-in capital	972,404	901,864
Accumulated other comprehensive loss	(487)	(1,134)
Accumulated deficit	(913,412)	(713,644)
Less: treasury stock, at cost; 1,672,920 shares at December 31, 2021 and 2020	(7,485)	(7,406)

Total Athenex, Inc. stockholders’ equity	51,131	179,775
Non-controlling interests	(16,679)	(14,427)

Total stockholders’ equity	34,452	165,348

Total liabilities and stockholders’ equity	$267,448	$384,329

The accompanying notes are an integral part of these consolidated financial statements.

ATHENEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Year Ended December 31,
	2021	2020	2019
Revenue:
Product sales, net	$92,264	$105,274	$80,535
License and other revenue	27,917	39,117	20,694

Total revenue	120,181	144,391	101,229

Cost of sales	82,406	95,355	69,619

Gross profit	37,775	49,036	31,610

Operating expenses:
Research and development expenses	80,197	75,904	84,393
Selling, general, and administrative expenses	72,553	92,859	66,260
Impairments	69,419	—	—

Total operating expenses	222,169	168,763	150,653

Operating loss	(184,394)	(119,727)	(119,043)

Interest income	(227)	(874)	(1,881)
Interest expense	20,742	11,219	6,954
Loss on extinguishment of debt	—	10,278	—

Loss from continuing operations before income tax expense	(204,909)	(140,350)	(124,116)
Income tax (benefit) expense	(10,604)	4,088	928

Net loss from continuing operations	(194,305)	(144,438)	(125,044)
Loss from discontinued operations (Note 4)	7,731	3,996	489

Net loss	(202,036)	(148,434)	(125,533)
Less: net loss attributable to non-controlling interests	(2,268)	(2,255)	(1,784)

Net loss attributable to Athenex, Inc.	$(199,768)	$(146,179)	$(123,749)

Unrealized gain (loss) on investment, net of income taxes	506	(5)	(97)
Foreign currency translation adjustment, net of income taxes	141	(494)	118

Comprehensive loss	$(199,121)	$(146,678)	$(123,728)

Basic and diluted loss per Athenex, Inc. common share (Note 16):
Net loss from continuing operations	$(1.85)	$(1.67)	$(1.66)
Net loss from discontinued operations	(0.07)	(0.05)	(0.01)

Net loss per share attributable to Athenex, Inc. common stockholders	$(1.92)	$(1.72)	$(1.67)

Weighted-average shares used in computing net loss per share attributable to Athenex, Inc. common stockholders, basic and diluted (Note 16)	103,938,451	85,082,868	74,054,261

The accompanying notes are an integral part of these consolidated financial statements.

ATHENEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Treasury Stock		Total Athenex, Inc. stockholders’	Non- controlling	Total stockholders’
	Shares	Amount	capital	deficit	loss	Shares	Amount	equity	interests	equity
Balance at January 1, 2019	68,668,986	69	591,064	(443,716)	(656)	(1,672,920)	(7,406)	139,355	(10,586)	128,769
Sale of common stock, net of costs of $1,103	14,006,575	14	159,963	—	—	—	—	159,977	—	159,977
Equity consideration in connection with acquisition	—	—	748	—	—	—	—	748	—	748
Stock-based compensation cost	—	—	8,219	—	—	—	—	8,219	—	8,219
Restricted stock expense	223,723	—	1,671	—	—	—	—	1,671	—	1,671
Stock options exercised	331,779	—	1,983	—	—	—	—	1,983	—	1,983
Net loss	—	—	—	(123,749)	—	—	—	(123,749)	(1,784)	(125,533)
Other comprehensive loss, net of tax	—	—	—	—	21	—	—	21	—	21
Balance at December 31, 2019	83,231,063	83	763,648	(567,465)	(635)	(1,672,920)	(7,406)	188,225	(12,370)	175,855

Sale of common stock, net of costs of $7,869	11,607,322	11	119,099	—	—	—	—	119,110	—	119,110
Issuance of warrant, net	—	—	6,544	—	—	—	—	6,544	—	6,544
Stock-based compensation cost	—	—	9,833	—	—	—	—	9,833	—	9,833
Restricted stock expense	(10,820)	—	1,017	—	—	—	—	1,017	—	1,017
Stock options exercised	238,630	1	1,723	—	—	—	—	1,724	—	1,724
Non-controlling interests	—	—	—	—	—	—	—		198	198
Net loss	—	—	—	(146,179)	—	—	—	(146,179)	(2,255)	(148,434)
Other comprehensive loss, net of tax	—	—	—	—	(499)	—	—	(499)	—	(499)

Balance at December 31, 2020	95,066,195	95	901,864	(713,644)	(1,134)	(1,672,920)	(7,406)	179,775	(14,427)	165,348
Sale of common stock through ATM and ESPP, net of costs of $35	844,382	1	1,341	—	—	—	—	1,342	—	1,342
Issuance of stock in connection with acquisition of Kuur	15,601,667	15	58,412	—	—	—	—	58,427	—	58,427
Issuance of common stock in connection with Cidal contingent consideration	11,299	—	1	—	—	—	—	1	—	1
Stock-based compensation cost	—	—	8,591	—	—	—	—	8,591	—	8,591
Restricted stock expense	—	—	616	—	—	—	—	616	—	616
Stock options exercised	279,425	—	1,579	—	—	—	—	1,579	—	1,579
Treasury stock repurchase	—	—	—	—	—	—	(79)	(79)	—	(79)
Disposal of non-controlling interest	—	—	—	—	—	—	—	—	16	16
Net loss	—	—	—	(199,768)	—	—	—	(199,768)	(2,268)	(202,036)
Other comprehensive gain, net of tax	—	—	—	—	647	—	—	647	—	647

Balance at December 31, 2021	111,802,968	$111	$972,404	$(913,412)	$(487)	(1,672,920)	$(7,485)	$51,131	$(16,679)	$34,452

The accompanying notes are an integral part of these consolidated financial statements.

F-76

ATHENEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net loss from continuing operations	$(194,305)	$(144,438)	$(125,044)
Net loss from discontinued operations	(7,731)	(3,996)	(489)
Adjustments to reconcile net loss to net cash used in operating activities of continuing operations:
Depreciation and amortization	4,682	4,461	3,807
Stock-based compensation expense	9,207	10,850	9,885
Impairment of goodwill and intangible assets	69,419	—	—
Change in fair value of contingent consideration	4,237	—	—
Provision for credit losses	(331)	9,513	—
Amortization of debt discount	2,939	1,781	1,026
(Gain) loss on disposal of assets	(150)	222	232
Write off of deferred issuance costs	648	—	—
Loss on extinguishment of debt	—	10,278	—
Deferred income taxes	(10,848)	56	486
Changes in operating assets and liabilities, net of effect of acquisition:
Receivables, net	(2,703)	(16,427)	(3,738)
Prepaid expenses and other assets	4,056	5,877	864
Inventories	(5,899)	3,784	(3,844)
Accounts payable and accrued expenses	(19,223)	(13,715)	19,345

Net cash used in operating activities of continuing operations	(138,271)	(127,758)	(96,981)

Cash flows from investing activities of continuing operations:
Purchase of property and equipment	(8,398)	(8,622)	(9,714)
Payments for licenses	(2,137)	(214)	(4,175)
Acquisition activity	1,425	—	853
Disposal activity	101	—	—
Purchases of short-term investments	(68,672)	(161,847)	(74,697)
Sale of short-term investments	197,608	56,345	99,090

Net cash provided by (used in) investing activities of continuing operations	119,927	(114,338)	11,357

Cash flows from financing activities of continuing operations:
Proceeds from sale of stock	1,343	126,980	161,080
Proceeds from issuance of debt	783	145,126	6,464
Proceeds from issuance of warrants	—	7,039	—
Costs incurred related to the sale of stock	—	(7,869)	(1,103)
Costs incurred related to the issuance of debt and warrants	—	(9,363)	—
Proceeds from exercise of stock options	1,579	1,723	1,983
Investment from non-controlling interest	—	198	—
Repurchase of treasury stock	(79)	—	—
Repayment of finance lease obligations and long-term debt	(986)	(54,315)	(972)

Net cash provided by financing activities of continuing operations	2,640	209,519	167,452

Net (decrease) increase in cash, cash equivalents, and restricted cash from continuing operations	(15,704)	(32,577)	81,828
Net cash used in operating activities of discontinued operations	(4,108)	(3,486)	(479)
Net cash used in investing activities of discontinued operations	(14,943)	(4,634)	(3,858)
Net cash used in financing activities of discontinued operations	(178)	(91)	—
Net decrease in cash and cash equivalents from discontinued operations	(19,229)	(8,211)	(4,337)
Cash, cash equivalents, and restricted cash beginning of period	86,087	127,674	49,794
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	548	(799)	389

Cash, cash equivalents, and restricted cash, end of period (See Note 5)	$51,702	$86,087	$127,674

Supplemental cash flow disclosures
Interest paid	$20,336	$6,056	$4,925
Income taxes paid	$108	$3,066	$448
Non-cash investing and financing activities:
Accrued purchases of property and equipment from continuing operations	$246	$439	$113
Accrued purchases of property and equipment from discontinued operations	$1,679	$39	$370
Equity consideration in connection with acquisition	$52,786	$—	$748
Accrued purchases of licenses	$1,350	$2,850	$—
Accrued cost of debt issuance	$—	$750	$—
Property and equipment financed under finance leases from discontinued operations	$—	$848	$—
ROU assets derecognized from modification of operating lease obligations	$(114)	$(468)	$—

The accompanying notes are an integral part of these consolidated financial statements.

ATHENEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	COMPANY AND NATURE OF BUSINESS

Description of Business

Athenex, Inc. (the “Company” or “Athenex”), originally under the name Kinex Pharmaceuticals LLC (“Kinex”), formed in November 2003, commenced operations on February 5, 2004, and operated as a limited liability company until it was incorporated in the State of Delaware under the name Kinex Pharmaceuticals, Inc. on December 31, 2012. The Company changed its name to Athenex, Inc. on August 26, 2015.

Athenex is a biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation drugs for the treatment of cancer. The Company’s mission is to improve the lives of cancer patients by creating more effective, safer and tolerable treatments. The Company has assembled a strong and experienced leadership team and has established operations across the pharmaceutical value chain to execute its goal of becoming a leader in bringing innovative cancer treatments to the market and improving health outcomes.

The Company is organized around three operating segments: (1) its Oncology Innovation Platform, dedicated to the research and development of our proprietary drugs; (2) its Commercial Platform, focused on the sales and marketing of our specialty drugs and the market development of proprietary drugs; and (3) its Global Supply Chain Platform, dedicated to providing a stable and efficient supply of APIs for clinical and commercial efforts. The Company’s current clinical pipeline in the Oncology Innovation Platform is derived from the following core technologies: (1) Cell Therapy, (2) Orascovery, based on a P-glycoprotein (“P-gp”) pump inhibitor, and (3) Src Kinase inhibition.

The Company is primarily engaged in conducting research and development activities through corporate collaborators, in-licensing and out-licensing pharmaceutical compounds and technology, conducting preclinical and clinical testing, identifying and evaluating additional drug candidates for potential in-licensing or acquisition, and raising capital to support development and commercialization activities. The Company also conducts commercial sales of specialty products through its wholly owned subsidiary, Athenex Pharmaceutical Division (“APD”), and 503B products through its wholly owned subsidiary, Athenex Pharma Solutions (“APS”).

Going Concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has incurred operating losses since its inception and, as a result, as of December 31, 2021 and 2020 had an accumulated deficit of $913.4 million and $713.6 million, respectively. As of December 31, 2021, the Company had cash and cash equivalents of $35.2 million, restricted cash of $16.5 million, and short-term investments of $10.2 million. The Company projects insufficient liquidity to fund its operations through the next twelve months beyond the date of the issuance of these consolidated financial statements. This condition raises substantial doubt about the Company’s ability to continue as a going concern.

Additionally, the Company has financial covenants associated with its Senior Credit Agreement with Oaktree that are measured each quarter. The Company is in compliance with such financial covenants as of December 31, 2021. However, the Company is forecasting that it will be in violation of both the minimum liquidity and revenue covenant included within the Senior Credit Agreement during the twelve month period subsequent to the date of this filing. Pursuant to ASC 205-40-50, the Company’s forecast does not reflect management’s plans that are outside of the Company’s control as described below. Violation of any covenant under the Credit Agreement provides the lenders with the option to accelerate the maturity of the Credit Facility, which carried an outstanding balance of $150.0 million as of December 31, 2021. Should the lenders accelerate the maturity of the Credit Facility, the Company would not have sufficient cash on hand or available liquidity to repay the outstanding debt in the event of default. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.

In response to these conditions, management’s plans include seeking additional funding through planned product launches, raising capital, including leveraging the existing sales agreement with SVB Leerink (described below), asset monetization and/or seeking funding through alternative means. There can be no assurances, however, that additional funding will be available on favorable terms, or at all. Because management’s plans have not yet been finalized and are not within the Company’s control, such plans cannot be considered probable of being achieved. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Other Significant Risks and Uncertainties

In February 2021, the Company received a Complete Response Letter (“CRL”) from the U.S. Food and Drug Administration (“FDA”) regarding the Company’s New Drug Application (“NDA”) for oral paclitaxel and encequidar (“Oral Paclitaxel”) for the treatment of metastatic breast cancer (“mBC”). The FDA issues a CRL to indicate that the review cycle for an application is complete and that the application is not ready for approval in its present form. In the CRL, the FDA indicated its concern of safety risk to patients in terms of an increase in neutropenia-related sequelae on the Oral Paclitaxel arm compared with the IV paclitaxel arm in the Phase III study. The FDA also expressed concerns regarding the uncertainty over the results of the primary endpoint of objective response rate (ORR) at week 19 conducted by blinded independent central review (“BICR”). The FDA stated that the BICR reconciliation and re-read process may have introduced unmeasured bias and influence on the BICR. The FDA recommended that Athenex conduct a new adequate and well-conducted clinical trial in a patient population with mBC representative of the population in the U.S. The FDA determined that adequate risk mitigation strategies to improve toxicity, which may involve dose optimization as well as, or in addition to, exclusion of patients deemed to be at higher risk of toxicity, would be required in any new clinical trial of Oral Paclitaxel. During the second quarter of 2021, the Company held a Type A meeting with the FDA. At the meeting, the Company provided additional analyses, including overall survival (OS) data on patient subgroups, to provide a more comprehensive summary of the risk/benefit assessment. The Company also proposed to collect additional OS data that could inform the design of a new clinical study. In October 2021, the Company held another Type A meeting with the FDA, and the purpose of the meeting was to review with the FDA a proposed design for a new clinical trial intended to address the deficiencies raised in the CRL and discuss the potential regulatory path forward for Oral Paclitaxel in mBC in the U.S. After careful consideration of the feedback provided by the FDA, the Company decided that it will not currently be pursuing regulatory approval for Oral Paclitaxel monotherapy for the treatment of mBC in the U.S. and determined to redeploy its resources to focus on other ongoing studies of Oral Paclitaxel and its cell therapy platform.

The Company is subject to a number of risks similar to other biopharmaceutical companies, including, but not limited to, the lack of available capital; possible failure of preclinical testing or clinical trials; inability to obtain regulatory approval of product candidates; competitors developing new technological innovations; potential interruptions in the manufacturing and commercial supply operations; unsuccessful commercialization strategy and launch plans for its proprietary drug candidates; risks inherent in litigation, including purported class actions; market acceptance of the Company’s products; and protection of proprietary technology. If the Company or its partners do not successfully commercialize any of the Company’s product candidates, it will be unable to generate sufficient revenue and might not, if ever, achieve profitability and positive cash flow. If the Company or its partners experience significant disruptions from macroeconomic factors, it could have a material adverse impact on the Company’s operations and financial condition and results.

Recent Financing Activity

At-the-market offering

On August 20, 2021, the Company entered into a sales agreement (the “Sales Agreement”) with SVB Leerink LLC, in connection with the offer and sale of up to $100,000,000 of shares of the Company’s common stock, par value $0.001 per share (“ATM Shares”). The ATM Shares to be offered and sold under the Sales Agreement will be issued and sold pursuant to a registration statement on Form S-3 (File No. 333-258185) that became effective on August 12, 2021. During the year ended December 31, 2021, we sold 762,825 shares of our common stock for an average price of $1.49 per share under the Sales Agreement.

Senior Secured Loan Agreement and Detachable Warrants

On June 19, 2020, the Company entered into a senior secured loan agreement and related security agreements (the “Senior Credit Agreement”) with Oaktree Fund Administration, LLC as administrative agent, and the lenders party thereto (collectively “Oaktree”) to borrow up to $225.0 million in five tranches with a maturity date of June 19, 2026, bearing interest at a fixed annual rate of 11.0%. The first tranche of $100.0 million was drawn by the Company prior to June 30, 2020, with the proceeds used in part to repay in full the outstanding loan and fees under the credit agreement with Perceptive Advisors LLC and its affiliates (“Perceptive”), which resulted in a loss on extinguishment of debt of $7.2 million. The second tranche of $25.0 million was drawn by the Company prior to September 30, 2020 and the third tranche of $25.0 million was drawn by the Company prior to December 31, 2020. The additional debt tranches amounting to an aggregate of $75.0 million were subject to the approval Oral Paclitaxel in the treatment of mBC, and therefore, became unavailable to the Company when it decided to no longer pursue regulatory approval in the U.S. The Company is required to make quarterly interest-only payments until June 19, 2022, after which the Company is required to make quarterly amortizing payments, with the remaining balance of the principal plus accrued and unpaid interest due at maturity. The loan agreement contains specified financial maintenance covenants. The Company was in compliance with such covenants as of December 31, 2021.

In connection with the Senior Credit Agreement, the Company granted warrants to Oaktree to purchase an aggregate of up to 908,393 shares of the Company’s common stock at a purchase price of $12.63 per share. This transaction was accounted for as a detachable warrant at its fair value, using the relative fair value method, which is based on a number of unobservable inputs, and is recorded as an increase to additional paid-in-capital on the consolidated statement of stockholders’ equity. The fair value of the warrants was reflected as a discount to the term loan and amortized over the life of the term loan.

On January 19, 2022, the Company entered into an amendment to the Senior Credit Agreement with Oaktree (the “Amendment”). The Amendment also amended the warrants held by Oaktree that were issued on June 19, 2020 and August 4, 2020. The Amendment became effective on February 14, 2022, upon the closing of the Company’s sale of its leasehold interest in the manufacturing facility in Dunkirk, New York and certain other related assets (the “Dunkirk Transaction,” see Note 4 - Discontinued Operations). The Amendment provides that the Company make mandatory prepayment of principal to Oaktree equal to 62.5% of the cash proceeds of the Dunkirk Transaction. The Company was also required to pay (i) accrued and unpaid interest and (ii) a 7.0% fee, allocated as a 2.0% Exit Fee and a 5.0% Prepayment Fee (each as defined in the Senior Credit Agreement), on the principal amount being repaid. The Company was required to pay Oaktree an amendment fee of $0.3 million and certain related expenses upon the closing of the Dunkirk Transaction. The Amendment requires the Company to make an additional mandatory prepayment of $12.5 million in principal plus the costs and fees described above by June 14, 2022, within 120 days of the closing of the Dunkirk Transaction. Consistent with the Company’s decision to not pursue regulatory approval for Oral Paclitaxel monotherapy for the treatment of mBC in the United States, the Amendment reduced to zero the amount of the last two tranches of borrowing that had been available under the Senior Credit Agreement upon the achievement of commercial milestones. The warrants were amended to change the exercise price to be paid per share upon exercise of the warrants. The original exercise price of the warrants was $12.63 per share. The Amendment provides that the exercise price for 50% of the shares underlying the warrants will be $1.10 per share. The Dunkirk Transaction closed on February 14, 2021. The Company received proceeds of $40.0 million and used these proceeds to repay $27.4 million of the Senior Credit Agreement with Oaktree according to the terms of the Amendment.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements reflect the accounts and operations of the Company and those of its subsidiaries in which the Company has a controlling financial interest. Intercompany transactions and balances have been eliminated.

Discontinued Operations

The Company reports components or groups of components as discontinued operations when such component or components are sold, disposed of other than by sale, or classified as held for sale, and the disposal of such component or components represents a strategic shift that will have a major effect on the Company’s operations. Assets or asset groups classified as held-for-sale or discontinued operations are recorded at the lower of cost or fair value less cost to sell.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenue and expenses during the reporting period. Such management estimates include those relating to assumptions used in clinical research accruals, chargebacks, measurement of acquired assets and assumed liabilities in business combinations, provision for credit losses, inventory reserves, deferred income taxes, the estimated useful life and recoverability of long-lived assets, contingent consideration, and the valuation of stock-based awards and other items as appropriate. Actual results could differ from those estimates.

Functional Currency

Assets and liabilities of subsidiaries that prepare financial statements in currencies other than the U.S. dollar are translated using rates of exchange as of the balance sheet date and the statements of operations and comprehensive loss are translated at the average rates of exchange for each reporting period. The Company recorded a foreign currency translation loss in accumulated other comprehensive gain of $0.1 million for the year ended December 31, 2021, a loss of $0.5 million for the year ended December 31, 2020 and a gain of $0.1 million for the year ended December 31, 2019.

Cash, Cash Equivalents, Restricted Cash, and Short-term Investments

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company deposits its cash primarily in checking and money market accounts, as well as short-term investments including certificates of deposit. Funds held in foreign accounts that are subject to regulations governing transfers oversees are included within cash and cash equivalents. As of December 31, 2021 and 2020, the Company had $4.6 million and $42.5 million, respectively, at its Chinese subsidiaries, which were subject to Chinese funds transfer limitations, but available for the Company’s general use. Restricted cash consists of deposits that are restricted as to their withdrawal or use. Restricted cash primarily include amounts held in a controlled bank account in connection with the Senior Credit Agreement. The Company generally does not enter into investments for trading or speculative purposes, rather to preserve its capital for the purpose of funding operations.

Accounts Receivable, net

Accounts receivable are recorded at the invoiced amount. On a periodic basis, the Company evaluates its accounts receivable and establishes a provision for credit losses, based upon a history of past write-offs, the age of the receivables, and current credit conditions.

Credit Losses

The Company estimates and records a provision for its expected credit losses related to its financial instruments, including its trade receivables and contract assets recorded under Financial Accounting Standards Board (“FASB”) ASC 606, Revenue from Contracts with Customers (“Topic 606”). The Company considers historical collection rates, current financial status of its customers, macroeconomic factors, and other industry-specific factors when evaluating for current expected credit losses. Forward-looking information is also considered in the evaluation of current expected credit losses. However, because of the short time to the expected receipt of accounts receivable and contract assets, the Company believes that the carrying value, net of excepted losses, approximates fair value and therefore, relies more on historical and current analysis of such financial instruments.

To determine the provision for credit losses for accounts receivable, the Company has disaggregated its accounts receivable by class of customer, as the Company determined that risk profile of its customers is consistent based on the type and industry in which they operate. These customer classes include pharmaceutical wholesalers for specialty product sales, drug manufacturers for active pharmaceutical ingredient (API) sales, and hospitals and end-users for 503B sales. Each class of customer is analyzed for estimated credit losses individually. In doing so, the Company establishes a historical loss matrix, based on the previous collections of accounts receivable by the age of such receivables, and evaluates the current and forecasted financial position of its customers, as available. Further, the Company considers macroeconomic factors and the status of the pharmaceutical industry, including unemployment rates, industry indices, and other factors, to estimate if there are current expected credit losses within its trade receivables based on the trends and the Company’s expectation of the future status of such economic and industry-specific factors. The Company believes that its customers, the majority of which are in the pharmaceutical industries with sound financial condition, and therefore, the Company’s evaluation of macroeconomic and industry-specific factors did not have a significant impact on the provision for credit losses. As of December 31, 2021 and 2020, the Company recorded a provision for credit losses of $0.4 million and $0.7 million, respectively, for accounts receivable related to the customer classes of pharmaceutical wholesalers, drug manufacturers, and hospitals and end users.

Expected credit losses related to contract assets are evaluated on an individual basis. The Company’s contract assets relate to upfront fees or milestone payments due from licensees for which the underlying performance obligations have been satisfied. The Company evaluates the financial status of the licensee and any historical payment activity from them. Macroeconomic and industry-specific factors are considered when estimated current expected credit losses related to contract assets. Contract assets are generally classified as short-term, and the Company is in frequent communication with licensees to establish timely payment terms. If the Company expects that credit losses exist for license-related contract assets, it will record provision for such losses against the contract asset. In the third quarter of 2020, pursuant to the Xiangxue License, the Company recognized $9.4 million in license revenue, net of $0.6 million value added tax, for a milestone achievement. During 2021, the Company only received $1.5 million of the $10.0 million milestone achievement. After consideration of historical collection rates, the current financial status of the counterparty, and other macroeconomic factors, the Company recorded a provision for its expected credit losses for the outstanding balance of $8.5 million and $0.4 million related to currency conversion in its consolidated financial statements for the three months and year ended December 31, 2020, respectively. No additional provision for credit losses was recorded for contract assets during the year ended December 31, 2021.

Business Acquisitions

The Company accounts for acquired businesses using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Identifiable amortizing intangible assets are recorded on the consolidated balance sheet at fair value and amortized over their estimated useful lives. Acquisition-related costs are expensed as incurred. Any excess of the consideration transferred over the estimated fair values of the net assets acquired is recorded as goodwill.

Contingent Consideration

Contingent consideration arising from a business acquisition is included as part of the purchase price and is recorded at fair value as of the acquisition date. Subsequent to the acquisition date, the Company remeasures contingent consideration arrangements at fair value at each reporting period until the contingency is resolved. The changes in fair value are recognized within selling, general, and administrative expenses in the Company’s consolidated statement of operations and comprehensive loss. Changes in fair values reflect new information about the likelihood of the payment of the contingent consideration and the passage of time.

Inventories

Prior to the regulatory approval of product candidates, the Company may incur expenses for the manufacture of drug product to support the commercial launch of those products. Until the date at which regulatory approval has been received or is otherwise considered probable, all such costs are recorded as research and development expenses as incurred. Inventories for special products and 503B products are stated at the lower of cost and net realizable value, with approximate cost being determined on a first-in-first-out basis. API inventory is stated at the lower of cost and net realizable value, with approximate cost being determined on a weighted average basis.

The Company provides inventory write-downs based on excess and obsolete inventories determined primarily by future demand forecasts. The write-down is measured as the difference between the cost of the inventory and market, based upon assumptions about future demand, and is charged to the provision for inventory, which is a component of cost of sales. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. Reserves for inventory amounted to $6.0 million and $6.2 million as of December 31, 2021 and 2020, respectively.

Property and Equipment, net

Property and equipment are recorded at cost or acquisition date fair value in a business acquisition. Depreciation is recorded over the estimated useful lives of the related assets using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life or term of the lease. Upon retirement or disposal, the cost and related accumulated depreciation are removed from the consolidated balance sheets and the resulting gain or loss is recorded to general and administrative expense in the consolidated statements of operations and comprehensive loss. Routine expenditures for maintenance and repairs are expensed as incurred.

Estimated useful lives for property and equipment are as follows:

Property and Equipment	Estimated Useful Life
Land	Not depreciated
Equipment	5 - 8 years
Furniture and fixtures	5 years
Computer hardware	3 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term
Construction in process	Not depreciated

Leases

On January 1, 2019, the Company adopted FASB Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) on a modified retrospective basis and did not restate comparative periods as permitted under the transition guidance. The Company elected the package of practical expedients as permitted, which carries forward the Company’s assessments prior to the date of initial application with respect to lease classifications, initial direct costs as well as whether an existing contract contains a lease. The Company recognizes operating leases with terms greater than one year as right-of-use (“ROU”) assets and lease liabilities on its consolidated balance sheet. A majority of the Company’s operating leases are for real estate properties used in operations located in the U.S. and Asia. The Company’s finance leases are included in property and equipment, net and long-term debt and finance lease obligations on the consolidated balance sheet. The Company’s finance leases are for manufacturing equipment in the U.S.

The lease liabilities are determined as the present value of future fixed minimum lease payments. In determining the discount rate, the Company uses rates implicit in the lease, or if not readily available, the Company uses an estimated incremental borrowing rate based on yield trends in the biotechnology and healthcare industry and debt instruments held by the Company with stated interest rates. The Company uses the stated rate per lease agreement in determining the finance lease liabilities. The lease term is determined at the commencement date and considers whether it is reasonably certain that the Company will exercise renewal options or termination options. The lease liabilities and ROU asset are amortized over the term of the lease with operating lease expenses being recognized on a straight-line basis over the lease terms.

Leases with an initial lease term of 12 months or less are not recorded on the consolidated balance sheet. Lease expense for these leases is recognized on a straight-line basis over the lease term.

Fair Value of Financial Instruments

The Company has certain financial assets and liabilities recorded at fair value which have been classified as Level 1, 2 or 3 within the fair value hierarchy as described in the accounting standards for fair value measurements. Financial instruments consist of cash and cash equivalents, restricted cash, short-term investments, accounts receivable, other current assets, accounts payable, accrued expenses, and contingent consideration. These financial instruments are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date of such amounts.

Goodwill

The Company tests goodwill for impairment annually on October 1st, the Company’s annual goodwill impairment measurement date, or more frequently if a triggering event occurs and it updates its test with information that becomes available through the end of the period reported. The Company has three operating segments, each of which represents a separate reporting unit: Oncology Innovation Platform, Commercial Platform, and Global Supply Chain Platform. Each of the three reporting units has discrete financial information that is reviewed by segment managers. Goodwill is assigned to two reporting units: Oncology Innovation Platform and Global Supply Chain Platform. Goodwill impairment exists when the fair value of goodwill is less than its carrying value. The Company determined that an impairment triggering event occurred during the first quarter of 2021 and, consistent with our annual policy, performed a test as of our annual goodwill impairment evaluation date, October 1, 2021, subsequently updating that analysis to December 31, 2021 using new information that became available regarding conditions that existed as of December 31, 2021, and concluded that there was goodwill impairment of $67.7 million for the three months ended December 31, 2021. No impairment of goodwill was recorded for the years ended December 31, 2020, and 2019. See Note 8 - Goodwill and Intangible Assets, Net, and Note 9 - Fair Value Measurements, for additional information.

Intangible Assets, net

Intangible assets arising from a business acquisition are recognized at fair value as of the acquisition date. The Company amortizes intangible assets using the straight-line method. When the straight-line method of amortization is utilized, the estimated useful life of the intangible asset is shortened to assure the recognition of amortization expense corresponds with the expected cash flows. Other purchased intangibles, including certain licenses, are capitalized at cost and amortized on a straight-line basis over the license life, when a future economic benefit is probable and measurable. If a future economic benefit is not probable or measurable, the license costs are expensed as incurred within research and development expenses. In-process research and development (“IPR&D”) intangible assets are not amortized, but rather are reviewed for impairment on an annual basis or more frequently if indicators of impairment are present, until the project is completed, abandoned, or transferred to a third party.

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets, excluding goodwill, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the assets from the expected future cash flows (undiscounted and without interest expense) of the related operations. If these cash flows are less than the carrying value of such assets, an impairment loss for the difference between the estimated fair value and carrying value is recorded. The Company determined that impairment indicators occurred during the first and fourth quarters of 2021 and concluded that there was impairment of intangible assets other than goodwill amounting to $1.7 million for the three months ended December 31, 2021. During the years ended December 31, 2020 and 2019, the Company recorded $0 and $0.2 million of impairment, respectively, for intangible assets other than goodwill. See Note 8 – Goodwill and Intangible Assets, net for additional details.

Treasury Stock

The Company records treasury stock activities at the cost of the acquired stock. The Company’s accounting policy upon the formal retirement of treasury stock is to deduct the par value from common stock and to reflect any excess of cost over par value as a reduction to additional paid-in capital (to the extent created by previous issuances of the stock) and then accumulated deficit.

Revenue Recognition

Under Topic 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identifies the contract(s) with a customer; (ii) identifies the performance obligations in the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract to identify the performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. For a complete discussion of accounting for product sales, license fees and consulting revenue, and grant revenue, see Note 19 – Revenue Recognition. The Company did not record an adjustment to revenue upon adoption.

Research and Development Expenses

Costs for research and development (“R&D”) of products, including payroll, contractor expenses, and supplies, are expensed as incurred. Clinical trial and other development costs incurred by third parties are expensed as the contracted work is performed. Where contingent milestone payments are due to third parties under research and development arrangements, the obligations are recorded when the milestone results are probable of being achieved.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Changes in unrealized gains and losses on investments and foreign currency translation adjustments represent the differences between the Company’s net loss and comprehensive loss.

Stock-Based Compensation

Awards granted to employees

The Company recognizes stock-based compensation based on the grant date fair value of stock options granted to employees, officers, and directors. The Company used the Black-Scholes option pricing model to calculate the grant date fair value of stock options. The Black-Scholes option pricing model requires inputs for risk-free interest rate, dividend yield, volatility, fair value of common stock, and expected lives of the stock options. The risk-free rate for periods within the expected life of the stock option is based on the U.S. Treasury yield curve in effect at the time of the grant. No dividend yield is used, consistent with the Company’s history. Expected volatility is based on historical volatilities of the stock prices of peer biopharmaceutical companies. The fair value of common stock is based on the quoted market price of the Company’s common stock on grant date. The Company uses the simplified method for determining the expected lives of stock options. The Company recognizes compensation expenses based on the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting period.

Stock grants and restricted stock awards

The Company grants common stock and restricted stock awards to employees, officers, and directors and records the fair value of these grants, based on the fair value of the common stock on the grant date, as compensation expense throughout the requisite service period.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax expense or benefit is the result of changes in the deferred income tax assets and liabilities. Valuation allowances are established when necessary to reduce deferred income tax assets where, based upon the available evidence, management concludes that it is more-likely-than not that the deferred income tax assets will not be realized. In evaluating its ability to recover deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Because of the uncertainty of the realization of the deferred income tax assets, the Company has recorded a valuation allowance against its deferred income tax assets.

Reserves are provided for tax benefits for which realization is uncertain. Such benefits are only recognized when the underlying tax position is considered more likely than not to be sustained on examination by a taxing authority, assuming they possess full knowledge of the position and facts. Interest and penalties related to uncertain tax positions are recognized in income tax expense; however, the Company currently has no interest or penalties related to income taxes.

Segment and Geographic Information

The Company’s chief operating decision-maker, its Chief Executive Officer, reviews its operating results on an aggregate basis and at the operating segment level for purposes of allocating resources and evaluating financial performance. The Company has three business platforms which are the operating segments: (1) Oncology Innovation Platform, for the discovery and development of cancer supportive therapies, (2) Commercial Platform, the manufacturing and selling of commercial pharmaceutical products, and (3) Global Supply Chain Platform, the cGMP manufacturing and marketing of API, and clinical products. Each operating segment has a segment manager who is held accountable for operations and operating results. Accordingly, the Company operates in three reportable segments.

Concentration of Credit Risk, Other Risks and Uncertainties

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, and short-term investments. The Company deposits its cash equivalents in interest-bearing money market accounts and certificates of deposit and invests in highly liquid U.S. Treasury notes, commercial paper, and corporate bonds. The Company deposits its cash with multiple financial institutions. Cash balances exceed federally insured limits. The primary focus of the Company’s investment strategy is to preserve capital and meet liquidity requirements. The Company’s investment policy addresses the level of credit exposure by limiting the concentration in any one corporate issuer and establishing a minimum allowable credit rating. The Company also has significant assets and liabilities held in its overseas manufacturing facility, and research and development facility in China, and therefore is subject to foreign currency fluctuation and regulatory uncertainties.

Recent Accounting Pronouncements Not Yet Adopted

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), Disclosures by Business Entities About Government Assistance, which requires entities to provide disclosures on material government assistance transactions for annual reporting periods. The disclosures include information around the nature of the assistance, the related accounting policies used to account for government assistance, the effect of government assistance on the entity’s financial statements, and any significant terms and conditions of the agreements, including commitments and contingencies. The new standard is effective for the Company on January 1, 2022 and only impacts annual financial statement footnote disclosures. Therefore, the adoption will not have a material effect on the Company’s consolidated financial statements.

3.	BUSINESS COMBINATION

On May 4, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kuur Therapeutics, Inc., a Delaware corporation (“Kuur”) whereby it acquired 100% of the outstanding shares of Kuur (the “Merger”). Under the terms of the Merger Agreement, the Company’s wholly owned subsidiary, Athenex Pharmaceuticals LLC, a Delaware limited liability company, merged with and into Kuur, with Kuur surviving as a wholly owned subsidiary of the Company. Kuur is a leading developer of off-the-shelf CAR-NKT cell immunotherapies for the treatment of solid and hematological malignancies.

Pursuant to the Merger Agreement, an upfront fee of $70.0 million was paid to Kuur shareholders and its former employees and directors, comprised primarily of equity in the Company’s common stock. Additionally, Kuur shareholders and its former employees and directors are eligible to receive up to $115.0 million of milestone payments, which may be paid, at the Company’s sole discretion, in either cash or additional common stock of the Company (or a combination of both).

The Company identified the Merger as a business combination pursuant to ASC 805 and used the acquisition method of accounting to account for the transaction. The purchase price, after adjusted for closing conditions, consisted of 14,228,066 shares of the Company’s common stock issued at $3.71 per share with a fair value of $52.8 million, plus the fair value of the future milestone payments amounting to $19.8 million, recorded as contingent consideration. The Company recorded the fair value of this contingent consideration as a liability based on the probabilities of Kuur achieving the milestones and the present value of such payments. These inputs are not observable in the market and therefore are considered Level 3 inputs.

The Company estimated fair values on May 4, 2021 for the allocation of consideration to the net tangible and intangible assets acquired and liabilities assumed in connection with the Merger. During the measurement period, the Company continued to obtain information to assist in finalizing the fair value of assets acquired and liabilities assumed. Measurement period adjustments were applied in the reporting period in which the adjustments were determined. During the year ended December 31, 2021, the Company recorded a measurement period adjustment to reflect the estimated fair value of IPR&D, as a result of changes in the underlying assumptions, including projected expenses and the estimated discount rate. This measurement period adjustment resulted in the increase of IPR&D of $1.4 million, a decrease in the deferred tax liability assumed of $0.2 million, and a decrease in goodwill of $1.6 million from the initial measurement reported as of June 30, 2021. To estimate the fair value of the identifiable intangible assets acquired, the Company used projected discounted cash flow method, which requires assumptions of projected revenues and expenses and an estimated discount rate, among other inputs, each of which is not observable in the market and thus are considered Level 3 inputs. The Company assumed $8.9 million of transaction incentive liability to Kuur’s key employees and independent company directors, of which $3.3 million was paid in cash and $5.6 million was paid in 1,373,601 shares of the Company’s common stock at $4.11 per share. The following table summarizes the final purchase price allocation to the fair value of assets and liabilities acquired at the date of acquisition (in thousands):

Allocation of Consideration:
Stock issued (14,228,066 shares at $3.71)	$52,786
Contingent consideration	19,839

Purchase price:	$72,625

Net assets acquired:
Cash and cash equivalents	$1,425
Prepaid expenses and other current assets	133
In-process research & development	64,900
Accounts payable	(39)
Accrued expenses	(1,037)
Deferred income tax liability	(12,543)
Transaction incentive liability	(8,925)

Total identifiable net assets	43,914
Goodwill	28,711

Total purchase price allocation	$72,625

Goodwill in the amount of $28.7 million was recorded for the excess of the purchase price over the fair value of the assets acquired and liabilities assumed. The goodwill recorded in connection with this acquisition is not deductible for income tax purposes. A deferred tax liability in the amount of $12.5 million was recorded related to the future taxable income as a result of the book to tax basis difference arising from the IPR&D.

The fair value of the acquired IPR&D relates to two products, including (a) an allogenic product in which NKT cells are engineered with a CAR targeting CD19, and (b) an allogenic product in which NKT cells are engineered with a CAR targeting GPC3. These IPR&D projects were valued using an income approach, specifically a projected discounted cash flow method, adjusted for the probability of technical success (PTS). The projected discounted cash flow models used to estimate the Company’s IPR&D reflect significant assumptions regarding the estimates a market participant would make in order to evaluate a drug development asset including the following:

•

Estimates of potential cash flows to be generated by the project and resulting asset, which was developed utilizing estimates of total patient population, market penetration rates, demand risk adjustment factors, and product pricing;

•

Estimates regarding the timing of and the expected cost of goods sold, research and development expenses, selling, general, and administrative expenses to advance the clinical programs to commercialization;

•	Estimates of profit sharing and cash flow adjustments;

•	The projected cash flows were then adjusted using PTS factors that were selected considering both the current state of development and the nature of the proposed indication; and

•

Finally, the resulting probability-adjusted cash flows were discounted to present value using a risk-adjusted discount rate, developed considering the market risk present in the forecast and the size of the asset.

This acquisition is included in the Oncology Innovation Platform. The operating results of Kuur have been included within the Company’s Oncology Innovation Platform operating segment from the date of acquisition. Kuur added revenue of $0 for the year ended December 31, 2021 and contributed a net loss of $34.9 million for the year ended December 31, 2021, $28.7 million of which was related to the goodwill impairment for the Oncology Innovation Platform reporting unit.

Acquisition-related costs, including legal, regulatory, and consulting costs, amounted to $3.5 million, and are included within selling, general, and administrative expenses in the Company’s consolidated statement of operations and comprehensive loss.

Unaudited Pro Forma Financial Results

The following table presents supplemental unaudited pro forma information for the acquisition as if it had occurred on January 1, 2020. The unaudited pro forma financial results for the year ended December 31, 2021 include the following adjustments: (1) removal of direct acquisition-related costs which would not have been incurred had the businesses been owned on the beginning of the prior reporting period, (2) the deferred tax effect if the intangible assets and purchase accounting were recorded as of the beginning of the prior reporting period, and (3) the removal of the change in fair value of Kuur convertible debt which was converted prior to the consummation of the acquisition. The pro forma results do not include any anticipated synergies or other expected benefits of the acquisitions. The unaudited pro forma financial information is for informational purposes only and is not necessarily indicative of either future results of operations of the combined entity or results that might have been achieved had the acquisitions been consummated as of the beginning of the prior reporting period. The following table presents the unaudited pro forma consolidated financial information for the years ended December 31, 2021 and 2020 (in thousands):

Unaudited pro forma financial information	Year ended December 31,
(Athenex and Kuur Consolidated)	2021	2020
Consolidated revenue	$120,181	$145,441
Consolidated net loss	$(209,430)	$(134,450)

4.	DISCONTINUED OPERATIONS

On January 7, 2022, the Company entered into a definitive agreement (the “Agreement”) with ImmunityBio, Inc. (the “Buyer”) whereby the Company agreed to sell to the Buyer its leasehold interest in a manufacturing facility in Dunkirk, New York (the “Dunkirk Facility”) and certain other related assets, as described below, in exchange for reimbursement of certain expenditures that the Company made in the Dunkirk Facility totaling $40 million. The transaction closed on February 14, 2022 and was subject to approval from the Company’s lender, Oaktree. The provisions of this approval included prepayment of the senior secured loans, as described in Note 12 - Debt and Lease Obligations. The Buyer has agreed to manufacture 503B products for the Company on mutually agreed upon commercial terms.

In addition to the leasehold interest in the Dunkirk Facility, the Buyer purchased the Company’s interests in certain leased manufacturing equipment and personal property, and owned personal property and inventory at the Dunkirk Facility, along with the Company’s rights in and obligations under its agreements relating to the Dunkirk Facility with Empire State Development (“ESD”), Fort Schuyler Management Corporation (“FSMC”), and County of Chautauqua Industrial Development Agency (“CCIDA”) and other parties (collectively, the “Dunkirk Operations”). The Buyer will assume all capital expenditure and hiring obligations of the Company related to the Dunkirk Operations pursuant to the Company’s existing agreements with ESD and FSMC. The Company has not assigned any of its rights to its corporate headquarters in Buffalo, New York, under this Agreement and will retain all of its rights and obligations with respect to its corporate headquarters.

As of December 31, 2021, the Dunkirk Operations met all conditions required to be classified as discontinued operations. Therefore, the operating results of the Dunkirk Operations are reported as loss from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss. The assets and liabilities related to the Dunkirk Operations are reported as assets and liabilities of discontinued operations in the accompanying balance sheets as of December 31, 2021 and 2020. These assets are recorded at the lesser of cost or fair value less cost to sell. The Dunkirk Operations have historically been included within the Global Supply Chain Platform on its consolidated financial statements.

The following table presents the financial results of the discontinued operations (in thousands):

	Year Ended December 31,
	2021	2020	2019
Selling, general, and administrative expenses	$10,190	$3,996	$489
Income from government grant	(2,459)	—	—

Loss from discontinued operations	$7,731	$3,996	$489

The selling, general, and administrative costs during the years presented was comprised primarily of compensation and consultant expenses, as well as operating expenses needed to prepare the facility.

The consolidated statements of cash flows include cash flows related to the discontinued operations due to the Company’s centralized treasury and cash management processes. The following table presents additional cash flow information for the discontinued operations (in thousands):

	Year Ended December 31,
	2021	2020	2019
Depreciation expense	$321	$31	$10
Cash paid for capital expenditures	(14,943)	(4,634)	(3,858)
Property and equipment financed under finance leases	—	848	—
Repayment of finance lease obligations	(178)	(92)	—

The following table presents the aggregate carrying amounts of the classes of assets and liabilities of discontinued operations (in thousands):

	December 31,
	2021	2020
Prepaid expenses and other current assets	$1,280	$4,777
Property and equipment, net	26,848	10,578

Total assets attributable to discontinued operations	$28,128	$15,355

Accounts payable	$3,763	$255
Accrued expenses	1,198	4,403
Current portion of finance lease obligations	101	101
Long-term finance lease obligations	126	208

Total liabilities attributable to discontinued operations	$5,188	$4,967

5.	RESTRICTED CASH

The Company has a restricted cash balance of $16.5 million as of December 31, 2021 held in a controlled bank account in connection with the Senior Credit Agreement, which requires the Company to maintain, in a debt service reserve account, a minimum cash balance equal to twelve months of interest on the outstanding loans under the Senior Credit Agreement.

6.	INVENTORIES

Inventories consist of the following (in thousands):

	December 31,
	2021	2020
Raw materials and purchased parts	$9,163	$6,498
Work in progress	4,157	776
Finished goods	21,365	21,572

Total inventories	$34,685	$28,846

7.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following (in thousands):

	December 31,
	2021	2020
Land	$—	$1,190
Equipment	19,207	10,972
Furniture and fixtures	843	933
Computer hardware	4,702	4,169
Leasehold improvements	13,755	2,933
Construction in process	1,185	12,292

Property and equipment, gross	39,691	32,489
Less: accumulated depreciation	(11,713)	(8,679)

Property and equipment, net	$27,978	$23,810

Depreciation expense amounted to $2.8 million, $2.6 million, and $2.0 million for the years ended December 31, 2021, 2020, and 2019, respectively.

8.	GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill

The changes in the carrying amount of goodwill for each reporting unit to which goodwill is assigned for the periods indicated are as follows (in thousands):

	Global Supply Chain	Oncology Innovation Platform	Total
Balance as of January 1, 2020	$26,169	$12,344	$38,513
Effect of currency translation adjustment	327	51	378

Balance as of December 31, 2020	26,496	12,395	38,891
Goodwill acquired in connection with acquisition of Kuur	—	28,711	28,711
Effect of currency translation adjustment	142	(65)	77
Impairment	(26,638)	(41,041)	(67,679)

Balance as of December 31, 2021	$—	$—	$—

Intangible Assets, Net

The Company’s identifiable intangible assets, net, consist of the following (in thousands):

	December 31, 2021
	Cost/Fair Value	Accumulated Amortization	Impairments	Net
Amortizable intangible assets
Licenses	$12,654	$6,376	$—	$6,278
Polymed customer list	1,593	1,581	12	—
Polymed technology	3,712	1,984	1,728	—
Indefinite-lived intangible assets:
CDE in-process research and development (IPR&D)	728	—	—	728
Kuur IPR&D	64,900	—	—	64,900
Effect of currency translation adjustment	(10)	—	—	(10)

Total intangibles, net	$83,577	$9,941	$1,740	$71,896

	December 31, 2020
	Cost/Fair Value	Accumulated Amortization	Impairments	Net
Amortizable intangible assets
Licenses	$12,641	$5,157	$—	$7,484
Polymed customer list	1,593	1,418	—	175
Polymed technology	3,712	1,685	—	2,027
Indefinite-lived intangible assets:
CDE in-process research and development (IPR&D)	728	—	—	728
Effect of currency translation adjustment	(196)	—	—	(196)

Total intangibles, net	$18,478	$8,260	$—	$10,218

In connection with the acquisition of Kuur, the Company identified three drug candidate projects and two were classified as IPR&D and recorded at their fair value on the acquisition date. Included in the IPR&D is the historical know-how, cell treatment protocols, and procedures expected to be needed to complete the related phase of testing. The fair value of IPR&D was determined for each project, or unit of account, using unobservable, level 3 inputs (see Note 3—Business Combination). IPR&D intangible assets are not amortized, but rather are reviewed for impairment on an annual basis or more frequently if indicators of impairment are present, until the project is completed, abandoned, or transferred to a third party. During the fourth quarter of 2021, the Company identified an impairment triggering event, as described below, and therefore assessed the recoverability of the Kuur IPR&D. The Company determined the fair value considering the future discounted cash flows associated with each unit of account, which utilized the assumptions, including unobservable level 3 inputs, described in Note 3 - Business Combination. The fair value associated with the acquired IPR&D exceeded its carrying value, and therefore, the Company concluded that there was no impairment of Kuur IPR&D.

As of December 31, 2021, licenses at cost include an Orascovery license of $0.4 million and licenses purchased from Gland Pharma Ltd (“Gland”) of $3.8 million, a license purchased from MAIA Pharmaceuticals, Inc. (“MAIA”) for $4.0 million, licenses purchased from Ingenus Pharmaceuticals, LLC (“Ingenus”) for $3.0 million, and licenses of other specialty products of $1.5 million. The Orascovery license with Hanmi Pharmaceuticals Co. Ltd. (“Hanmi”) was purchased directly from Hanmi and is being amortized on a straight-line basis over a period of 12.75 years, the remaining life of the license agreement at the time of purchase. The licenses purchased from Gland are being amortized on a straight-line basis over a period of 5 years, the remaining life of the license agreement at the time of purchase. The license purchased from MAIA is being amortized over a period of 7 years, the remaining life of the license agreement at the time of purchase. The licenses purchased from Ingenus are being amortized over a period of 5 years and 3 years, the estimated useful life of the license agreements.

The remaining intangible assets were acquired in connection with the acquisitions of Polymed Therapeutics, Inc. (“Polymed”) and Comprehensive Drug Enterprises (“CDE”). Intangible assets are amortized using the straight-line method over their useful lives. The Polymed customer list and technology are amortized on a straight-line basis over 6 and 12 years, respectively. These were evaluated for impairment during 2021, as discussed below. The CDE IPR&D will not be amortized until the related projects are completed. IPR&D is tested annually for impairment, unless conditions exist causing an earlier impairment test (e.g., abandonment of project). The Company recorded no impairments of IPR&D during the year ended December 31, 2021 or 2020. During year ended December 31, 2019, the Company abandoned projects within IPR&D and therefore, the related balances of $0.2 million was written-off as impaired and was included within research and development expenses in the consolidated statement of operations and comprehensive loss. The weighted-average useful life for all intangible assets was 6.53 years as of December 31, 2021.

The Company recorded $1.9 million, $1.8 million, and $1.9 million of amortization expense for the years ended December 31, 2021, 2020, and 2019, respectively.

The Company expects amortization expense related to its finite-lived intangible assets for the next 5 years and thereafter to be as follows as of December 31, 2021 (in thousands):

Year ending December 31:	Estimated Amortization Expense
2022	$1,600
2023	1,570
2024	1,247
2025	1,178
2026	590
Thereafter	93

$6,278

As a result of the significant decrease in the Company’s market capitalization from the impact of the CRL and the Company’s decision to no longer pursue oral paclitaxel for mBC, the Company evaluated the impact on each of its reporting units to assess whether there was an impairment triggering event requiring it to perform a goodwill impairment test (ASC 350-20-35). The Company determined that impairment triggering events occurred during the first quarter of 2021 and, consistent with our annual policy, performed a test as of our annual goodwill impairment evaluation date, October 1, 2021, subsequently updating that analysis to December 31, 2021, using new information that became available regarding conditions that existed as of December 31, 2021. As part of this impairment test, the Company considered certain qualitative factors, such as the Company’s performance, business forecasts, and expansion plans. It reviewed key assumptions, including projected cash flows and future revenue for reporting units, and compared against the results of the prior goodwill impairment tests performed on March 31, 2021. Using both the income approach and the market approach for its Global Supply Chain Platform and Oncology Innovation Platform, with the discount rate selected considering and capturing the related risk associated with the forecast, the Company compared the fair value of the two reporting units to carrying value. Based on the results, the carrying value of each of our reporting units exceeded their fair value and the goodwill was determined to be impaired. $26.6 million, representing the full amount of goodwill allocated to the Global Supply Chain Platform, was written off as impaired during the fourth quarter of 2021. Additionally, $41.1 million, representing the full amount of goodwill allocated to the Oncology Innovation Platform was written off as impaired during the fourth quarter of 2021. These impairment charges were the result of the Company’s Step-1 goodwill impairment test, which reflected a decrease in the future expected cash flows related to oral paclitaxel, along with increases in discount rates to reflect the uncertainty of future cash flows. Additionally, in the market approaches used, including the guideline company and guideline transaction methods, the Company utilized greater size & risk discounts to reflect the additional risk associated with the Company’s performance. Estimating the fair value of goodwill requires the use of estimates and significant judgments that are based on a number of factors, including unobservable level 3 inputs. These estimates and judgments may not be within the control of the Company and accordingly it is reasonably possible that the judgments and estimates could change in future periods.

In connection with the impairment triggering event identified above, the Company evaluated the recoverability of its long-lived assets to determine whether any assets or asset groups were impaired. The Company compared the undiscounted cash flows to the carrying value of each asset group, and if the undiscounted cash flows were less than its carrying value, the asset or asset group was impaired by the excess of its carrying value over its fair value. During the fourth quarter of 2021, the Company determined that the carrying value of the Polymed technology and customer list were greater than their fair value, as these intangible assets related to the Chongqing Taihao manufacturing facility, which is being phased-out with the addition of the new API manufacturing facility in Chongqing, China. Therefore, the corresponding values of $1.7 million and less than $0.1 million, respectively, were written off as impaired. The evaluation of the long-lived assets requires the use of estimates and significant judgments that are based on a number of factors, including unobservable level 3 inputs. These estimates and judgments may not be within the control of the Company and accordingly it is reasonably possible that the judgments or estimates could change in future periods.

9.	FAIR VALUE MEASUREMENTS

Financial instruments consist of cash and cash equivalents, restricted cash, short-term investments, an equity investment, accounts receivable, accounts payable, accrued expenses, contingent consideration, and debt. Short-term investments and the equity investment are stated at fair value. Cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses, and debt, are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date of such amounts.

ASC 820, Fair Value Measurements, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under the ASC 820 are described as follows:

Level 1—Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the plan has the ability to access.

Level 2—Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability;

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means; and

•	If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3—Inputs to the valuation methodology are unobservable, supported by little or no market activity, and that are significant to the fair value measurement.

Transfers between levels, if any, are recorded as of the beginning of the reporting period in which the transfer occurs; there were no transfers between Levels 1, 2 or 3 of any financial assets or liabilities during the years ended December 31, 2021, 2020, or 2019.

The following tables represent the fair value hierarchy for those assets and liabilities that the Company measures at fair value on a recurring basis (in thousands):

	Fair Value Measurements at December 31, 2021 Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Financial assets included within cash and cash equivalents
Money market funds	$7,937	$7,937	$—	$—
Short-term investments - certificates of deposit	2,000	—	2,000	—
Short-term investments - commercial paper	10,446	—	10,446	—
Financial assets included within short-term investments
Short-term investments - certificates of deposit	9,488	—	9,488	—
Available-for-sale investment	719	719	—	—

Total assets	$30,590	$8,656	$21,934	$—

Liabilities:
Contingent consideration - Kuur	$24,076	$—	$—	$24,076

Total liabilities	$24,076	$—	$—	$24,076

	Fair Value Measurements at December 31, 2020 Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Financial assets included within cash and cash equivalents
Money market funds	$5,615	$5,615	$—	$—
Short-term investments - certificates of deposit	4,070	—	4,070	—
Short-term investments - U.S. government bonds	5,000	—	5,000	—
Short-term investments - commercial paper	34,860	—	34,860	—
Financial assets included within short-term investments
Short-term investments - certificates of deposit	20,696	—	20,696	—
Short-term investments - U.S. government bonds	14,998	—	14,998	—
Short-term investments - commercial paper	102,715	—	102,715	—
Available-for-sale investment	227	227	—	—

Total assets	$188,181	$5,842	$182,339	$—

The following tables represent the fair value hierarchy for those assets that the Company measured at fair value on a non-recurring basis as of December 31, 2021 (in thousands):

	Fair Value Measurements at December 31, 2021 Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Intangible assets, net	71,896	—	—	71,896

Total assets	$71,896	$—	$—	$71,896

The Company classifies its money market funds within Level 1 because it uses quoted market prices to determine their fair value. The Company classifies its commercial paper, corporate notes, certificates of deposit, and U.S. government bonds within Level 2 because it uses quoted prices for similar assets or liabilities in active markets and each has a specified term and all level 2 inputs are observable for substantially the full term of each instrument.

The Company owns 68,000 shares of PharmaEssentia Corp. (“PharmaEssentia”), a company publicly traded on the Taiwan OTC Exchange. As of December 31, 2021 and 2020, the Company’s investment in PharmaEssentia is valued at the reported closing price. This investment is classified as a level 1 investment and is recorded as an available-for-sale investment within short-term investments on the Company’s consolidated balance sheet.

During the year ended December 31, 2021, the Company recorded a goodwill impairment loss of $67.7 million (See Note 8 - Goodwill and Intangible Assets, Net. This non-financial asset was measured at fair value on a non-recurring basis subsequent to its initial recognition. The Company considers the fair value of goodwill to be a level 3 measurement due to the presence of significant unobservable inputs that are based on estimates. See Note 8 for a discussion on the valuation methodologies used to measure goodwill.

10.	ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	December 31,
	2021	2020
Accrued wages and benefits	$2,047	$6,421
Accrued selling fees, rebates, and royalties	6,890	9,046
Accrued inventory purchases	4,217	3,714
Deferred revenue	3,291	1,147
Accrued clinical expenses	3,116	2,949
Accrued operating expenses	2,706	3,222
Accrued tax withholdings	1,804	1,948
Accrued interest	266	3,583
Accrued R&D licensing fees	116	366
Accrued costs for product launch	—	1,474

Total accrued expenses	$24,453	$33,870

11.	INCOME TAXES

The Company recorded income tax benefit from continuing operations of $10.6 million during the year ended December 31, 2021 and income tax expense of $4.1 million and $0.9 million during the years ended December 31, 2020 and 2019, respectively. The current year income tax benefit is primarily the result of the taxable temporary difference due to the deferred tax liability recognized for the indefinite lived intangible assets acquired in connection with the acquisition of Kuur’s IPR&D. This taxable temporary difference is considered a source of taxable income to support the realization of deferred tax assets from the acquirer which resulted in a reversal of the Company’s valuation allowance. The prior years’ income tax expense is attributable to foreign withholding taxes. The Company and its other subsidiaries were in a cumulative loss position as of December 31, 2021.

The components of loss before income tax (benefit) expense from continuing operations consist of the following (in thousands):

	Year Ended December 31,
	2021	2020	2019
Domestic	$(175,867)	$(133,929)	$(109,769)
Foreign	(29,042)	(10,417)	(14,836)

	$(204,909)	$(144,346)	$(124,605)

The components of loss before income tax (benefit) expense from discontinued operations consist of the following (in thousands):

	Year Ended December 31,
	2021	2020	2019
Domestic	$(7,731)	$(3,996)	$(489)
Foreign	—	—	—

	$(7,731)	$(3,996)	$(489)

The components of the income tax (benefit) expense from continuing operations consist of the following (in thousands):

	Year Ended December 31,
	2021	2020	2019
Current:
Federal	$—	$—	$—
State	15	4	23
Foreign	234	4,026	419

	249	4,030	442
Deferred:
Federal	7,723	(26,262)	(26,775)
State	(283)	(869)	(2,562)
Foreign	257	(1,424)	(2,411)

	7,697	(28,555)	(31,748)
Change in valuation allowance	(18,550)	28,613	32,234

	$(10,604)	$4,088	$928

The components of the income tax (benefit) expense from discontinued operations consist of the following (in thousands):

	Year Ended December 31,
	2021	2020	2019
Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—

	—	—	—
Deferred:
Federal	(1,624)	(1,017)	(103)
State	(52)	(47)	(5)
Foreign	—	—	—

	(1,676)	(1,064)	(108)
Change in valuation allowance	1,676	1,064	108

	$—	$—	$—

The income tax (benefit) expense from continuing operations differs from the federal statutory rate due to the following:

	Year Ended December 31,
	2021	2020	2019
Statutory rate	21.0%	21.0%	21.0%
State taxes, net of federal benefit	0.1	0.7	2.0
Foreign rate differential	(0.1)	—	0.1
Valuation allowance	9.1	(20.2)	(25.9)
Stock-based compensation	(0.5)	(2.7)	—
Goodwill impairment	(6.5)	—	—
Section 382 limitation	(11.2)	—	—
Tax credits	(5.1)	1.6	3.1
Foreign tax withholdings	—	(2.3)	(0.2)
Other	(1.6)	1.0	(0.8)

	5.2%	(2.9)%	(0.7)%

Net deferred income tax liabilities consist of the following (in thousands):

	December 31,
	2021	2020
Intangible assets	$11,675	$11,372
Property and equipment	40	51
Stock-based compensation	7,743	7,148
Net operating loss carryforwards	108,762	106,342
Tax credit carryforwards	956	11,472
Research and development deduction	458	1,859
Reserves and accruals	20,090	13,528

Gross deferred income tax assets	149,724	151,772

Less: valuation allowance	(137,742)	(150,864)

Net deferred income tax assets	11,982	908
Intangible assets	(13,341)	(821)
Property and equipment	(392)	(143)
Gross deferred income tax liabilities	(13,733)	(964)

Net deferred income tax liabilities	$(1,751)	$(56)

As of December 31, 2021, there exists $452.4 million federal net operating losses and $99.0 million of state net operating losses. Of the federal net operating losses, $93.7 million expire beginning in 2033 and $358.7 million have an indefinite life. In addition, there exists $39.6 million of foreign net operating losses as of December 31, 2021 which may be carried forward with various years of expiration.

The valuation allowance for deferred tax assets decreased by $13.1 million for the year ended December 31, 2021 and increased by $29.7 million for the year ended December 31, 2020. The decrease in the valuation allowance in the current year was due to a reversal of a valuation allowance in connection with the acquisition of Kuur of $10.8 million and the reduction of reported net operating losses in the U.S. as a result of a Section 382 and 383 limitation of $32.2 million, offset by an increase in the valuation allowance for current year activity for additional net operating losses and tax credit carryforwards of $26.2 million and an increase recorded though purchase accounting for net operating losses of $3.7 million acquired as part of the Kuur acquisition. The increase in the prior year was due to an increase of deferred tax assets mainly for additional net operating losses and tax credit carryforwards. The Company has provided a full valuation allowance against its remaining deferred tax assets as it has determined that it is not more likely than not that recognition of such deferred tax assets will be utilized in the foreseeable future.

The Company considers whether any positions taken on the Company’s income tax returns would be considered uncertain tax positions that may require the recognition of a liability. The Company has concluded that there are no material uncertain tax positions as of December 31, 2021, 2020, and 2019. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax benefit in the consolidated statement of operations and comprehensive loss. There were no amounts recognized for interest and penalties related to unrecognized tax benefits during the years ended December 31, 2021, 2020, and 2019. The income tax returns for the taxable years 2013 to 2020 in the U.S., China, and Hong Kong remain open and subject to income tax audits.

Provision has not been made for U.S. taxes on undistributed earnings of foreign subsidiaries. Those earnings, if any, have been and will continue to be indefinitely reinvested.

Under the provisions of Section 382 and Section 383 of the Internal Revenue Code (“IRC”), net operating loss and credit carryforwards and other tax attributes may be subject to limitation if there has been a significant change in ownership of the Company, as defined by the IRC. Changes in ownership of our common stock could result in limitations on net operating loss carryforwards. For the year ended December 31, 2021, ownership changes triggered a limitation of our net operating losses and research and development credits in the amount of $108.9 million and $9.3 million, respectively. The reduction of these net operating losses created a reduction in the deferred tax asset and related valuation allowance, as reflected in the table above.

12.	DEBT AND LEASE OBLIGATIONS

Debt

The Company’s debt as of December 31, 2021 and 2020, consists of the following (in thousands):

	December 31,
	2021	2020
Current portion of mortgage	$—	$731
Current portion of bank loan	784	764
Current portion of senior secured loan	45,938	70
Current portion of finance lease obligations	159	345
Current portion of operating lease obligations	2,909	3,185
Long-term portion of finance lease obligations	207	329
Long-term portion of operating lease obligations	4,494	6,355
Chongqing Maliu credit agreement	7,849	7,641
Senior secured loan, net of debt discount and financing fees of $8,663 and $11,601, respectively	95,400	138,399

Total	$157,740	$157,819

Senior Credit Agreements

During 2018, Perceptive issued a senior secured loan to the Company with a principal value of $50.0 million and a maturity date of June 30, 2023. The loan bore interest at a floating per annum rate equal to LIBOR (with a floor of 2.0%) plus 9.0%. The Company was required to make monthly interest-only payments with a bullet payment of the principal at maturity. On June 19, 2020, the Company paid off all obligations owing under, and terminated, the senior secured loan agreement with Perceptive. The secured interests were terminated in connection with the Company’s payoff of all obligations. In connection with the repayment of the Perceptive loan, the Company incurred a $3.8 million prepayment fee, the unamortized debt discount of $3.1 million, and $0.3 million in other charges. The Perceptive debt extinguishment resulted in a $7.2 million loss that was included in loss on extinguishment of debt, in the consolidated statements of operations and comprehensive loss.

On June 19, 2020 (“Closing Date”), the Company entered into the Senior Credit Agreement with Oaktree to borrow up to $225.0 million in five tranches, with a maturity date of June 19, 2026. Three tranches (“Tranche A”, “Tranche B”, and “Tranche D”) of the term loans with an aggregate principal amount of $150.0 million were drawn by the Company in 2020. The last two tranches (“Tranche C” and “Tranche E”), amounting to an aggregate of $75.0 million, were dependent on the approval of oral paclitaxel for the treatment of mBC. Under the Amendment to the Senior Credit Agreement on January 19, 2022, the amount of these tranches was reduced to $0 and are no longer available to the Company. The loan bears interest at a fixed annual rate of 11.0%. The Company allocated the proceeds of the drawn tranches between liability and equity components and the fair value of such equity components, along with the direct costs related to the issuance of the debt were recorded as an offset to long-term debt on the consolidated balance sheets. The debt discount and financing fees are amortized on a straight-line basis, which approximates the effective interest method, over the remaining maturity of the Senior Credit Agreement. The effective interest rate of Tranches A, B and D, including the amortization of debt discount and financing fees amounts to 13.3% annually. The Company is required to make quarterly interest-only payments until June 19, 2022, after which the Company is required to make quarterly amortizing payments, with the remaining balance of the principal plus accrued and unpaid interest due at maturity. Beginning on September 17, 2020, the Company was required to pay a commitment fee on any undrawn commitments equal to 0.6% per annum, payable on each subsequent funding date or the commitment termination date. Under the Amendment, the Company was required to make a mandatory prepayment of principal to Oaktree equal to 62.5% of the cash proceeds of the Dunkirk Transaction. The Company was also required to pay (i) accrued and unpaid interest and (ii) a 7.0% fee, allocated as a 2.0% Exit Fee and a 5.0% Prepayment Fee, on the principal amount being repaid. The Company was required to pay Oaktree an amendment fee of $0.3 million and certain related expenses upon the closing of the Dunkirk Transaction. The Amendment requires the Company to make an additional mandatory prepayment of $12.5 million in principal plus the costs and fees described above by June 14, 2022. Additional prepayments of the loan, in whole or in part, will be subject to early prepayment fee which declines each year until the fourth anniversary date of the

Closing Date, after which no prepayment fee is required. Upon the final payment, the Company must also pay an exit fee calculated based on a percentage of the aggregate principal amount of all tranches advanced to the Company, and as of December 31, 2021, the Company has reflected an exit fee liability of $3.0 million. As of December 31, 2021, the Company has classified $45.9 million of the senior secured loan as current portion of long-term debt, comprised of three quarterly payments of $2.8 million each, due in 2022, $25.0 million due upon closing of the Dunkirk Transaction, and $12.5 million due 120 days after the closing of the Dunkirk Transaction, and it has classified $95.4 million of the senior secured loan as long-term debt on the consolidated balance sheet, comprised of the remaining principal due, less debt discount and financing fees of $8.7 million.

The Senior Credit Agreement contains certain representations and warranties, affirmative covenants, negative covenants and conditions that were customarily required for similar financings. The Company is subject to certain financial covenants under the Senior Credit Agreement, including (1) a minimum liquidity amount in cash or permitted cash equivalent investments of $20.0 million from the closing date until the date on which the aggregate principal amount of loans outstanding is greater than or equal to $150.0 million (the “First Step-Up Date”), $25.0 million from the First Step-Up Date until the date on which the aggregate principal amount of loans outstanding balance is equal to $225.0 million (the “Second Step-Up Date”), and $30.0 million from the Second Step-up Date until the maturity date; (2) minimum revenue no less than 50% of target revenue beginning with the fiscal quarter ended on December 31, 2020 and with respect to each such subsequent fiscal quarter prior to the revenue covenant termination date; (3) leverage ratio covenant not to exceed 4.50 to 1.00 as of the last day of any fiscal quarter beginning with the first fiscal quarter following the revenue covenant termination date. At December 31, 2021, the Company was in compliance with all applicable debt covenants.

Revenue Interest Financing Agreement

On August 4, 2020, the Company entered into a Revenue Interest Financing Agreement with Sagard Healthcare Royalty Partners, LP (“Sagard”), pursuant to which Sagard agreed to pay the Company $50.0 million to provide funding for the Company’s development and commercialization of Oral Paclitaxel upon receipt of marketing authorization for Oral Paclitaxel by the U.S. FDA for the treatment of mBC. The Company did not obtain marketing authorization for Oral Paclitaxel by the U.S. FDA by December 31, 2021, and therefore, a termination right became available to Sagard. Therefore, the Company is unable to draw funds from the Revenue Interest Financing and wrote off the deferred debt issuance costs related to the Revenue Interest Financing for $0.6 million during the three months ended June 30, 2021, and has included such expense within interest expense on its consolidated statement of operations and comprehensive loss for the year ended December 31, 2021. This Revenue Interest Financing Agreement was formally terminated in March 2022.

Credit Agreements, Bank Loan and Mortgage

During the second quarter of 2019, the Company entered into a credit agreement which amended the existing partnership agreement with Chongqing Maliu Riverside Development and Investment Co., LTD (“CQ”), for a Renminbi ¥50.0 million (USD $7.7 million at December 31, 2020) line of credit to be used for the construction of the new API plant in China. The Company is required to repay the principal amount with accrued interest within three years after the plant receives the cGMP certification, with 20% of the total loan with accrued interest is due within the first twelve months following receiving the certification, 30% of the total loan with accrued interest due within twenty-four months, and the remaining balance with accrued interest due within thirty-six months. Interest accrues at the three-year loan interest rate by the People’s Bank of China for the same period on the date of the deposit of the full loan amount, which is expected to approximate 4.75% annually. If the Company fails to obtain the cGMP certification within three years upon the acceptance of the plant, it shall return all renovation costs with the accrued interest to CQ in a single transaction within the first ten business days. As of December 31, 2021, the balance due to CQ was $7.8 million.

On May 15, 2020, the Company entered into a credit agreement with China Merchants Bank, enabling the Company to draw up to a Renminbi ¥5.0 million (USD $0.8 million at December 31, 2021) during the period through May 14, 2021. The Company drew the entire available credit in July 2020 and repaid the credit agreement in full on May 14, 2021. On May 28, 2021, the Company entered into a credit agreement on the same terms as that which was repaid, and withdrew the full Renminbi ¥5.0 million (USD $0.8 million at December 31, 2021) on that date. This loan has a maturity date of May 28, 2022 and bears interest at a fixed rate of 4.35% annually. The Company is required to pay the outstanding principal and all accrued interest at maturity.

During the fourth quarter of 2021, the Company sold its controlling interest in Chongqing MJ Medical Devices Co., Ltd, a subsidiary of CDE, to the non-controlling interest, for consideration of $0.1 million. The mortgage, assumed in connection with the acquisition of CDE, was transferred to the buyer in connection with the sale.

Lease Obligations

The Company has operating leases for office and manufacturing facilities in several locations in the U.S., Asia, and Latin America, and has three finance leases for manufacturing equipment used in its facilities near Buffalo, NY (see Note 20 – Commitments and Contingencies). The components of lease expense are as follows (in thousands):

	Year Ended December 31, 2021	Year Ended December 31, 2020
Operating lease cost	$2,971	$3,041
Finance lease cost:
Amortization of assets	256	223
Interest on lease liabilities	54	61

Total net lease cost	$3,281	$3,325

The Company has elected to exclude short-term leases from its operating lease ROU assets and lease liabilities. Lease costs for short-term leases were not material to the financial statements for the years ended December 31, 2021, 2020, and 2019. Variable lease costs for the years ended December 31, 2021, 2020, and 2019 were not material to the financial statements.

Supplemental balance sheet information related to leases is as follows (in thousands, except lease term and discount rate):

	December 31, 2021	December 31, 2020
Finance leases:
Property and equipment, at cost	$1,203	$1,203
Accumulated amortization, net	(585)	(333)

Property and equipment, net	$618	$870

Current obligations of finance leases	$159	$345
Long-term portion of finance leases	207	329

Total finance lease obligations	$366	$674

Weighted average remaining lease term (in years):
Operating leases	3.53	4.23
Finance leases	2.25	3.40
Weighted average discount rate:
Operating leases	12.9%	12.8%
Finance leases	9.8%	10.4%

Supplemental cash flow information related to leases is as follows (in thousands):

Year Ended December 31, 2021
Cash paid for amount included in the measurements of lease liabilities:
Operating cash flows from operating leases	$(3,416)
Operating cash flows from finance leases	(384)
Financing cash flows from finance leases	(84)
ROU assets recognized in exchange for new operating lease obligations	$89

Future minimum payments and maturities of leases is as follows (in thousands):

Year ending December 31:	Operating Leases	Finance Leases
2022	$3,020	$168
2023	2,184	147
2024	2,034	109
2025	1,472	—
2026	347	—
Thereafter	132	—

Total lease payments	9,189	424
Less: Imputed interest	(1,786)	(58)

Total lease obligations	7,403	366
Less: Current obligations	(2,909)	(159)

Long-term lease obligations	$4,494	$207

On January 5, 2021, Chongqing Sintaho Pharmaceuticals Co., Ltd. (“CQ Sintaho”), a subsidiary of the Company in China, entered into a lease agreement with Chongqing International Biological City Development & Investment Co., Ltd (“CQ D&I”). Under the lease agreement, the provisions of which are consistent with those agreed upon in the 2015 Agreement, CQ Sintaho leased the newly constructed API facility, or Sintaho API Facility, of 34,517 square meters rent-free, for the first 10-year term, with an option to extend the lease for an additional 10-year term, during which, if CQ Sintaho is profitable, it will pay a monthly rent of 5 RMB per square meter of space occupied. The Company determined the lease commenced in the first quarter of 2021, as it was operational and CQ Sintaho could direct the use of the facility. The Company also evaluated the probability of exercising the renewal and purchase options, and determined that it is not reasonably certain whether it will exercise those options. Therefore, the lease term is comprised only of the rent-free period and the recognition of the right-of-use asset and liability did not have a significant effect on the Company’s consolidated financial statements.

On October 1, 2021, the Company entered into a lease agreement with FSMC, a not-for-profit corporation affiliated with the State of New York, to lease the 409,000 square feet, newly constructed cGMP ISO Class 5 high potency pharmaceutical manufacturing facility located in Dunkirk, NY. The lease agreement calls for annual rent payments of $2 for an initial 10-year term, with the option for the Company to renew under the same terms and conditions for an additional 10-year term. The provisions of the lease agreement are consistent with those agreed upon in the 2015 Agreement for Medical Technology Research, Development, and Innovation and Commercial Alliance (“Alliance Agreement”), and subsequent amendments, under which FSMC agreed to fund the construction costs of a new manufacturing facility in Dunkirk, NY, up to $208.0 million. Under the terms of the lease agreement and 2015 Alliance Agreement, the Company committed to spend $1.52 billion on operational expenses during the initial 10-year term, and an additional $1.5 billion on operational expenses if the Company elects to extend the lease for a second 10-year term. The Company also committed to hiring 450 employees at the Dunkirk facility within the first 5 years of operations, including hiring at least 300 new employees within 2.5 years of the Dunkirk facility becoming operational. The Company has identified this as an operating lease with a commencement date of October 1, 2021 when it could direct the use of the facility. The Company also evaluated the probability of exercising its renewal option after ten years, and determined that it is not reasonably certain whether it will exercise that option. Therefore, the lease term is comprised of the first ten-year term and the recognition of the right-of-use asset and liability did not have a significant effect on the Company’s consolidated financial statements. This operating lease was transferred to ImmunityBio, Inc. upon execution of the sale of the Dunkirk Operations in February 2022 (see Note 4 - Discontinued Operations).

The Company exercises judgment in determining the discount rate used to measure the lease liabilities. When rates are not implicit within an operating lease, the Company uses its incremental borrowing rate as its discount rate, which is based on yield trends in the biotechnology and healthcare industry and debt instruments held by the Company with stated interest rates. The Company re-assesses its incremental borrowing rate when new leases arise, or existing leases are modified.

13.	CONTINGENT CONSIDERATION

The fair value measurements of contingent consideration liabilities are determined using unobservable Level 3 inputs. These inputs include (a) the estimated amount and timing of projected cash flows; (b) the probability of the achievement of the factors on which the contingency is based; and (c) the risk-adjusted discount rate used to present value the probability-weighted cash flows. Significant increases (decreases) in any of those inputs could result in a lower or higher fair value measurement. The Company expects that these milestones will be achieved at varying times between 2023 and 2027.

The following table represents a reconciliation of the contingent consideration liability related to the acquisition of Kuur measured on a recurring basis using level 3 inputs as of December 31, 2021 (in thousands):

Balance as of May 4, 2021	$19,839
Adjustment to fair value	4,237

Balance as of December 31, 2021	$24,076

The increase of the contingent consideration was due to the time value of money from the initial measurement date (Kuur acquisition date) to December 31, 2021, as well as updated probabilities of future cash flows related to R&D milestones. The discount rate used in measuring the fair value of this liability is the Company’s incremental borrowing rate, which is updated on a quarterly basis. The probabilities of the R&D milestones represent the probability of technical success for each therapy to which the milestones are related, and these probabilities are updated on a quarterly basis, based on the clinical stage of the therapy, along with consideration of any additional clinical data obtained during each quarter. The adjustment to the contingent consideration liability is included within selling, general, and administrative expenses in the Company’s consolidated statements of operations and comprehensive loss.

14.	RELATED PARTY TRANSACTIONS

During the years ended December 31, 2021, 2020, and 2019, the Company entered into transactions with individuals and other companies that have financial interests in the Company. Related party transactions included the following:

a)

In June 2018, the Company entered into two in-licensing agreements with Avalon BioMedical (Management) Limited (“Avalon”) wherein the Company obtained certain IP from Avalon to develop and commercialize the underlying products. Under these agreements the Company is required to pay upfront fees and future milestone payments and sales-based royalties. During the year ended December 31, 2021 and 2020, the Company recorded $2.0 million and $0 million milestone fees paid to Avalon, respectively, as research and development expenses on its consolidated statement of operations and comprehensive loss. Certain members of the Company’s board and management collectively have a controlling interest in Avalon. The Company does not hold any interest in Avalon and does not have any obligations to absorb losses or any rights to receive benefits from Avalon. As of December 31, 2021 and 2020, Avalon held 786,061 shares of the Company’s common stock, which represented less than 1% of the Company’s total issued shares for both periods. Balances due from Avalon recorded on the consolidated balance sheets were not significant.

In June 2019, the Company entered into an agreement whereby Avalon would hold a 90% ownership interest and the Company would hold a 10% ownership interest of the newly formed entity under the name Nuwagen Limited (“Nuwagen”), incorporated under the laws of Hong Kong. Nuwagen is principally engaged in the development and commercialization of herbal medicine products for metabolic, endocrine, and other related indications. The Company contributed nonmonetary assets in exchange for the 10% ownership interest.

b)

The Company earns licensing revenue from PharmaEssentia, an entity in which the Company has an investment classified as available-for-sale (see Note 9 – Fair Value Measurements). Funds paid to PharmaEssentia under the license and cost-sharing agreements amounted to $0.1 in the year ended December 31, 2021 and $0.4 million in each of the years ended December 31, 2020 and 2019. Pursuant to out-license agreements, the Company received $3.0 million, $2.0 million, and $0 for the years ended December 31, 2021, 2020, and 2019, respectively. Of the $3.0 million in milestone payments received in 2021, $0.5 million was recognized as revenue and $2.5 million was recognized as deferred revenue (refer to Note 19 - Revenue Recognition).

c)	Certain family members of our executive officers work as employees or consultants of the Company. Such services were not significant to the consolidated financial statements.

15.	STOCK-BASED COMPENSATION

Common Stock Option Plans

The Company has four equity compensation plans, adopted in 2017, 2013, 2007 and 2004 (the “Plans”) which, taken together, authorize the grant of up to 16,000,000 shares of common stock to employees, directors, and consultants. On June 5, 2020, the amendment and restatement of the 2017 Omnibus Incentive Plan (the “2017 Plan”), which increased the number of shares available for issuance under the plan by up to 500,000 shares, became effective, and was further amended as of June 18, 2021 to increase the number of shares available for issuance under the plan by up to an additional 5 million shares. Additionally, on June 14, 2017, the Company adopted its 2017 Employee Stock Purchase Plan (the “ESPP”), which authorizes the issuance of up to 1,000,000 shares of common stock for future issuances to eligible employees.

Stock Options

The total fair value of stock options vested and recorded as compensation expense during the years ended December 31, 2021, 2020, and 2019 was $8.4 million, $9.6 million, and $7.9 million, respectively. As of December 31, 2021, $11.1 million of unrecognized cost related to non-vested stock options was expected to be recognized over a weighted-average period of approximately 1.71 years. The total intrinsic value of options exercised was approximately $0.2 million and $1.5 million for the years ended December 31, 2021 and 2020, respectively.

The following table summarizes the status of the Company’s stock option activity granted under the Plans and 2017 Plan to employees, directors, and consultants (in thousands, except stock option amounts and exercise price): Stock options granted have a contractual term of 10 years and generally vest over a 2-4 year period. A limited number of stock options vest immediately in certain circumstances. The following table summarizes the status of the Company’s stock option activity granted under the Plans and 2017 Plan to employees, directors, and consultants (in thousands, except stock option amounts):

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2020	12,496,888	$9.26	5.42	$22,463
Granted	944,095	3.77	—	—
Exercised	(279,425)	5.64	—	—
Forfeited and expired	(499,488)	9.03	—	—

Outstanding at December 31, 2021	12,662,070	$8.96	4.88	$—

Vested and exercisable at December 31, 2021	9,934,435	$8.78	3.91	$—

The Company determines the fair value of stock option awards on the grant date using the Black-Scholes option pricing model, which is impacted by assumptions regarding a number of highly subjective variables. The following table summarizes the weighted-average assumptions used as inputs to the Black-Scholes option pricing model during the periods indicated:

	Year Ended December 31,
	2021	2020	2019
Weighted average grant date fair value	$3.77	$6.93	$8.06
Expected dividend yield	—%	—%	—%
Expected stock price volatility	68%	67%	64%
Risk-free interest rate	1.29%	0.91%	2.60%
Expected life of options (in years)	6.2	6.2	6.3

Restricted Stock Awards

The total fair value of restricted stock awards vested and recorded as compensation expense during the years ended December 31, 2021, 2020, and 2019 was $0.6 million, $1.0 million, and $0.6 million, respectively. Restricted stock awards cliff vest on the anniversaries of their grant date. As of December 31, 2021, $3.1 million of unrecognized cost related to non-vested restricted stock awards were expected to be recognized over a weighted-average period of approximately 2.05 years.

The following table summarizes the status of the Company’s restricted stock awards.

	Shares of Restricted Stock	Weighted Average Fair Value
Nonvested at December 31, 2020	22,500	$15.65
Granted	933,595	3.69
Vested	(31,500)	7.29

Nonvested at December 31, 2021	924,595	$3.86

Employee Stock Purchase Plan

The ESPP is available to eligible employees (as defined in the plan document). Under the ESPP, shares of the Company’s common stock may be purchased at a discount (15%) of the lesser of the closing price of the Company’s common stock on the first trading or the last trading day of the offering period. The current offering period extends from December 1, 2021 to May 31, 2022. The Company expects to offer six-month offering periods after the current period. The 2017 Plan reserved 1,000,000 shares of common stock for issuance under the ESPP. Stock-based compensation related to the ESPP amounted to $0.2 million for the year ended December 31, 2021 and $0.3 million for each of the years ended December 31, 2020 and 2019. The Company issued 81,557, 50,827, and 60,825 shares of common stock to participants during the years ended December 31, 2021, 2020, and 2019, respectively.

Stock-Based Compensation Cost

The components of stock-based compensation and the amounts recorded within research and development expenses and selling, general, and administrative expenses in the Company’s consolidated statements of operations and comprehensive loss consisted of the following for the years ended December 31, 2021, 2020, and 2019 (in thousands):

	Year Ended December 31,
	2021	2020	2019
Stock options	$8,441	$9,557	$7,887
Restricted stock expense	616	1,017	566
Stock awarded to directors and officers	—	—	1,105
Employee stock purchase plan	150	276	327

Total stock-based compensation expense	$9,207	$10,850	$9,885

Cost of sales	$208	$249	$248
Research and development expenses	2,700	3,647	3,251
Selling, general, and administrative expenses	6,299	6,954	6,386

Total stock-based compensation expense	$9,207	$10,850	$9,885

16.	NET LOSS PER SHARE ATTRIBUTABLE TO ATHENEX, INC. COMMON STOCKHOLDERS

Basic net loss per share is calculated by dividing net loss attributable to Athenex, Inc. common stockholders by the weighted-average number of common shares issued, outstanding, and vested during the period. Net loss from continuing operations per share is calculated by dividing the net loss from continuing operations, less, net loss attributable to non-controlling interests, by the weighted-average number of common shares issued, outstanding, and vested during the period. Net loss from discontinued operations per share is calculated by dividing the loss from discontinued operations by the weighted-average number of common shares issued, outstanding, and vested during the period. Diluted net loss per share is computed by dividing net loss attributable to Athenex, Inc. common stockholders by the weighted-average number of common share and common shares equivalents for the period using the treasury-stock method. For the purposes of this calculation, warrants for common stock and stock options are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive.

The following weighted average outstanding shares of common stock equivalents were excluded from the calculation of diluted net loss per share attributable Athenex, Inc. to common stockholders for the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2021	2020	2019
Stock options and other common stock equivalents	13,624,025	12,748,882	10,814,635
Unvested restricted common shares	353,148	76,750	45,581

Total potential dilutive common shares	13,977,173	12,825,632	10,860,216

17.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The components and changes of accumulated other comprehensive loss, net of related income tax effects, are as follows (in thousands):

Balance as of January 1, 2019	$(656)
Foreign currency translation adjustment	118
Unrealized loss on investment	(97)

Balance as of December 31, 2019	(635)
Foreign currency translation adjustment	(494)
Unrealized loss on investment	(5)

Balance as of December 31, 2020	(1,134)
Foreign currency translation adjustment	141
Unrealized gain on investment	506

Balance as of December 31, 2021	$(487)

18.	BUSINESS SEGMENT, GEOGRAPHIC, AND CONCENTRATION RISK INFORMATION

The Company has three operating segments, which are organized based mainly on the nature of the business activities performed and regulatory environments in which they operate. The Company also considers the types of products from which the reportable segments derive their revenue. Each operating segment has a segment manager who is held accountable for operations and has discrete financial information that is regularly reviewed by the Company’s chief operating decision-maker. Consequently, the Company has concluded each operating segment to be a reportable segment. The Company’s operating segments are as follows:

Oncology Innovation Platform— This operating segment performs research and development on certain of the Company’s proprietary drugs, from the preclinical development of its chemical compounds, to the execution and analysis of its several clinical trials. It focuses specifically on Orascovery and Src Kinase Inhibition research platforms, and TCR-T immunotherapy and arginine deprivation therapy. This segment operates in the U.S., Taiwan, Hong Kong, mainland China, the United Kingdom, and Latin America.

Global Supply Chain Platform— This operating segment includes APS and Polymed and the construction of the manufacturing facility in Chongqing, China. APS is a manufacturing company that supplies sterile injectable drugs to hospital pharmacies across the U.S. APS manufactures products under Section 503B of the Compounding Quality Act within the Federal Food, Drug & Cosmetic Act (“FDCA”). Additionally, APS provides products for the development and manufacturing of the Company’s proprietary drug candidates as well as providing the Company with a cGMP analytical services function. Polymed is primarily in the business of marketing and selling API in North America, Europe, and Asia from its locations in Texas and China. Polymed also develops new compounds and processing techniques and is in the final phase of completion of the new API manufacturing facility in Chongqing, China.

Commercial Platform— This operating segment includes APD and Athenex Oncology, which focus on the manufacturing, distribution, and sales of specialty pharmaceuticals and the pre-launch commercial activities for the Company’s proprietary drugs, respectively. This segment provides services and products to external customers based mainly in the U.S.

The Company’s Oncology Innovation Platform segment operates and holds long-lived assets located in the U.S., Taiwan, Hong Kong, mainland China, the United Kingdom, and Latin America. The Global Supply Chain Platform segment operates and holds long-lived assets located in the U.S. and China. The Commercial Platform segment operates and holds long-lived assets located in the U.S. For geographic segment reporting, product sales have been attributed to countries based on the location of the customer.

Segment information is as follows (in thousands):

	Year Ended December 31,
	2021	2020	2019
Total revenue:
Oncology Innovation Platform	$26,866	$38,851	$20,562
Global Supply Chain Platform	28,471	20,491	33,970
Commercial Platform	66,991	89,572	50,427

Total revenue for reportable segments	122,328	148,914	104,959
Intersegment revenue	(2,147)	(4,523)	(3,730)

Total consolidated revenue	$120,181	$144,391	$101,229

Intersegment revenue eliminated in the above table reflects sales from the Global Supply Chain Platform to the Oncology Innovation Platform.

	Year Ended December 31,
	2021	2020	2019
Total revenue by product group:
Commercial product sales	$86,766	$101,590	$67,411
License fees	26,832	38,827	20,100
API sales	3,986	3,599	12,733
Contract manufacturing revenue	1,512	85	391
Medical device sales	—	—	—
Other revenue	1,085	290	594

Total consolidated revenue	$120,181	$144,391	$101,229

Intersegment revenue is recorded by the selling segment when it is realized or realizable and all revenue recognition criteria are met. Upon consolidation, all intersegment revenue and related cost of sales are eliminated from the selling segment’s ledger.

	Year Ended December 31,
	2021	2020	2019
Net loss attributable to Athenex, Inc.:
Oncology Innovation Platform	$(118,089)	$(89,189)	$(100,919)
Global Supply Chain Platform	(38,566)	(15,404)	(8,086)
Commercial Platform	(35,382)	(37,590)	(14,255)

Segment total	(192,037)	(142,183)	(123,260)
Discontinued operations	(7,731)	(3,996)	(489)

Total consolidated net loss attributable to Athenex, Inc.	$(199,768)	$(146,179)	$(123,749)

	Year Ended December 31,
	2021	2020	2019
Total depreciation and amortization
Oncology Innovation Platform	$879	$776	$762
Global Supply Chain Platform	1,982	2,017	1,479
Commercial Platform	1,821	1,668	1,566

Segment total	4,682	4,461	3,807
Discontinued operations	321	31	10

Total depreciation and amortization	$5,003	$4,492	$3,817

	December 31,
	2021	2020
Total assets:
Oncology Innovation Platform	$131,432	$234,153
Global Supply Chain Platform	54,775	83,732
Commercial Platform	53,113	51,089

Segment total	239,320	368,974
Discontinued operations	28,128	15,355

Total assets	$267,448	$384,329

	Year Ended December 31,
	2021	2020	2019
Total revenue
United States	$114,457	$82,362	$67,794
China	2,666	39,796	2,105
South Korea	1,112	2,354	513
India	906	—	3,066
Austria	115	226	4,422
Spain	47	—	20,000
United Kingdom	—	19,289	1,023
Other foreign countries	878	364	2,306

Total consolidated revenue	$120,181	$144,391	$101,229

	December 31,
	2021	2020
Total property and equipment, net:
United States	$4,196	$4,933
China	23,782	18,877

Total property and equipment, net	$27,978	$23,810

Customer revenue and accounts receivable concentration amounted to the following for the identified periods:

	Year Ended December 31,
	2021	2020	2019
Percentage of total revenue by customer:
Customer A	23%	—	20%
Customer B	17%	10%	14%
Customer C	16%	14%	15%
Customer D	16%	14%	16%
Customer E	—	26%	0%
Customer F	—	13%	0%

	December 31,
	2021	2020
Percentage of total accounts receivable by customer:
Customer A	35%	24%
Customer B	29%	33%
Customer C	15%	16%

19.	REVENUE RECOGNITION

The Company records revenue in accordance with ASC, Topic 606, Revenue from Contracts with Customers. Under Topic 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of Topic 606, the entity performs the following five steps: (i) identifies the contract(s) with a customer; (ii) identifies the performance obligations in the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Below is a description of principal activities – separated by reportable segments – from which the Company generates its revenue (See Note 18 – Business Segment, Geographic, and Concentration Risk Information).

1.	Oncology Innovation Platform

The Company out-licenses certain of its IP to other pharmaceutical companies in specific territories that allow the customer to use, develop, commercialize, or otherwise exploit the licensed IP. In accordance with Topic 606, the Company analyzes the contracts to identify its performance obligations within the contract. Most of the Company’s out-license arrangements contain multiple performance obligations and variable pricing. After the performance obligations are identified, the Company determines the transaction price, which generally includes upfront fees, milestone payments related to the achievement of developmental, regulatory, or commercial goals, and royalty payments on net sales of licensed products. The Company considers whether the transaction price is fixed or variable, and whether such consideration is subject to return. Variable consideration is only included in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. If any portion of the transaction price is constrained, it is excluded from the transaction price until the constraint no longer exists. The Company then allocates the transaction price to the performance obligation to which the consideration is related. Where a portion of the transaction price is received and allocated to continuing performance obligations under the terms of the arrangement, it is recorded as deferred revenue and recognized as revenue when (or as) the underlying performance obligation is satisfied.

The Company’s contracts may contain one or multiple promises, including the license of IP and development services. The licensed IP related to the Company’s approved and late-stage drug candidates is capable of being distinct from the other performance obligations identified in the contract and is distinct within the context of the contract, as upon transfer of the IP, the customer is able to use and benefit from it, and the customer could obtain the development services from other parties. The Company also considers the economic and regulatory characteristics of the licensed IP and other promises in the contract to determine if it is a distinct performance obligation. The Company considers if the IP is modified or enhanced by other performance obligations through the life of the agreement and whether the customer is contractually or practically required to use updated IP. The IP licensed by the Company has been determined to be functional IP. The IP is not modified during the license period and therefore, the Company recognizes revenues from any portion of the transaction price allocated to the licensed IP when the license is transferred to the customer and they can benefit from the right to use the IP. The Company recognized $0.5 million in license revenue from and out-license arrangement for the year ended December 31, 2021, and $37.7 million in license revenue, net of $2.3 million value added tax (“VAT”), and $1.0 million in license revenue from two of the Company’s out-license arrangements for the year ended December 31, 2020. The Company recognized revenue allocated to the licensed IP performance obligation upon transfer of the license of $0.1 million for the year ended December 31, 2019. During the year ended December 31, 2021, the Company received $2.0 million in upfront fees for a license of TRC-T technology, which was deemed not to be distinct, as the IP is in an early stage and is dependent on development activities to be performed by the Company, and $0.7 million for licenses of Klisyri in territories in which it is not yet approved and further development activities are required to be performed by the Company. Therefore these licenses of IP and the development services were considered a bundled performance obligation. As of December 31, 2021, this bundle of performance obligations was not satisfied and the corresponding $2.7 million was recorded as deferred revenue on the Company’s consolidated balance sheet.

Other performance obligations included in most of the Company’s out-licensing agreements include performing development services to reach clinical and regulatory milestone events. The Company satisfies these performance obligations at a point-in-time, because the customer does not simultaneously receive and consume the benefits as the development occurs, the development does not create or enhance an asset controlled by the customer, and the development does not create an asset with no alternative use. The Company considers milestone payments to be variable consideration measured using the most likely amount method, as the entitlement to the consideration is contingent on the occurrence or nonoccurrence of future events. The Company allocates each variable milestone payment to the associated milestone performance obligation, as the variable payment relates directly to the Company’s efforts to satisfy the performance obligation and such allocation depicts the amount of consideration to which the Company expects to be entitled for satisfying the corresponding performance obligation. The Company re-evaluates the probability of achievement of such performance obligations and any related constraint and adjusts its estimate of the transaction price as appropriate. To date, no amounts have been constrained in the initial or subsequent assessments of the transaction price. The Company did not recognize revenue from other performance obligations included in the Company’s out-licensing agreements during the years ended December 31, 2021 or 2020. The Company recognized revenue allocated to development performance obligations upon transfer to the customer of $20.0 million for the year ended December 31, 2019.

Certain out-license agreements include performance obligations to manufacture and provide drug product in the future for commercial sale when the licensed product is approved. For the commercial, sales-based royalties, the consideration is predominantly related to the licensed IP and is contingent on the customer’s subsequent sales to another commercial customer. Consequently, the sales- or usage-based royalty exception would apply. Revenue will be recognized for the commercial, sales-based milestones as the underlying sales occur. The Company recognized $25.0 million in commercial milestones and $1.0 million in royalties during the year ended December 31, 2021. No such revenues were recorded during 2020.

The Company exercises significant judgment when identifying distinct performance obligations within its out-license arrangements, determining the transaction price, which often includes both fixed and variable considerations, and allocating the transaction price to the proper performance obligation. The Company did not use any other significant judgments related to out-licensing revenue during the years ended December 31, 2021 and 2020.

2.	Global Supply Chain Platform

The Company’s Global Supply Chain Platform manufactures API for use internally in its research and development activities as well as its clinical studies, and for sale to pharmaceutical customers globally. The Company generates additional revenue on this platform, by providing small to mid-scale cGMP manufacturing of clinical and commercial products for pharmaceutical and biotech companies and selling pharmaceutical products under 503B regulations set forth by the U.S. FDA.

Revenue earned by the Global Supply Platform is recognized when the Company has satisfied its performance obligation, which is the shipment or the delivery of drug products. The underlying contracts for these sales are generally purchase orders and the Company recognizes revenue at a point-in-time. Any remaining performance obligations related to product sales are the result of customer deposits and are reflected in the deferred revenue contract liability balance.

3.	Commercial Platform

The Company’s Commercial Platform generates revenue by distributing specialty products through independent pharmaceutical wholesalers. The wholesalers then sell to an end-user, normally a hospital, alternative healthcare facility, or an independent pharmacy, at a lower price previously established by the end-user and the Company. Upon the sale by the wholesaler to the end-user, the wholesaler will chargeback the difference, if any, between the original list price and price at which the product was sold to the end-user. The Company also offers cash discounts, which approximate 2.3% of the gross sales price, as an incentive for prompt customer payment, and, consistent with industry practice, the Company’s return policy permits customers to return products within a window of time before and after the expiration of product dating. Further, the Company offers contractual allowances, generally in the form of rebates or administrative fees, to certain wholesale customers, group purchasing organizations (“GPOs”), and end-user customers, consistent with pharmaceutical industry practices. Revenues are recorded net of provisions for variable consideration, including discounts, rebates, GPO allowances, price adjustments, returns, chargebacks, promotional programs and other sales allowances. Accruals for these provisions are presented in the consolidated financial statements as reductions in determining net sales and as a contra asset in accounts receivable, net (if settled via credit) and other current liabilities (if paid in cash). As of December 31, 2021 and 2020, the Company’s total provision for chargebacks and other deductions included as a reduction of accounts receivable totaled $22.9 million and $12.6 million, respectively. The Company’s total provision for chargebacks and other revenue deductions was $129.0 million, $89.3 million, and $87.2 million for the years ended December 31, 2021, 2020, and 2019, respectively.

The Company exercises significant judgment in its estimates of the variable transaction price at the time of the sale and recognizes revenue when the performance obligation is satisfied. Factors that determine the final net transaction price include chargebacks, fees for service, cash discounts, rebates, returns, warranties, and other factors. The Company estimates all of these variables based on historical data obtained from previous sales finalized with the end-user customer on a product-by-product basis. At the time of sale, revenue is recorded net of each of these deductions. Through the normal course of business, the wholesaler will sell the product to the end-user, determining the actual chargeback, return products, and take advantage of cash discounts, charge fees for services, and claim warranties on products. The final transaction price per product is compared to the initial estimated net sale price and reviewed for accuracy. The final prices and other factors are immediately included in the Company’s historical data from which it will estimate the transaction price for future sales. The underlying contracts for these sales are generally purchase orders including a single performance obligation, generally the shipment or delivery of products and the Company recognizes this revenue at a point-in-time.

Disaggregation of revenue

The following represents the Company’s revenue for its reportable segment by country, based on the locations of the customer (in thousands).

	For the Year Ended December 31, 2021
	Oncology Innovation Platform	Global Supply Chain Platform	Commercial Platform	Consolidated Total
United States	$26,202	$21,264	$66,991	$114,457
China	33	2,633	—	2,666
South Korea	—	1,112	—	1,112
India	—	906	—	906
Other Foreign Countries	631	409	—	1,040

Total Revenue	$26,866	$26,324	$66,991	$120,181

	For the Year Ended December 31, 2020
	Oncology Innovation Platform	Global Supply Chain Platform	Commercial Platform	Consolidated Total
United States	$—	$12,079	$70,283	$82,362
China	38,760	1,036	—	39,796
United Kingdom	—	—	19,289	19,289
South Korea	—	2,354	—	2,354
Other Foreign Countries	91	499	—	590

Total Revenue	$38,851	$15,968	$89,572	$144,391

	For the Year Ended December 31, 2019
	Oncology Innovation Platform	Global Supply Chain Platform	Commercial Platform	Consolidated Total
United States	$—	$17,367	$50,427	$67,794
Spain	20,000	—	—	20,000
Austria	—	4,422	—	4,422
India	—	3,066	—	3,066
China	562	1,543	—	2,105
United Kingdom	—	1,023	—	1,023
Other Foreign Countries	—	2,819	—	2,819

Total Revenue	$20,562	$30,240	$50,427	$101,229

The Company also disaggregates its revenue by product group which can be found in Note 18 – Business Segment, Geographic, and Concentration Risk Information.

Contract balances

The following table provides information about receivables and contract liabilities from contracts with customers. The Company has not recorded any contract assets from contracts with customers (in thousands).

	December 31,
	2021	2020
Accounts receivable, gross	$58,811	$45,792
Chargebacks and other deductions	(22,868)	(12,552)
Provision for credit losses	(9,306)	(9,637)

Accounts receivable, net	$26,637	$23,603

Deferred revenue	3,291	1,147

Total contract liabilities	$3,291	$1,147

The following tables illustrate accounts receivable by reportable segments (in thousands).

	December 31, 2021
	Oncology Innovation Platform	Global Supply Chain Platform	Commercial Platform	Consolidated Total
Accounts receivable, gross	$10,069	$4,444	$44,298	$58,811
Chargebacks and other deductions	—	—	(22,868)	(22,868)
Provision for credit losses	(8,919)	(290)	(97)	(9,306)

Accounts receivable, net	$1,150	$4,154	$21,333	$26,637

	December 31, 2020
	Oncology Innovation Platform	Global Supply Chain Platform	Commercial Platform	Consolidated Total
Accounts receivable, gross	$10,783	$4,074	$30,935	$45,792
Chargebacks and other deductions	—	(1)	(12,551)	(12,552)
Provision for credit losses	(8,919)	(164)	(554)	(9,637)

Accounts receivable, net	$1,864	$3,909	$17,830	$23,603

The Company incurs contract obligations on general customer purchase orders that have been accepted but unfulfilled. Due to the short duration of time between order acceptance and delivery of the related product or service, the Company has determined that the balance related to these contract obligations is generally immaterial at any point in time. The Company monitors the value of orders accepted but unfulfilled at the close of each reporting period to determine if disclosure is appropriate. As of December 31, 2021, $2.7 million and $0.6 million of contract liabilities related to customer deposits were made by customers of the Oncology Innovation Platform and the Global Supply Chain Platform, respectively, and as of December 31, 2020, $1.0 million and $0.1 million of contract liabilities related to customer deposits were made by customers of the Oncology Innovation Platform and the Global Supply Chain Platform, respectively.

20.	COMMITMENTS AND CONTINGENCIES

Rental and lease commitments

In August 2015, the Company entered into a lease agreement with FSMC to occupy a portion of the Conventus Center for Collaborative Medicine in Buffalo, NY. Total rent expense related to this location, recognized on a straight-line basis, was $1.0 million for the each of the years ended December 31, 2021, 2020, and 2019.

In November 2019, CDE entered into an agreement to lease facilities in Hong Kong with monthly payments of less than $0.1 million extending through November 2022. Total rent expense related to this location, recognized on a straight-line basis, amounted to $0.1 million for each of the years ended December 31, 2021, and 2020, and 2019 (previous lease in Hong Kong during 2019).

In October 2016, the Company’s Commercial Platform entered into an agreement to lease office space in Chicago, IL. Under the lease agreement, the Company will make monthly payments based on an escalating scale over ten years. Total rent expense related to this location, recognized on a straight-line basis, amounted to $0.3 million for each of the years ended December 31, 2021, 2020, and 2019. In lieu of a security deposit, an irrevocable letter of credit was issued to the landlord in the amount of $0.2 million.

The Company leases its manufacturing and office facilities in Chongqing, China, where it produces API and performs research and development. Rent expense is recognized on a straight-line basis and amounted to $0.6 million for each of the years ended December 31, 2021, 2020, and 2019.

The Company entered into additional leases for lab space, warehouse facilities, and various equipment in, Houston, TX; Cranford, NJ; Taipei, Taiwan; Latin America; and Buffalo, NY, during 2020 and 2021 which expire at various times through 2026. Rent expense recognized for these operating leases was not material to the financial statements for the years ended December 31, 2021, 2020, and 2019.

Future minimum payments under the non-cancelable operating leases consists of the following as of December 31, 2021 (in thousands):

Year ending December 31:	Minimum payments
2022	$3,020
2023	2,184
2024	2,034
2025	1,472
2026	347
Thereafter	132

$9,189

Commitments under New York State and Chongqing Partnerships

Pursuant to the arrangement with New York State, the Company was committed to bear the costs of the construction of the facility in Dunkirk, NY in excess of approximately $208.0 million. The Company was leasing the facility and all equipment at a rate of $2 per year for an initial 10-year term and for the same rate if elected to extend the lease for an additional 10-year term. The Company was responsible for all operating costs and expenses for the facility and is committed to spending $1.52 billion on operational expenses in the first 10-year term in the facility, and an additional $1.5 billion on operational expenses if elected to extend the lease for a second 10-year term. These commitments were transferred to ImmunityBio, Inc. upon execution of the sale of the Dunkirk Operations and the Company’s Dunkirk Operations have been presented as a discontinued operation (see Note 4 - Discontinued Operations).

Pursuant to the arrangement with CQ, the Finance Bureau of Banan District of Chongqing is responsible for investing in the construction of the API and formulation plants and completing renovation in accordance with U.S. cGMP standards. The Company is leasing the facility rent free, for the first 10-year term, with an option to extend the lease for an additional 10-year term, during which, if the Company is profitable, it will pay a monthly rent of 5 RMB per square meter of space occupied or, it will have the option to purchase the land and building. If the Company does not purchase the land and building after 20 years at the price described above, it will have the option to lease the land and building with rental fee charged at market price of construction area. The Company is responsible for the costs of all equipment and technology for the facilities. The leases for these facilities commenced during the year ended December 31, 2021.

Legal Proceedings

Securities Litigation

Following our receipt of the CRL in February 2021 and the subsequent decline of the market price of the Company’s common stock, two purported securities class action lawsuits were filed in the U.S. District Court for the Western District of New York on March 3, 2021 and March 22, 2021, respectively, against the Company and certain members of its management team seeking to recover damages for alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934.

The complaints generally allege that between August 7, 2019 and February 26, 2021 (the purported class period), the Company and the individual defendants made materially false and misleading statements regarding the Company’s business in connection with the Company’s development of Oral Paclitaxel for the treatment of metastatic breast cancer and the likelihood of FDA approval, and that the plaintiffs suffered losses when the Company’s stock price dropped after its announcement on February 26, 2021 regarding receipt of the CRL. The complaints seek class certification, damages, fees, costs, and expenses. On August 5, 2021, the Court consolidated the two actions and appointed a lead plaintiff and lead counsel. Pursuant to a stipulated scheduling order, the lead plaintiff filed an amended complaint on November 19, 2021. Defendants filed their motion to dismiss on January 25, 2022. Plaintiffs’ opposition to that motion is due by March 28, 2022 and the defendants’ reply is due by May 20, 2022. The Company and the individual defendants believe that the claims in the consolidated lawsuits are without merit, and the Company has not recorded a liability related to these shareholder class actions as the risk of loss is remote. The Company and the individual defendants intend to vigorously defend against these claims but there can be no assurances as to the outcome.

Shareholder Derivative Lawsuit

On June 3, 2021, a shareholder derivative lawsuit was filed in the United States District Court for the District of Delaware by Timothy J. Wonnell, allegedly on behalf of the Company, that piggy-backs on the securities class actions referenced above. The complaint names Johnson Lau, Rudolf Kwan, Timothy Cook, and members of the Board as defendants, and generally alleges that they caused or failed to prevent the securities law violations asserted in the securities class actions. On September 13, 2021, the Court (i) granted the defendants’ motion to stay the derivative action until after resolution of the motion to dismiss the consolidated securities class actions, and (ii) administratively closed the derivative litigation, directing the parties to promptly notify the Court when the related securities class action has been resolved so the derivative action can be reopened. The Company and the individual defendants believe the claims in the shareholder derivative action are without merit, and the Company has not recorded a liability related to this lawsuit as the risk of loss is remote. The Company and the individual defendants intend to vigorously defend against these claims should the case be reopened, but there can be no assurances as to the outcome.

From time to time, the Company may become subject to other legal proceedings, claims and litigation arising in the ordinary course of business. In addition, the Company may receive letters alleging infringement of patent or other intellectual property rights. The Company is not currently a party to any other material legal proceedings, nor is it aware of any pending or threatened litigation that, in the Company’s opinion, would have a material adverse effect on the business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

21.	SUBSEQUENT EVENTS

On January 7, 2022, the Company entered into a definitive agreement with ImmunityBio, Inc. whereby the Company agreed to sell to the Buyer its leasehold interest in a manufacturing facility in Dunkirk, New York and certain other related assets, as described below, in exchange for reimbursement of certain expenditures that the Company made in the Dunkirk Facility totaling approximately $40.0 million. The transaction closed on February 14, 2022 and was subject to approval from the Company’s lender, Oaktree. The provisions of this approval included prepayment of a portion of the senior secured loans, as described in Note 12 - Debt and Lease Obligations. In addition to the leasehold interest in the Dunkirk Facility, the Buyer purchased the Company’s interests in certain leased manufacturing equipment and personal property, and owned personal property and inventory at the Dunkirk Facility, along with the Company’s rights in and obligations under its agreements relating to the Dunkirk Facility with ESD, FSMC and CCIDA and other parties (collectively, the “Dunkirk Operations”). The Buyer assumed all capital expenditure and hiring obligations of the Company related to the Dunkirk Operations pursuant to the Company’s existing agreements with ESD and FSMC. The Company has not assigned any of its rights to its corporate headquarters in Buffalo, New York, under this Agreement and will retain all of its rights and obligations with respect to its corporate headquarters. The Company has presented the financial results of the Dunkirk Facility as discontinued operations (see Note 4 - Discontinued Operations).

On January 19, 2022, the Company entered into an amendment to the Senior Credit Agreement with Oaktree. The Amendment also amended the warrants held by Oaktree that were issued on June 19, 2020 and August 4, 2020. The Amendment became effective upon the closing of the Dunkirk Transaction on February 14, 2022. The Amendment provides that the Company make a mandatory prepayment of principal to Oaktree equal to 62.5% of the cash proceeds of the Dunkirk Transaction. The Company was also required to pay (i) accrued and unpaid interest and (ii) a 7.0% fee, allocated as a 2.0% Exit Fee and a 5.0% Prepayment Fee (each as defined in the Senior Credit Agreement), on the principal amount being repaid. The Company was required to pay Oaktree an amendment fee of $0.3 million and certain related expenses upon the closing of the Dunkirk Transaction. The Amendment requires the Company to make an additional mandatory prepayment of $12.5 million in principal plus the costs and fees described above by June 14, 2022, within 120 days of the closing of the Dunkirk Transaction. Consistent with the Company’s decision to not pursue regulatory approval for Oral Paclitaxel monotherapy for the treatment of mBC in the United States at this time, the Amendment reduced to zero the amount of the last two tranches of borrowing that had been available under the Senior Credit Agreement upon the achievement of commercial milestones. The warrants were amended to change the exercise price to be paid per share upon exercise of the warrants. The original exercise price of the warrants was $12.63 per share. The Amendment provides that the exercise price for 50% of the shares underlying the warrants will be $1.10 per share. The exercise price for the remaining 50% of the warrants was not changed by the Amendment. The Company reclassified a portion of the senior secured loan to current portion of long-term debt within the consolidated balance sheet in connection with this amendment. See Note 12—Debt and Lease Obligations for further information. The Dunkirk Transaction closed on February 14, 2022.

******

Schedule II—Valuation and Qualifying Accounts

Activity in the following valuation and qualifying accounts consisted of the following (in thousands):

		Col. C - Additions
Col. A Description	Col. B Balance at Beginning of Period	Charged to Costs & Expenses		Charged to Other Accounts - Describe		Col. D Deductions - Describe		Col. E Balance at End of Period
December 31, 2021
Provision for credit losses	$9,637	$29	(1)	$—		$(360	)(1)	$9,306
Allowance for chargebacks and other deductions	$12,552	$129,425	(2)	$—		$(119,109	)(2)	$22,868
Deferred tax asset valuation allowance	$150,864	$—		$(13,122	)(3)	$—		$137,742
December 31, 2020
Provision for credit losses	$124	$9,577	(1)	$—		$(64	)(1)	$9,637
Allowance for chargebacks and other deductions	$14,394	$90,237	(2)	$—		$(92,079	)(2)	$12,552
Deferred tax asset valuation allowance	$120,805	$—		$30,059	(3)	$—		$150,864
December 31, 2019
Provision for credit losses	$9	$488	(1)	$—		$(373	)(1)	$124
Allowance for chargebacks and other deductions	$13,101	$95,100	(2)	$—		$(93,807	)(2)	$14,394
Deferred tax asset valuation allowance	$88,455	$—		$32,350	(3)	$—		$120,805

(1)

Increases in the provision for credit losses consist of our provision for credit losses, which is included within selling, general, and administrative expenses on the consolidated statements of operations and comprehensive loss. Decreases in the provision for credit losses consist of the write-off of specific accounts and the recovery of previously reserved receivables.

(2)

Increases in the allowance for chargebacks and other deductions consist of our provision for chargebacks, cash discounts, returns, fees, and other credits, which are a deduction from product sales on the consolidated statements of operations and comprehensive loss. Decreases in the allowances for chargebacks and other deduction consist of the collection of the underlying accounts and advances received on chargebacks.

(3)

Increases and decreases in the valuation allowance for deferred income tax assets offset the increases and decreases in our gross deferred tax assets, based on the expected realization of those future tax benefits.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as of December 31, 2021. Based on that evaluation, our CEO and CFO concluded that our disclosure controls and procedures were not effective as of December 31, 2021 due to material weaknesses in our internal control over financial reporting, which are described below in “Management’s Annual Report on Internal Control over Financial Reporting”.

Management’s Annual Report on Internal Control over Financial Reporting

Our management, including our CEO and CFO, conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2021 based on the framework and criteria established in the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

We acquired Kuur Therapeutics, Inc. (“Kuur”) on May 4, 2021. Accordingly, due to the timing and complexity of the acquisition, as permitted by SEC guidance, management’s assessment of the Company’s internal control over financial reporting as of December 31, 2021 excludes Kuur. Kuur’s total assets constituted 25% and its total revenues constituted 0% of our consolidated financial condition and results of operations as of the year ended December 31, 2021. Our management is currently in the process of evaluating Kuur’s controls and procedures and integrating Kuur into our system of internal control over financial reporting.

As a result of management’s evaluation of the effectiveness of our internal control over financial reporting, our CEO and CFO concluded that as of December 31, 2021, the Company had a material weakness related to our control over the review of the annual goodwill impairment analysis, and, as a result, our internal control over financial reporting was not effective as of December 31, 2021. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

As of December 31, 2021, management identified the following material weakness:

•

The Company’s review of the annual goodwill impairment analysis did not operate effectively in 2021 as management did not ensure the completeness and accuracy over the information used in the control, did not identify errors contained in information obtained from a third-party specialist, and also did not review the annual goodwill impairment analysis at a sufficiently precise level to prevent or detect a material misstatement within the Company’s recorded goodwill balance as of December 31, 2021. The errors were identified by our independent registered public accounting firm and were corrected by management and are reflected within the Company’s financial statements.

The effectiveness of our internal control over financial reporting as of December 31, 2021 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report included in this Annual Report. This report contains an adverse opinion on the effectiveness of our internal control over financial reporting.

Remediation Efforts to Address the Material Weaknesses

The material weakness identified is unremediated as of December 31, 2021 and the Company’s remediation efforts will continue to take place in 2022.

The Company plans to strengthen its internal control over financial reporting, updating the operating effectiveness of its internal control over financial reporting to remediate the identified material weakness. Remediation activities include the following:

•

The Company will evaluate the assignment of responsibilities, internal and external, associated with the performance of management’s review of the annual goodwill impairment analysis and consider hiring additional resources, contracting external resources, or providing additional training to existing resources.

•

The Company will pursue a process of implementing or enhancing the operating effectiveness of management’s review of the annual goodwill impairment analysis, including potentially contracting with specialists to assist with technical aspects of management review, which is expected to help increase the efficiency of processing transactions and produce accurate and timely financial information.

In addition, under the direction of the audit committee of the Board of Directors, management will refine policies and procedures to improve the overall effectiveness of internal control over financial reporting of the Company.

As we continue our evaluation and assess the effectiveness of our internal control over financial reporting going forward, management may modify the actions described above or identify and take additional measures to address control deficiencies. While we prioritize achieving the effectiveness of our internal control over financial reporting and disclosure controls, until our remediation efforts, including any additional measures management identifies as necessary, are complete and operate for a sufficient period of time, the material weakness described above will continue to exist and management will not be able to conclude that it is remediated.

Control systems, no matter how well conceived and operated, are designed to provide a reasonable, but not an absolute, level of assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and management must apply judgment in evaluating the benefits of possible controls and procedures relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Because of the inherent limitations in any control system, misstatements due to error or fraud may occur and not be detected.

Changes in Internal Control over Financial Reporting

Except as noted above, there were no changes in our internal control over financial reporting identified in management’s evaluation pursuant to Rules 13a-15(d) or 15d-15(d) of the Exchange Act during the quarter ended December 31, 2021 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Athenex, Inc.

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Athenex, Inc. and subsidiaries (the “Company”) as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, because of the effect of the material weakness identified below on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2021, of the Company and our report dated March 16, 2022, expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding a going concern uncertainty.

As described in Management’s Annual Report on Internal Control Over Financial Reporting, management excluded from its assessment the internal control over financial reporting at Kuur Therapeutics, Inc., which was acquired on May 4, 2021, and whose financial statements constitute, in aggregate, 25% of total assets and 0.0% of revenues of the consolidated financial statement amounts as of and for the year ended December 31, 2021. Accordingly, our audit did not include the internal control over financial reporting at Kuur Therapeutics, Inc.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Material Weakness

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment: the Company’s review of the annual goodwill impairment analysis did not operate effectively in 2021 as management did not ensure the completeness and accuracy over the information used in the control, did not identify errors contained in information obtained from a third-party specialist, and also did not review the annual goodwill impairment analysis at a sufficiently precise level to prevent or detect a material misstatement within the Company’s recorded goodwill balance as of December 31, 2021. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements as of and for the year ended December 31, 2021, of the Company, and this report does not affect our report on such financial statements.

/s/ Deloitte & Touche LLP

Williamsville, New York
March 16, 2022